    AMENDED CONFIDENTIAL OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

                       POLYTAMA INTERNATIONAL FINANCE B.V.
                                       AND
                             P.T. POLYTAMA PROPINDO

                             OFFER TO EXCHANGE THEIR
                    8% GUARANTEED SECURED NOTES DUE 2017 AND
                6% GUARANTEED SECURED EXCHANGEABLE NOTES DUE 2012
                              FOR THEIR OUTSTANDING
                    11 1/4% GUARANTEED SECURED NOTES DUE 2007
                              (CUSIP NO. 73180UAA)
    AND SOLICITATION OF CONSENTS TO PROPOSED WAIVERS UNDER AND AMENDMENTS TO
      THE INDENTURE GOVERNING THE 11 1/4% GUARANTEED SECURED NOTES DUE 2007

          P.T. Polytama Propindo, a limited liability company organized under the laws of the Republic of Indonesia (the "Company"), and Polytama International Finance B.V., a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) organized under the laws of The Netherlands (the "Issuer"), hereby offer, upon the terms and subject to the conditions set forth in this Amended Offering Circular and Consent Solicitation Statement (this "Amended Offering Circular") and in the accompanying consent and letter of transmittal (the "Consent and Letter of Transmittal"), to exchange (the "Exchange Offer"), (i) US$0.5171 principal amount (as determined by The Depository Trust Company ("DTC")) of their 8% Guaranteed Secured Notes due 2017 (the "New Senior Notes") and (ii) US$0.1724 principal amount (as determined by
DTC) of their 6% Guaranteed Secured Exchangeable Notes due 2012 (the "New Exchangeable Notes," and together with the New Senior Notes, the "New Notes") for each $1.00 principal amount of their outstanding 11 1/4% Guaranteed Secured Notes due 2007 (the "Existing Notes") (such exchange referred to as the "Exchange Transaction"). The New Senior Notes will bear interest at the rate of 8% per annum from and including the date of issuance, payable semi-annually (with the first payment to occur on June 15, 2003) in cash. The New Exchangeable Notes will bear interest at the rate of 6% per annum from and including the date of issuance, payable semi-annually (with the first payment to occur on June 15, 2003) in cash, or at the option of the Issuer, by issuing additional New Exchangeable Notes in an amount equal to the interest payment then due thereon. Each of the New Senior Notes and the New Exchangeable Notes will have restrictive covenants substantially similar to those of the Existing Notes, prior to giving effect to the Proposed Waivers and Amendments (as defined herein). Concurrently with the Exchange Offer, we also are soliciting consents (the "Consents" and such solicitation, the "Consent Solicitation") from Holders of Existing Notes to certain waivers under and amendments to the Existing Indenture (as defined below) governing the Existing Notes, as further described below (the "Proposed Waivers and Amendments").

          The Exchange Offer is conditioned upon, among other things, the Holders (as defined below) of at least 99% of the aggregate outstanding principal amount of Existing Notes, not including any Existing Notes subject to repurchase, tendering their Existing Notes in accordance with the terms of the Exchange Offer (the "Minimum Tender") and the Holders of not less than a majority in the aggregate outstanding principal amount of Existing Notes (including those subject to repurchase, but excluding those Existing Notes held by us or any of our affiliates) delivering their Consents to the Proposed Waivers and Amendments (the "Minimum Consent") prior to the Expiration Time (as defined below).

          We are in continuing negotiations with Holders of approximately 60% in aggregate principal amount of Existing Notes (the "Steering Committee"), who have indicated to us that they expect to exchange their Existing Notes and deliver their related Consents to the Proposed Waivers and Amendments. ACCORDINGLY, WE EXPECT THAT THE CONSENT SOLICITATION WILL BE CONSUMMATED WHETHER OR NOT YOU ELECT TO CONSENT.

          Holders of Existing Notes tendered in the Exchange Offer and accepted will waive any and all rights with respect to the Existing Notes (other than the right to receive the consideration in exchange therefor) and will release and discharge us from any and all claims such Holder may have, now or in the future, arising out of or related to such Existing Notes, including any and all accrued and unpaid interest (including PIK interest) thereon. Upon consummation of the Exchange Offer, Existing Notes not tendered pursuant to this Exchange Offer will be defeased, to the date the Existing Notes are redeemed and any existing liens on the collateral securing such Existing Notes will be released.

  THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON DECEMBER 27, 2002 (THE "EXPIRATION TIME"), UNLESS EXTENDED OR EARLIER TERMINATED.

          YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON
PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFER AND CONSENT SOLICITATION AND AN INVESTMENT IN THE NEW NOTES.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the New Notes or determined that this Amended Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

          THIS AMENDED OFFERING CIRCULAR SUPERSEDES AND REPLACES THE CONFIDENTIAL OFFERING CIRCULAR DATED NOVEMBER 7, 2002.

     The Exchange Agent for the Exchange Offer and Consent Solicitation is:
                              THE BANK OF NEW YORK

                                December 19, 2002

          In conjunction with the Exchange Offer, we hereby solicit Consents from registered holders of Existing Notes (each, a "Holder" and, collectively, the "Holders") to the Proposed Waivers and Amendments to the Indenture, dated as of June 1, 1997 (the "Original Indenture"), among the Issuer, the Company and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"), pursuant to which the Existing Notes were issued, as amended by the Supplemental Indenture dated September 3, 1998 (the Original Indenture, as so amended, the "Existing Indenture"). The Proposed Waivers would waive all defaults under the Existing Indenture including our default for failure to make the semi-annual interest payment due in respect of the Existing Notes on June 15, 2000, December 15, 2000, June 15, 2001, December 15, 2001 and June 15, 2002,
with respect to consenting Holders only (the "Payment Default Waiver"). The Proposed Amendments would amend certain provisions of the Existing Indenture and the Existing Notes to, among other things, allow for immediate defeasance of any Existing Notes not exchanged. See "The Exchange Offer and Consent Solicitation--The Consent Solicitation." If the Exchange Offer and Consent Solicitation are completed, Existing Notes not tendered for exchange pursuant to the Exchange Offer will not be affected by the Payment Default Waiver but will be subject to the Proposed Amendments and will be defeased to the date such Existing Notes are redeemed.

          Holders that have tendered Existing Notes pursuant to the Company's and the Issuer's Confidential Offering Circular dated November 7, 2002 that would like to participate in the Exchange Offer do not have to do anything; all Existing Notes previously tendered will be deemed to have been tendered in this Exchange Offer. HOLDERS THAT TENDERED THEIR EXISTING NOTES PRIOR TO THE DATE HEREOF THAT WISH TO DELIVER A CONSENT TO THE PROPOSED WAIVERS AND AMENDMENTS MUST WITHDRAW AND RESUBMIT SUCH TENDER ALONG WITH THE REQUISITE CONSENT.

          TO DELIVER A CONSENT WITH RESPECT TO EXISTING NOTES NOT PREVIOUSLY TENDERED, A HOLDER MUST TENDER THOSE EXISTING NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. A Holder who tenders its Existing Notes for exchange after the date hereof pursuant to the Exchange Offer will be deemed to have delivered a Consent with respect to such tendered Existing Notes, subject to the terms and conditions set forth herein and in the Consent and Letter of Transmittal. Each reference herein to the tender of Existing Notes shall be deemed to include the delivery of Consents with respect to such Existing Notes, unless stated otherwise. Each reference herein to the delivery of a Consent with respect to Existing Notes shall be deemed to include the tender of such Existing Notes, unless stated otherwise.

          A previously delivered Consent may be revoked only by withdrawing the tender of the Existing Notes to which such Consent relates in accordance with the procedures set forth herein and in the Consent and Letter of Transmittal.

          Existing Notes previously tendered and any Existing Notes tendered prior to the Expiration Time may be withdrawn (and the related Consent therefore revoked) at any time prior to the Expiration Time. The withdrawal of a Holder's tender will be effective only by means of a signed writing specifically stating such withdrawing Holder's intention to withdraw its tender. Existing Notes may be tendered and withdrawn only as provided for herein.

          Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation, the Issuer's obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is conditioned upon, among other customary conditions, the receipt of the Minimum Tender and the Minimum Consent, the execution and delivery by the Issuer, the Company and the Trustee of a supplemental indenture effecting the Proposed Waivers and Amendments, substantially in the form attached hereto as Exhibit A (the "Supplemental Indenture") shall have been executed and delivered by all parties thereto and there will have been an irrevocable deposit in trust with the Trustee money or U.S. government obligations in connection with the defeasance of Existing Notes that have not been tendered.

          IN THE EVENT THAT THE EXCHANGE OFFER AND THE CONSENT SOLICITATION ARE WITHDRAWN OR OTHERWISE NOT COMPLETED, THE EXCHANGE OFFER WILL NOT BE EFFECTED WITH RESPECT TO HOLDERS OF EXISTING NOTES WHO HAVE VALIDLY TENDERED THEIR EXISTING NOTES IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OR CONSENT SOLICITATION OTHER THAN THOSE CONTAINED IN THIS AMENDED OFFERING

CIRCULAR AND THE CONSENT AND LETTER OF TRANSMITTAL. YOU ARE ADVISED THAT YOU MAY NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE ISSUER, THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE TRUSTEE OR ANY OTHER PERSON. NONE OF THE ISSUER, THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR EXISTING NOTES IN THE EXCHANGE OFFER OR DELIVER A CONSENT TO THE PROPOSED WAIVERS AND AMENDMENTS.

          THIS AMENDED OFFERING CIRCULAR MAY ONLY BE DISTRIBUTED OR PASSED ON OUTSIDE INDONESIA OR TO PERSONS WHO ARE NEITHER NATIONALS OR, NOR RESIDENTS IN, INDONESIA. THE NEW NOTES MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN INDONESIA OR TO INDONESIAN CITIZENS OR RESIDENTS IN A MANNER THAT CONSTITUTES PUBLIC OFFERINGS UNDER THE LAWS AND REGULATIONS OF INDONESIA.

          THE NEW NOTES MAY NOT BE OFFERED, TRANSFERRED OR SOLD, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS (INCLUDING CORPORATE ENTITIES) ESTABLISHED, RESIDENT OR DOMICILED IN THE NETHERLANDS.

          THE NEW NOTES MAY NOT BE OFFERED, TRANSFERRED OR SOLD, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS (INCLUDING CORPORATE ENTITIES) ESTABLISHED, RESIDENT OR DOMICILED IN LUXEMBOURG.

          THE ISSUER DECLARES THAT IT WILL COMPLY WITH THE APPLICABLE REQUIREMENTS OF THE LAW OF THE JURISDICTION IN WHICH THE PERSONS (INCLUDING CORPORATE ENTITIES), TO WHOM OR TO WHICH THE NEW NOTES ARE OR WILL BE OFFERED, TRANSFERRED OR SOLD, ARE ESTABLISHED, DOMICILED OR RESIDENT.

          The offer and sale of the New Notes in the Exchange Offer are being made under the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 3(a)(9) of the Securities Act. Accordingly, the New Notes and the offer and sale thereof have not been registered under the Securities Act or any state securities laws.

          This Amended Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any of the New Notes offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The information contained in this Amended Offering Circular is current only as of the date hereof and neither the delivery of this Amended Offering Circular nor the offer, sale or delivery of the New Notes made pursuant to this Amended Offering Circular shall, under any circumstances, create any implication that the information contained herein is accurate as of any time subsequent to the date set forth on the cover page hereof. In making an investment decision, you must rely on your own examination of us and the terms of the Exchange Offer and Consent Solicitation, including the merits and risks involved. No representation is made to any offeree or purchaser of any of the securities offered hereby regarding the legality of an investment in those securities by the offeree or purchaser under any applicable securities or similar laws or regulations. The contents of this Amended Offering Circular are not to be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to the Exchange Offer and Consent Solicitation.

                                   ----------

                                    IMPORTANT

          Any Holder that has previously tendered Existing Notes prior to the date hereof that desires to deliver a Consent to the Proposed Amendments must first withdraw and resubmit such tender with the requisite Consent. Any Holder desiring to tender (or retender, if applicable) Existing Notes (and thereby deliver a Consent with respect thereto) should either:

          (1) complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions therein, have such Holder's signature thereon guaranteed by an Eligible Guarantor Institution (as defined below) (if required by Instructions 4 and 5 of the Consent and Letter of Transmittal) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile copy thereof) (or, in the case of Existing Notes held through DTC, a properly transmitted "Agent's Message" in lieu of physically completing and signing the Consent and Letter of Transmittal) and any other required documents, including, without limitation, certificates evidencing such Existing Notes, to The Bank of New York, as Exchange Agent (or, in the case of Existing Notes delivered by book-entry transfer, confirmation of the transfer of such Existing Notes into the Exchange Agent's account with DTC pursuant to the procedures set forth herein), or

          (2) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender such Existing Notes so registered (and thereby deliver a Consent with respect thereto) and instruct such Holder to tender the Existing Notes on the beneficial owner's behalf. A Letter of Instructions, which may be used by a beneficial owner in this process to effect the tender, is included in the materials provided along with this Amended Offering Circular. See "The Exchange Offer and Consent Solicitation--Procedures for Tendering Existing Notes and Delivering Consents."

          Any Holder desiring to tender (or retender, if applicable) Existing Notes but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Existing Notes are not immediately available may tender the Existing Notes by following the procedures for guaranteed delivery set forth under "The Exchange Offer and Consent Solicitation--Procedures for Tendering Existing Notes - Guaranteed Delivery."

          DTC has authorized DTC participants that hold Existing Notes on behalf of beneficial owners of Existing Notes through DTC to tender their Existing Notes (and thereby deliver a Consent with respect thereto) as if they were Holders. To effect a tender and deliver a Consent, DTC participants may, in lieu of physically completing and signing the Consent and Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in "The Exchange Offer and Consent Solicitation--Procedures for Tendering Existing Notes and Delivering Consents."

          Questions and requests for assistance with respect to procedural matters in connection with the Exchange Offer and Consent Solicitation, or for additional copies of this Amended Offering Circular, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery or any other documents may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of this Amended Offering Circular. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee through which they hold Existing Notes with questions and requests for assistance.

          This Amended Offering Circular contains summaries, believed to be accurate in all material respects, of terms of various agreements, but reference is made to the actual agreements, copies of which will be made available to you upon request, as indicated under "Where You Can Find More Information." All summaries are qualified in their entirety by this reference.

THIS AMENDED OFFERING CIRCULAR AND THE CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER AND THE CONSENT SOLICITATION AND AN INVESTMENT IN THE NEW NOTES.

                                TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................iv
WHERE YOU CAN FIND MORE INFORMATION..........................................................iv
FORWARD-LOOKING STATEMENTS....................................................................v
AMENDED OFFERING CIRCULAR SUMMARY.............................................................1
THE NEW NOTES.................................................................................6
RECENT DEVELOPMENTS..........................................................................13
RISK FACTORS.................................................................................13
USE OF PROCEEDS..............................................................................21
THE EXCHANGE OFFER AND CONSENT SOLICITATION..................................................22
DESCRIPTION OF THE NEW SECURITIES............................................................32
SECURITY ARRANGEMENTS.......................................................................111
CERTAIN TAX CONSIDERATIONS..................................................................121
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................................................131

Exhibit A: Form of Supplemental Indenture

                                   ----------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The form of Supplemental Indenture attached hereto as Exhibit A, which sets forth the Proposed Waivers and Amendments, is incorporated herein by reference and shall be deemed to be a part hereof. The Form 20-F/A for the Fiscal Year Ended December 31, 2001 of the Company is hereby incorporated by reference and shall be deemed to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended Offering Circular to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amended Offering Circular.

                       WHERE YOU CAN FIND MORE INFORMATION

          The Company has in the past filed reports and other information with the SEC. Such reports and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the regional offices of the SEC located at: 233 Broadway, New York, New York 10279, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov containing reports and other information regarding registrants, including the Company, that have filed electronically with the SEC.

          You may also obtain copies of these documents by submitting a request, either by telephone at +62-21-570-4681 or in writing to us at: Midplaza 2 Building, 20th Floor, Jalan Jend. Sudirman Kav. 10-11, Jakarta 10220, Indonesia,
Attention: Corporate Secretary.

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                           FORWARD-LOOKING STATEMENTS

          Some of the statements made or incorporated by reference in this Amended Offering Circular are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events. When used in this Amended Offering Circular, the words "believe," "anticipate," "intend," "estimate," "expect," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. The forward-looking statements in this Amended Offering Circular are primarily located in the material set forth under the headings "Amended Offering Circular Summary" and "Risk Factors" but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this Amended Offering Circular completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

          SPECIFIC FACTORS THAT MIGHT CAUSE ACTUAL RESULTS TO DIFFER FROM OUR EXPECTATIONS, MAY AFFECT OUR ABILITY TO TIMELY PAY AMOUNTS DUE UNDER THE NEW NOTES OR MAY AFFECT THE VALUE OF THE NEW NOTES, INCLUDE, BUT ARE NOT LIMITED TO:

     - material adverse changes in economic conditions in the markets we serve;

     -    our substantial indebtedness and debt service requirements;

     - the restrictions and limitations imposed upon us by our debt agreements;

     -    our potential tax liability as a result of the Exchange Offer;

     -    availability and pricing of propylene;

     -    the level of tariffs for imported propylene and polypropylene;

     -    availability of polypropylene tariff protection;

     -    regional prices of polypropylene products;

     - exposure to price fluctuations, competition, conditions in financial markets;

     - availability of financing and especially the ability to finance working capital needs and maintain short-term liquidity;

     - foreign exchange rate fluctuations and particularly depreciation of the Rupiah, considerations relating to the Indonesian economic and political climate;

     -    the impact of current and future laws and governmental regulations;

     - changes in or additions to the environmental regulations that govern our operations;

     - the susceptibility of our foreign operations to currency exchange, political, investment and other risks; and

     - other factors discussed under "Risk Factors" or elsewhere in this Amended Offering Circular.

          All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Amended Offering Circular may not occur.

                        AMENDED OFFERING CIRCULAR SUMMARY

          THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS AMENDED OFFERING CIRCULAR AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE EXCHANGE OFFER AND CONSENT SOLICITATION, YOU SHOULD READ THIS ENTIRE AMENDED OFFERING CIRCULAR, INCLUDING THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. AS USED IN THIS AMENDED OFFERING CIRCULAR, THE TERMS "WE," "US," "OUR," "POLYTAMA" AND "THE COMPANY" REFER, TO P.T. POLYTAMA PROPINDO AND ITS SUBSIDIARIES. REFERENCES TO THE "ISSUER" REFER TO POLYTAMA INTERNATIONAL FINANCE B.V., A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY AND ISSUER OF THE EXISTING NOTES.

                                   THE COMPANY

          We are one of only two significant producers and suppliers of polypropylene in Indonesia. Polypropylene is used in the manufacture of a wide range of consumer and industrial products, including plastic film for packaging, yarn for high strength woven bags and fiber for carpet. Indonesia's polypropylene industry is in its early stages of development. Prior to the early 1990s, there was no significant domestic polypropylene production. Indonesia still has one of the lowest per capita consumption rates of polypropylene in the world, despite growth in domestic consumption at a compound annual growth rate of approximately 11% between 1992 and 1997. From mid-1997 through 1998, domestic demand in Indonesia's petrochemical industry generally fell by more than 50%. There has been improvement in 1999 to 2000 and the compound annual growth rate between 1999 and 2000 recovered to approximately 11%. Between 2000 and 2001, domestic demand maintained a compound annual growth rate of approximately 11%.

          Polytama's corporate and commercial name is P.T. Polytama Propindo. It is a limited liability company incorporated in Indonesia, formed on October 29, 1993 for an indefinite period to design, construct, own and operate a polypropylene plant located in Balongan, West Java, Indonesia. Our registered office is located at Midplaza 2 Building, 20th Floor, Jalan Jend. Sudirman Kav. 10-11, Jakarta 10220, Indonesia. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011, Tel: 212-590-9009, Fax: 212-894-8710 .

       PURPOSE AND EFFECTS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

          The purpose of the Exchange Offer and Consent Solicitation is to restructure our indebtedness on terms mutually beneficial to us and the Holders of the Existing Notes. The Existing Notes mature in 2007. We are in default with respect to the payment of interest due on the Existing Notes in the amount of approximately US$81.6 million through December 15, 2002. The New Senior Notes will not mature until 2017 and the New Exchangeable Notes will not mature until 2012. We expect that the restructuring of our indebtedness through the Exchange Offer will result in items of extraordinary gain arising from the release and waiver of claims by holders of Existing Notes and a reduction of approximately US$33.0 million in our aggregate outstanding principal indebtedness. We expect that the restructuring through the Exchange Offer will provide us with the opportunity to use our net operating losses (certain of which will expire on December 31, 2002) to offset these items of extraordinary gain in good measure.

          The purpose of the Proposed Waivers and Amendments is to waive all defaults under the Existing Indenture, including our default for failure to pay interest on the Existing Notes and, so that we may issue the New Notes, to amend the Existing Indenture to amend the notice provisions and to amend the defeasance provisions to allow for the defeasance of the Existing Notes upon consummation of the Exchange Offer. WE RESERVE THE RIGHT TO PURCHASE EXISTING NOTES AT ANY TIME AS PERMITTED BY APPLICABLE SECURITIES LAWS. If the Exchange Offer and Consent Solicitation are completed, Existing Notes not tendered for exchange pursuant to the Exchange Offer will not be affected by the Payment Default Waiver but will be subject to the Proposed Amendments, including defeasance.

                    PAYMENT DEFAULT UNDER THE EXISTING NOTES

          On June 15, 1998, Polytama and the Issuer defaulted on their interest payment obligations under the Existing Notes. On July 13, 1998, the Issuer and Polytama commenced a consent solicitation seeking the consent of the noteholders to certain amendments to the terms of the Indenture. The consent of the noteholders was successfully obtained and the Issuer, Polytama and the Trustee executed and delivered the Supplemental Indenture on September 3, 1998.

          Polytama and the Issuer cured the interest payment default by making the above interest payment in accordance with the terms of the Supplemental Indenture. The Supplemental Indenture permitted the use of funds in an account established by Polytama with the Jakarta branch of the Collateral Agent in connection with the Existing Notes to hold proceeds from the offering designated for use for investments in Polytama II to pay the overdue interest due on June 15, 1998 in the amount of US$11,250,000 and, additionally, to redeem the Existing Notes in the aggregate principal amount of US$33,270,000 (or, US$33,161,873 not including the outstanding Existing Notes held by us) and to pay accrued interest on all Existing Notes to the date of such redemption in the amount of US$4,937,500. Polytama made the above-described payments pursuant to the Supplemental Indenture on September 3, 1998.

          Because DTC tracks debt issuances based on the face value of the security evidencing the debt and not the current value, each time an issuer buys down its principal obligations, DTC will not reduce the face value of the debt security, but will lower the pool factor. Consequently, when we redeemed $33,270,000 of Existing Notes in 1998, the pool factor was reduced from 1 to 0.833650.

          With respect to the December 15, 1998, June 15, 1999 and December 15, 1999 installments of interest in the amounts of US$5,245,314, US$9,643,130 and US$11,730,255 respectively (which translates to a face value of $6,312,500, $11,665,078 and $14,164,642, respectively), Polytama made such payments in kind through the issuance of additional Existing Notes in lieu of cash payment in accordance with the terms of the Supplemental Indenture.

          The Issuer and Polytama have failed to pay interest on the Existing Notes due and payable on June 15, 2000, December 15, 2000, June 15, 2001, December 15, 2001 and June 15, 2002 in the amounts of US$10,882,988, US$14,316,256, US$14,257,417, US$15,403,755 and US$16,162,603 respectively. The
Issuer and Polytama also expect to be unable to pay interest on the Existing Notes due and payable on December 15, 2002 in the amount of US$15,877,030. The Issuer and Polytama have thereby defaulted on its interest payment obligation under the Existing Notes.

          The Issuer's obligations under the Existing Notes and the Existing Indenture and our obligations under the Guarantee are partly secured by liens on
(i) the real property (including the land, buildings, facilities and other assets permanently affixed thereto whether now owned or hereafter acquired) comprising or related to the Company's existing or future polypropylene and other production facilities (the "Plant"), (ii) all moveable assets (other than inventory, goods in process and raw materials), whether now owned or hereafter acquired, which form a part of, or are otherwise used in connection with, the Plant, (iii) all insurance proceeds relating to the Plant, and (iv) all rights arising out of or related to certain contracts and leases relating to the Plant, its operation and the manufacture of polypropylene therein. Substantially all of our real property is pledged as collateral for the Existing Notes.

                               THE EXCHANGE OFFER

Existing Notes........................................ US$200,000,000 aggregate principal amount of 11 1/4%
                                                       Guaranteed Secured Notes due 2007.

Issuer................................................ Polytama International Finance B.V.

Securities Offered.................................... Up to US$120,000,000 aggregate principal amount of our 8% Guaranteed Secured Notes due 2017.

                                                       Up to US$40,000,000 aggregate principal amount of
                                                       our 6% Guaranteed Secured Exchangeable Notes due
                                                       2012, which will be exchangeable for the Company's
                                                       common stock, determined as set forth below under "-
                                                       The New Notes - The New Exchangeable Notes."

Exchange Offer........................................ We are offering to issue, based on the face value of the Existing Notes, (i) US$0.5171 principal amount
                                                       of the New Senior Notes and (ii) US$0.1724 principal
                                                       amount of the New Exchangeable Notes for each
                                                       US$1.00 principal amount of Existing Notes. No
                                                       portion of the New Notes shall be paid in respect of
                                                       accrued and unpaid interest on the Existing Notes.

                                                       Holders of Existing Notes tendered in the Exchange
                                                       Offer and accepted will waive any and all rights
                                                       with respect to the Existing Notes (other than the
                                                       right to receive the consideration in exchange
                                                       therefor) and will release and discharge us from any
                                                       and all claims such Holder may have, now or in the
                                                       future, arising out of or related to such Existing
                                                       Notes, including any and all accrued and unpaid
                                                       interest thereon.

Consent Solicitation.................................. Concurrently with the Exchange Offer, we also are soliciting Consents from Holders of Existing Notes
                                                       to the Proposed Waivers and Amendments. The Proposed
                                                       Waivers include, among other things, the Payment
                                                       Default Waiver and are being offered as a single
                                                       proposal with the Proposed Amendments. All Consents
                                                       delivered and not revoked will be deemed to be
                                                       Consents to the Proposed Waivers and Amendments as a
                                                       whole. The Payment Default Waiver will only be
                                                       effective against those Holders who tender their
                                                       Existing Notes (and thereby deliver their Consent)
                                                       after the date hereof. The Proposed Amendments will
                                                       be approved at the time the Holders of not less than
                                                       a majority of the outstanding principal amount of
                                                       the Existing Notes have tendered their Existing
                                                       Notes (and thereby delivered their Consent) and will
                                                       apply to all Existing Notes.

                                                       We are in continuing negotiations with the Steering
                                                       Committee, who have indicated to us that they expect
                                                       to exchange their Existing Notes and deliver their
                                                       related Consents to the Proposed Waivers and
                                                       Amendments. Accordingly, we expect that the Consent
                                                       Solicitation will be consummated whether or

                                                       not you elect to Consent.

                                                       The Proposed Waivers and Amendments will become
                                                       effective upon execution of the Supplemental
                                                       Indenture but will not become operative until the
                                                       Exchange Offer has been consummated.

Expiration Time....................................... The Exchange Offer and Consent Solicitation will expire at the Expiration Time. The Expiration Time
                                                       is 12:01a.m., New York City time, on December 27,
                                                       2002, unless extended or earlier terminated in our
                                                       sole discretion.

Holders Entitled to Participate....................... The Exchange Offer and Consent Solicitation is being made to all Holders of Existing Notes.

Conditions to the Exchange Offer and
Consent Solicitation.................................. The consummation of the Exchange Offer is subject to the following conditions, any of which we may waive in
                                                       our reasonable discretion:

                                                           -   MINIMUM CONSENT. Holders of not less than a
                                                               majority in the aggregate outstanding
                                                               principal amount of Existing Notes shall
                                                               have delivered their Consents to the
                                                               Proposed Waivers and Amendments prior to the
                                                               Expiration Time and the Supplemental
                                                               Indenture shall have been duly executed and
                                                               delivered by all parties thereto.

                                                           -   MINIMUM TENDER. Not less than 99% in
                                                               aggregate outstanding principal amount of
                                                               Existing Notes, not including any Existing
                                                               Notes subject to repurchase, shall have been
                                                               validly tendered and not properly withdrawn
                                                               prior to the Expiration Time.


                                                           -   DEPOSIT OF FUNDS FOR DEFEASANCE. Either the
                                                               Issuer or the Company shall have irrevocably
                                                               deposited in trust with the Trustee money or
                                                               U.S. government obligations sufficient to
                                                               defease to redemption any remaining Existing
                                                               Notes upon consummation of the Exchange
                                                               Offer.

                                                           In addition, the Exchange Offer is subject to
                                                           customary conditions, any of which we may waive
                                                           in our sole discretion.

Procedures for Tendering Existing Notes............... Holders that have tendered Existing Notes pursuant to the Company's and the Issuer's Confidential
                                                       Offering Circular dated November 7, 2002 that would
                                                       like to participate in the Exchange Offer do not
                                                       have to do anything; all Existing Notes previously
                                                       tendered will be deemed to have been tendered in
                                                       this Exchange Offer. Holders that tendered their
                                                       Existing Notes prior to the date hereof that wish to
                                                       deliver a Consent to the Proposed Waivers and
                                                       Amendments must withdraw and resubmit such tender
                                                       along with the requisite Consent.

                                                       TO DELIVER A CONSENT WITH RESPECT TO EXISTING NOTES
                                                       NOT PREVIOUSLY TENDERED, A HOLDER MUST TENDER THOSE
                                                       EXISTING NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE
                                                       OFFER. A HOLDER WHO TENDERS ITS EXISTING NOTES FOR
                                                       EXCHANGE AFTER THE DATE HEREOF PURSUANT TO THE
                                                       EXCHANGE OFFER WILL BE DEEMED TO HAVE DELIVERED A
                                                       CONSENT WITH RESPECT TO SUCH TENDERED EXISTING
                                                       NOTES. If you wish to participate in deliver your
                                                       Consent, you must submit the Consent and Letter of
                                                       Transmittal, or a facsimile thereof, and any and all
                                                       other required documentation and tender your
                                                       Existing Notes pursuant to the procedures described
                                                       herein and in the related Consent and Letter of
                                                       Transmittal. See "The Exchange Offer and Consent
                                                       Solicitation--Procedures for Tendering Existing
                                                       Notes and Delivering Consents."

Guaranteed Delivery Procedures........................ If you wish to tender your Existing Notes, but cannot properly do so prior to the Expiration Time,
                                                       you may tender your Existing Notes according to the
                                                       guaranteed delivery procedures set forth in "The
                                                       Exchange Offer and Consent Solicitation--Procedures
                                                       for Tendering Existing Notes and Delivering
                                                       Consents."
Acceptance of Tenders; Delivery
of New Notes.......................................... Subject to the terms and the conditions described herein and in the Consent and Letter of Transmittal,
                                                       we will accept any and all Existing Notes that are
                                                       validly tendered and not withdrawn on or prior to
                                                       the Expiration Time. We will issue the New Notes
                                                       promptly following the Expiration Time upon our
                                                       determination that the conditions to the Exchange
                                                       Offer have been satisfied.

Withdrawal Rights..................................... Existing Notes previously tendered or tendered prior to the Expiration Time pursuant to the Exchange
                                                       Offer may be withdrawn and the related Consents
                                                       revoked at any time at or prior to the Expiration
                                                       Time.
Certain United States Federal
Income Tax Considerations to U.S. Holders............. See "Certain Tax Considerations -- Certain United
                                                       States Federal Income Tax Considerations to U.S.
                                                       Holders."

Certain Consequences to Holders
Not Tendering in the Exchange Offer................... If you fail to tender your Existing Notes in the
                                                       Exchange Offer, and the Exchange Offer and Consent
                                                       Solicitation are consummated, your Existing Notes
                                                       will be defeased to the date such Existing Notes are
                                                       redeemed and any liens on the collateral securing
                                                       the Existing Notes will be released. See "Risk
                                                       Factors--Risks of Failure to Exchange."

Use of Proceeds....................................... We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer.

Information Agent..................................... Georgeson Shareholder Communications Inc. is serving as Information Agent for this Exchange Offer. You
                                                       can find the address and telephone number for the
                                                       Information Agent on the back cover of this Amended
                                                       Offering Circular.

Exchange Agent........................................ The Bank of New York is serving as Exchange Agent for this Exchange Offer. You can find the address
                                                       and telephone number for the Exchange Agent on the
                                                       back cover of this Amended Offering Circular.

Collateral Agent...................................... PT Bank Mandiri (Persero)

Brokerage Commissions................................. You are not required to pay any brokerage commissions to the Information Agent or the Exchange
                                                       Agent.

Additional Information................................ Additional copies of this Amended Offering Circular may be obtained by contacting the Information Agent
                                                       or the Exchange Agent at their respective addresses
                                                       and telephone numbers set forth on the back cover of
                                                       this Amended Offering Circular.

                                  THE NEW NOTES

THE NEW SENIOR NOTES

Issuer................................................ Polytama International Finance B.V.

New Senior Notes...................................... Up to US$120,000,000 aggregate principal amount of
                                                       8% Guaranteed Secured Notes due 2017.

Interest.............................................. Interest on the New Senior Notes will accrue at the rate of 8% per annum and will be payable
                                                       semi-annually on June 15 and December 15 of each
                                                       year, commencing on June 15, 2003.

Payment of Principal.................................. The principal of the New Senior Notes will be payable in semi-annual installments, commencing June
                                                       15, 2003.  See "Description of the New Securities --
                                                       Description of the New Senior Notes and New Senior
                                                       Guarantee."

New Senior Guarantee.................................. The Issuer's obligations under the New Senior Notes will be irrevocably and unconditionally guaranteed
                                                       on a senior secured basis by the Company.  See
                                                       "Description of the New Securities -- Description of
                                                       the New Senior Notes and New Senior Guarantee."

Maturity Date......................................... December 15, 2017.

Debt Service Reserve.................................. The Trustee will establish a debt service reserve account to be funded by the Issuer in an amount
                                                       sufficient to pay in full the first payment of
                                                       principal of and interest on the New Senior Notes.
                                                       See "Description of the New Securities --
                                                       Description of the New Senior Notes and New Senior
                                                       Guarantee."

Optional Redemption................................... The New Senior Notes are redeemable by the Issuer at the Issuer's option, in whole or in part, at any
                                                       time at a redemption price equal to the principal
                                                       amount of the New Senior Notes to be redeemed, plus
                                                       accrued and unpaid interest and any additional
                                                       amounts due thereon to the applicable redemption
                                                       date.

Change of Control..................................... Upon the occurrence of a change of control of the
                                                       Company, each holder of New Senior Notes may require
                                                       the Issuer to repurchase all or a portion of such
                                                       holder's New Senior Notes at a purchase price equal
                                                       to 100% of the principal amount thereof, plus
                                                       accrued and unpaid interest and any additional
                                                       amounts due thereon.

Ranking............................................... The New Senior Notes and the New Senior Guarantee
                                                       will be the Issuer's and the Company's senior
                                                       secured obligations and will be:

                                                           -   equal in right of payment to all of the
                                                               Issuer's and the Company's other existing
                                                               and future senior debt (including the New
                                                               Exchangeable Notes); and

                                                           -   senior in right of payment to all of the
                                                               Issuer's and the Company's existing and
                                                               future indebtedness designated as
                                                               subordinated or junior in right of payment
                                                               to the New Senior Notes.

Restrictive Covenants................................. The New Senior Indenture will contain covenants that, among other things, limit the ability of the
                                                       Issuer, the Company and the Company's restricted
                                                       subsidiaries to:

                                                           -   incur additional indebtedness or preferred
                                                               stock, other than for working capital
                                                               purposes;

                                                           -   pay dividends on, and redemption or issuance
                                                               of, the Company's capital stock;

                                                           -   create or assume liens and pari passu
                                                               indebtedness;

                                                           -   guarantee the indebtedness of our
                                                               affiliates;

                                                           -   issue or sell capital stock of the Company's
                                                               restricted subsidiaries;

                                                           -   sell assets, including collateral;

                                                           -   enter into agreements that restrict our
                                                               restricted subsidiaries from paying
                                                               dividends, making loans or otherwise
                                                               transferring assets to us or to any of our
                                                               other restricted subsidiaries;

                                                           -   engage in sale/leaseback transactions;

                                                           -   engage in transactions with affiliates; or

                                                           -   merge, consolidate or sell all or
                                                               substantially all of the Company's assets.

Security.............................................. The Issuer's obligations under the New Senior Notes, the New Senior Indenture, the New Exchangeable Notes
                                                       and the New Exchangeable Indenture and the Company's
                                                       obligations under the New Senior Guarantee and the
                                                       New Exchangeable Guarantee will be secured by liens
                                                       on substantially all the assets of the Issuer and
                                                       the Company. The liens will be granted to a
                                                       Collateral Agent on behalf of all the secured
                                                       creditors. Pursuant to a collateral agency
                                                       agreement, proceeds from the sale of the Collateral
                                                       will be paid first to satisfy the Issuer's
                                                       obligations under the New Senior Notes and the New
                                                       Senior Indenture and the Company's obligation under
                                                       the New Senior Guarantee and thereafter, the
                                                       Issuer's obligations under the New Exchangeable
                                                       Notes and the New Exchangeable Indenture and the
                                                       Company's obligations under the New Exchangeable
                                                       Guarantee.

Listing............................................... The New Senior Notes will not be listed on any securities exchange or for quotation through The
                                                       Nasdaq Stock Market, Inc.

Trustee............................................... The Bank of New York.

Registration.......................................... The Exchange Offer is being made in reliance on the exemption from registration provided by Section
                                                       3(a)(9) of the Securities Act and has not been
                                                       registered with the SEC. The Exchange Offer also is
                                                       being made in reliance on exemptions under
                                                       applicable state securities laws. Generally, the New
                                                       Senior Notes that you receive in the Exchange Offer
                                                       will be freely tradeable, unless you are considered
                                                       an affiliate of ours, as that term is defined in the
                                                       Securities Act, or if you hold Existing Notes that
                                                       were previously held by an affiliate of ours.

Book Entry; Delivery and Form......................... The New Senior Notes will be issued in book-entry form through the facilities of DTC for the accounts
                                                       of its participants, including Euroclear and
                                                       Clearstream, and will trade in DTC's Same-Day Funds
                                                       Settlement System.

THE NEW EXCHANGEABLE NOTES

Issuer................................................ Polytama International Finance B.V.

New Exchangeable Notes................................ Up to US$40,000,000 aggregate principal amount of 6%
                                                       Guaranteed Secured Exchangeable Notes due 2012,
                                                       including New Exchangeable Notes that may be issued
                                                       in satisfaction of our interest payment obligations
                                                       as described under "--Interest" below.

Interest.............................................. Interest on the New Exchangeable Notes will accrue at the rate of 6% per annum and will be payable
                                                       semi-annually in cash or, at the Issuer's option, in
                                                       additional New Exchangeable Notes, on June 15 and
                                                       December 15 of each year, commencing on June 15,
                                                       2003.

New Exchangeable Guarantee............................ The Issuer's obligations under the New Exchangeable
                                                       Notes will be irrevocably and unconditionally
                                                       guaranteed on a senior secured basis by the Company.
                                                       See "Description of the New Securities --
                                                       Description of the New Exchangeable Notes and New
                                                       Exchangeable Guarantee."

Maturity Date......................................... December 15, 2012.

Exchange Feature...................................... Upon the failure of the Issuer to redeem the New
                                                       Exchangeable Notes at their stated maturity, the
                                                       Company and the Issuer will each have the right to
                                                       exchange any portion of the principal amount of
                                                       their New Exchangeable Notes (in integral multiples
                                                       of US$1.00) for 0.750 Exchange Shares per US$1.00
                                                       principal amount at maturity of New Exchangeable
                                                       Notes, which is equivalent to an initial exchange
                                                       price of US$1.33 per Exchange Share (the "Exchange
                                                       Price"); PROVIDED THAT, if the aggregate principal
                                                       amount of New Exchangeable Notes to be exchanged at
                                                       their stated maturity exceeds US$40.0 million, the
                                                       Exchange Price shall be adjusted to equal the price
                                                       determined by dividing 1 by (x) the product of the
                                                       total number of shares of common stock of the
                                                       Company outstanding immediately prior to such
                                                       exchange and 0.66667, divided by (y) the aggregate
                                                       principal amount of New Exchangeable Notes to be
                                                       exchanged. See "Description of the New Securities --
                                                       Description of the New Exchangeable Notes and New
                                                       Exchangeable Guarantee -- Exchange."

Optional Redemption................................... The New Exchangeable Notes are redeemable by the
                                                       Issuer at the Issuer's option, in whole or in part,
                                                       at any time at a redemption price equal to the
                                                       principal amount of the New Exchangeable Notes to be
                                                       redeemed, plus accrued and unpaid interest and any
                                                       additional amounts due thereon to the applicable
                                                       redemption date.

Excess Cash Flow Redemption........................... The New Exchangeable Indenture will provide that not later than 180 days following the end of each fiscal
                                                       year, the Issuer will redeem the maximum principal
                                                       amount of New Exchangeable Notes that is an integral
                                                       multiple of US$1.00 with 75% of the Excess Cash Flow
                                                       of the Company from such fiscal year, at a purchase
                                                       price in cash equal to 100% of the principal amount
                                                       of the New Exchangeable Notes to be redeemed,
                                                       together with accrued and unpaid interest, if any,
                                                       thereon to the date fixed for such redemption of the
                                                       New Exchangeable Notes, in accordance with the New
                                                       Exchangeable Indenture. See "Description of the New
                                                       Securities -- Description of the New Exchangeable
                                                       Notes and New Exchangeable Guarantee -- Mandatory
                                                       Redemption; Mandatory Redemption of Notes From
                                                       Excess Cash Flow."

Change of Control..................................... Upon the occurrence of a change of control of the
                                                       Company, each holder of New Exchangeable Notes

                                                       may require the Issuer to repurchase all or a
                                                       portion of such holder's New Exchangeable Notes at a
                                                       purchase price equal to 100% of the principal amount
                                                       thereof, plus accrued and unpaid interest and any
                                                       additional amounts due thereon.

Ranking............................................... The New Exchangeable Notes and the guarantees will be the Issuer's and the Company's senior secured
                                                       obligations and will be:

                                                           -   equal in right of payment to all of the
                                                               Issuer's and the Company's other existing
                                                               and future senior debt, including the New
                                                               Senior Notes (subject to the Issuer's
                                                               ability to make interest payments on the New
                                                               Exchangeable Notes in kind rather than in
                                                               cash); and

                                                           -   effectively subordinate to the New Senior
                                                               Notes to the extent of the value of the
                                                               Collateral; and

                                                           -   senior in right of payment to all of the
                                                               Issuer's and the Company's existing and
                                                               future indebtedness designated as
                                                               subordinated or junior in right of payment
                                                               to the New Exchangeable Notes.

Restrictive Covenants................................. The New Exchangeable Indenture will contain covenants that, among other things, limit the
                                                       ability of the Issuer, the Company and the Company's
                                                       restricted subsidiaries to:

                                                           -   incur additional indebtedness or preferred
                                                               stock, other than for working capital
                                                               purposes;

                                                           -   pay dividends on, and redemption or issuance
                                                               of, the Company's capital stock;

                                                           -   create or assume liens and pari passu
                                                               indebtedness;

                                                           -   guarantee the indebtedness of our
                                                               affiliates;

                                                           -   issue or sell capital stock of the Company's
                                                               restricted subsidiaries;

                                                           -   sell assets, including collateral;

                                                           -   enter into agreements that restrict our
                                                               restricted subsidiaries from paying
                                                               dividends, making loans or otherwise
                                                               transferring assets to us or to any of our
                                                               other restricted subsidiaries;

                                                           -   engage in sale/leaseback transactions;

                                                           -   engage in transactions with affiliates; or

                                                           -   merge, consolidate or sell all or
                                                               substantially all of the Company's assets.

Security.............................................. The Issuer's obligations under the New Senior Notes, the New Senior Indenture, the New Exchangeable Notes
                                                       and the New Exchangeable Indenture and the Company's
                                                       obligations under the New Senior Guarantee and the
                                                       New Exchangeable Guarantee will be secured by
                                                       second-priority liens on substantially all the
                                                       assets of the Issuer and the Company. The liens will
                                                       be granted to a Collateral Agent on behalf of all
                                                       the secured creditors. Pursuant to a collateral
                                                       agency agreement, proceeds from the sale of the
                                                       Collateral will be paid first to satisfy the
                                                       Issuer's obligations under the New Senior Notes and
                                                       the New Senior Indenture and the Company's
                                                       obligation under the New Senior Guarantee and
                                                       thereafter, the Issuer's obligation under the New
                                                       Exchangeable Notes and the New Exchangeable
                                                       Indenture and the Company's obligations under the
                                                       New Exchangeable Guarantee.

Listing............................................... The New Exchangeable Notes will not be listed on any securities exchange or for quotation through The
                                                       Nasdaq Stock Market, Inc.

Trustee............................................... The Bank of New York.

Book-Entry; Delivery and Form......................... The New Exchangeable Notes will be issued in book-entry form through the facilities of DTC for
                                                       the accounts of its participants, including
                                                       Euroclear and Clearstream, and will trade in DTC's
                                                       Same-Day Funds Settlement System.

                               THE EXISTING NOTES

          The Existing Notes were issued under the Existing Indenture, dated as of June 1, 1997, among the Issuer, the Company and The Bank of New York, as trustee. The Existing Notes were initially issued in a private transaction. On June 15, 1998, the Company and the Issuer defaulted on their interest payment on the Existing Notes. Only July 13, 1998, the Company and the Issuer commenced a consent solicitation seeking the consent of the noteholders to certain amendments to the terms of the Indenture. The consent of the noteholders was successfully obtained and the Issuer, the Company and the Trustee executed and delivered the Supplemental Indenture on September 3, 1998. The Issuer applied to qualify the Existing Indenture, as modified by the Supplemental Indenture, under the United States Trust Indenture Act of 1939, as amended (the "TIA"). The application for qualification contains a detailed description of the Existing Notes. We urge you to review that section of the application for qualification prior to taking any action in the Exchange Offer and Consent Solicitation contemplated by this Amended Offering Circular. The application for qualification for the Existing Notes is our application for qualification on Form T-3, File No. 022-22385, filed with the SEC on July 13, 1998, and amended on July 28, 1998 and August 13, 1998. The Supplemental Indenture is filed as Exhibit T3C.2 thereto and the form of the Existing Indenture is filed as Exhibit
4.1 on our Registration Statement on Form F-1, File No. 333-6854, filed with the SEC on April 30, 1997.

                                  RISK FACTORS

          Before making a decision with respect to the Exchange Offer and Consent Solicitation and an investment in the New Notes, you should consider the information presented under the caption "Risk Factors."

                               RECENT DEVELOPMENTS

          THE INFORMATION APPEARING IN THIS AMENDED OFFERING CIRCULAR INCORPORATES BY REFERENCE THE INFORMATION ON THE BUSINESS AND OPERATIONS OF THE COMPANY AND THE ISSUER THAT IS SET FORTH IN OUR FORM 20-F/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. CERTAIN RECENT DEVELOPMENTS WITH RESPECT TO THE BUSINESS AND OPERATIONS OF THE COMPANY THAT HAVE OCCURRED SINCE THE DATE OF OUR FORM 20-F/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 ARE SUMMARIZED BELOW.

          Our manufacturing operations require that we obtain at a reasonable price adequate supplies of propylene, our principal raw material. We have generally had only one source available for propylene, BP Chemicals SEA Pte., Ltd. ("BP Chemicals"). BP Chemicals, in turn, primarily purchases propylene from Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina"), Indonesia's national oil company, for prices that are determined according to a formula utilizing the average contract prices for propylene products in certain international markets.

          Our agreement with BP Chemicals for the supply of propylene will expire on December 31, 2002, and we are currently negotiating a replacement agreement with Pertamina for the supply of propylene thereafter. We cannot assure you that we will be able to negotiate a replacement supply agreement with Pertamina on terms which are favorable to us, or at all, on or before December 31, 2002 or otherwise obtain adequate supplies of raw materials at reasonable prices in a timely manner. In addition, the raw materials we need for our business could become more expensive as worldwide demand for propylene increases. Our revenues and earnings likely would decline if there were significant increases in the cost of our raw materials.

          On August 16, 2002, the Company delivered to the Trustee the cash amount of US$10.0 million as an interim payment to all Holders.

          We have engaged and will continue to engage in discussions with certain Holders of the Existing Notes regarding the terms of the Exchange Offer and Consent Solicitation. In December 2002, we entered into an agreement with a certain holder of our Existing Notes where such holder has agreed to exchange their Existing Notes for new notes which are substantially similar to the Existing Notes. In addition we have agreed to conduct, prior to March 31, 2002, a cash tender offer for such holder's new notes at a price of $0.30 per $1.00 of such note.

          In December 2002, the Company repurchased approximately $1.16 million of Existing Notes.

                                  RISK FACTORS

          HOLDING THE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND IN THE SECTION ENTITLED "RISK FACTORS" IN OUR FORM 20-F/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS AMENDED OFFERING CIRCULAR AND OUR AFOREMENTIONED FORM 20-F/A BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR OPERATIONS AND COMPETITIVE POSITION AND COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW NOTES AND ANY OF OUR OTHER INDEBTEDNESS.

          We are highly leveraged and have significant short-term liquidity requirements. As of June 30, 2002, we had approximately US$193.5 million of short-term debt (all of which consisted of the current value of the Existing Notes). We have a substantial amount of indebtedness that could negatively affect our results of operations. Assuming the Exchange Offer had been completed as described in this Amended Offering Circular on September 30, 2002, we would have had approximately US$160.0 million of total outstanding indebtedness.

          Our substantial amount of debt could have important consequences for you and for us, including but not limited to:

     - limiting our and the Issuer's ability to satisfy the obligations with respect to the New Notes and any additional New Exchangeable Notes issued in satisfaction of the interest payment obligations under the New Exchangeable Notes and any of our or the Issuer's other indebtedness;

     - limiting our or the Issuer's ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, debt service requirements or other purposes;

     - requiring a substantial portion of our cash flow from operations to be used for payments on our debt and thus reducing our ability to reinvest our operating cash flow in our business;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

     - increasing our vulnerability to economic downturns and changing market conditions; and

     - disadvantaging us compared to competitors with less debt or greater resources.

          The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the New Notes and any of our other indebtedness. Subject to the terms of the New Notes and the instruments governing our other debt obligations, we may be able to incur additional debt in the future, which may be senior to the New Notes. If we incur additional debt, the related risks that we now face could increase.

EVEN IF THE ISSUER CONSUMMATES THE EXCHANGE OFFER, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OUR OPERATIONS TO FULFILL OUR AND THE ISSUER'S OBLIGATIONS UNDER THE NEW NOTES OR OUR OR THE ISSUER'S OTHER OUTSTANDING INDEBTEDNESS, AND OUR FINANCIAL CONDITION MAY BE NEGATIVELY AFFECTED.

          Under our current capital structure, we are unable to pay the amounts due on our outstanding debts as they mature. On June 15, 2000, December 15, 2000, June 15, 2001, December 15, 2001, June 15, 2002 and December 15, 2002, the
Issuer failed to make the interest payment due on such dates in respect of the Existing Notes. While we believe that successful completion of the Exchange Offer would enable us to satisfy our and the Issuer's obligations, including obligations in respect of the New Notes, the defeasance of any remaining Existing Notes to the date such Existing Notes are redeemed and any repurchases of our Indebtedness, there can be no assurance that the Exchange Offer ultimately will be successful. Upon consummation of the Exchange Offer, we will have approximately US$160.0 million of outstanding senior indebtedness. There can be no assurance that our results of operations will generate sufficient cash to fulfill our or the Issuer's debt payment obligations.

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RISKS RELATING TO THE NEW NOTES AND THIS EXCHANGE OFFER AND CONSENT SOLICITATION

IF YOU HAVE CLAIMS AGAINST US RESULTING FROM YOU ACQUISITION OR OWNERSHIP OF EXISTING NOTES, YOU WILL GIVE UP THOSE CLAIMS IF YOU EXCHANGE YOUR EXISTING NOTES, INCLUDING CLAIMS TO ANY ACCRUED AND UNPAID INTEREST.

          By tendering your Existing Notes in the Exchange Offer and delivering a Consent in the Consent Solicitation, you will be deemed to have released and waived any and all claims, including claims to any accrued and unpaid interest (including PIK interest) on your Existing Notes, you, your successors and your assigns have or may have had against us, our subsidiaries, our affiliates and our equity owners, and the directors, officers, managers, employees, attorneys, accountants, advisors, agents and representatives of the same, in each case whether current or former, arising from or related to, or in connection with, your acquisition or ownership of Existing Notes, whether those claims arise under federal or state securities laws or otherwise. It is possible that the New Notes you receive in the Exchange Offer will have a value less than the value of any such legal claims that you may have had and are relinquishing. In addition, Holders who do not participate in the Exchange Offer and Consent Solicitation will continue to have the right to pursue any such claims that they may have against us.

THE VALUE OF THE COLLATERAL SECURING THE NEW SENIOR NOTES AND THE NEW EXCHANGEABLE NOTES MAY NOT BE SUFFICIENT TO SATISFY ALL AMOUNTS WE OWE UNDER ALL OF OUR SECURED DEBT.

          The Issuer's obligations under the New Senior Notes, the New Senior Indenture, the New Exchangeable Notes and the New Exchangeable Indenture and the Company's obligation under the guarantees will be secured by a first priority lien granted to the Collateral Agent for the benefit of Secured Creditors on substantially all the assets of the Issuer and the Company. Pursuant to a Collateral Agency Agreement, proceeds from the sale of the collateral will be paid first to satisfy the Issuer's obligations under the New Senior Notes and the New Senior Indenture and the Company's obligation under the New Senior Guarantee and thereafter, the Issuer's obligations under the New Exchangeable Notes and the New Exchangeable Guarantee. In addition, such collateral may be used to secure any additional indebtedness allowed to be incurred under the New Senior Notes to the extent of the value of the collateral. The value of the collateral will likely not be sufficient to pay all amounts due under each of the New Senior Notes and the New Exchangeable Notes.

          We have not conducted appraisals of the collateral in connection with this Exchange Offer and Consent Solicitation. The value of the collateral in the event of a liquidation will depend on market and economic conditions, including the availability of buyers, and other factors. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. Likewise, the collateral may not be saleable, or, if saleable, there could be substantial delays in its liquidation. Accordingly, the proceeds of any sale of the collateral pursuant to each of the New Senior Indenture and the New Exchangeable Indenture and the related collateral agreements following an event of default may be substantially less than amounts due under the New Notes. If the proceeds from the sale of any of the collateral were not sufficient to repay all amounts due on either the New Senior Notes or the New Exchangeable Notes, the holders of the applicable New Notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against the remaining assets.

          The right of either trustee under the New Senior Indenture and the New Exchangeable Indenture to repossess and dispose of the collateral securing the applicable New Notes upon the occurrence of an event of default under the applicable indenture is likely to be significantly impaired by bankruptcy law if a bankruptcy case were to be commenced by or against us before such trustee is able to repossess and dispose of the collateral. See "-- Bankruptcy may delay payment on the New Notes and execution on the collateral."

BANKRUPTCY MAY DELAY PAYMENT ON THE NEW NOTES AND EXECUTION ON THE COLLATERAL.

          Pursuant to the recently promulgated amendments to the Indonesian Bankruptcy Law (the "Bankruptcy Law") the payment of pre-bankruptcy debt by a company declared bankrupt case is subject to settlement by the receiver of the bankruptcy estate, or the approved composition plan in a suspension of payments proceeding. As long as a bankruptcy case is pending, however, creditors may petition the Commercial Court to impose a conservatory attachment on all or part of the assets of the debtor or appoint an interim receiver to supervise the management of the debtor's business and supervise the payment to creditors, or the transfer or encumbrance of any assets of the debtor which in the framework of bankruptcy require the approval of the receiver. If the Company became debtors in a bankruptcy case, so long as the

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case was pending, you would likely not receive any payment of principal or interest due under the New Notes.

          In addition, under the Bankruptcy Law, a claim is a secured claim only to the extent of the value of the creditor's interest in the collateral securing the claim. Because the lien of the holders of the New Exchangeable Notes in the collateral is effectively junior to the lien in such collateral under the New Senior Notes, holders of the New Exchangeable Notes would be deemed to be secured only to the extent, if any, that the value of the collateral securing the New Notes exceeds our obligations under the New Senior Notes.

          The Bankruptcy Law generally provides for the payment of secured claims (in the amount determined as of the commencement of the bankruptcy case) in full. Any creditor holding security right IN REM may enforce its rights against the secured assets as if there were no bankruptcy. Creditors whose interests are secured by rights IN REM are generally entitled to cause the foreclosure of their collateral, without a judgment, to satisfy their claims from the proceeds with priority over the other creditors. Secured creditors may separate their collateral from the bankruptcy estate and enforce on their collateral.

          The rights of secured creditors, however, are subject to two principal restrictions in the context of a bankruptcy. First, secured creditors will be subject to a stay (PENANGGUHAN) on their right to exercise their rights as if there were no bankruptcy or suspension of obligations for payment of debt. In a suspension of payments proceeding, this stay is for the length of the proceedings, with a maximum length of 270 days. In a bankruptcy proceeding, the stay becomes operative upon the declaration of bankruptcy and operates for a maximum of 90 days. Second, secured creditors must exercise their rights over the security within two months after the state of insolvency, although the supervisory judge of the Commercial Court may have discretion to extend this period. If we are involved in a bankruptcy or suspension of payments proceeding, this stay could delay your ability to enforce your rights under the Collateral. Secured creditors may only commence enforcement actions after expiration of the stay. In this case, neither trustee under the New Senior Indenture and the New Exchangeable Indenture could exercise its rights under the applicable indenture during the stay period to repossess and dispose of the collateral without first seeking approval from the receiver or the supervisory judge. It is uncertain whether or when such approval would be granted.

          Secured creditors, however, are entitled to "adequate protection" during the stay period. The receiver may only "use" the stay if the bankruptcy estate is able to provide the stayed parties with adequate protection, which may include interest payments, compensation for reduction in the value of collateralized assets and the like. Because the term "adequate protection" lacks a precise definition, and because the receiver and the Commercial Court has broad discretionary powers, it is impossible to predict if and to what extent holders of New Senior Notes or New Exchangeable Notes would be compensated for any delay in payment or depreciation in the value of the collateral.

          As discussed above, your claims will be secured only to the extent, in the case of the New Exchangeable Notes, the value of the collateral exceeds the amount outstanding under the New Senior Notes. The remaining portion of your claims will constitute unsecured claims. In most bankruptcy cases, holders of unsecured claims receive significantly less than the face amount of their claims. Under the Bankruptcy Law, where assets secured by security rights IN REM are not sufficient to secure claims, the creditors so secured shall have the rights of unsecured creditors, including the right to cast votes on a composition plan in a suspension of payments proceeding. Secured and preferred creditors may not cast votes in relation to the composition unless they have waived their priority rights to the casting of votes, in which case they become unsecured creditors even if the composition is not accepted. If the secured or preferred creditors can prove that part of their claim is unlikely to be settled from the proceeds of the encumbered assets, they may request the supervisory judge to be given the rights of unsecured creditors in respect of that part of their claims.

          In most instances, the Bankruptcy Law prohibits the accrual of interest after a case's commencement, except with respect to claims that are over-secured. Accordingly, unless the bankruptcy court concluded that, in the case of the New Senior Notes, the collateral securing the New Senior Notes exceeded the principal amount outstanding under the New Senior Notes and, in the case of the New Exchangeable Notes, the collateral securing the New Exchangeable Notes exceeded the amount outstanding under (a) the New Senior Notes and (b) the principal amount outstanding under the New Exchangeable Notes, the amount of a holder's claims, based on the applicable New Notes, would not accrue interest and would be fixed as of the time of bankruptcy, regardless of the length of the bankruptcy case and the delay in payment.

THE TERMS OF THE AGREEMENTS GOVERNING THE NEW NOTES CONTAIN SIGNIFICANT RESTRICTIONS ON OUR OPERATIONS.

          The New Senior Indenture and the New Exchangeable Indenture will contain covenants that, among other things will limit our ability and the ability of the Issuer to:

     - incur additional indebtedness or preferred stock, other than for working capital purposes;

     -    pay dividends on, and redemption or issuance of, our capital stock;

     -    our creation or assumption of liens and pari passu indebtedness;

     -    guarantee the indebtedness of our affiliates;

     -    issue or sell capital stock of our restricted subsidiaries;

     -    sales of assets, including collateral;

     - enter into agreements that restrict our restricted subsidiaries from paying dividends, making loans or otherwise transferring assets to us or to any of our other restricted subsidiaries;

     -    engage in sale/leaseback transactions;

     -    engage in transactions with affiliates; or

     -    merge, consolidate or sell all or substantially all of our assets.

          Our ability and the ability of the Issuer to comply with such agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the New Senior Indenture or the new Exchangeable Indenture.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NEW NOTES, AND AN ACTIVE MARKET MAY NOT DEVELOP FOR THE NEW NOTES.

          The New Notes will constitute a new issue of securities with no established market. Although the New Notes will be freely tradeable securities under the federal securities laws, we do not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the market for the New Notes. If a market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public market develops for the New Notes, future prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the markets for similar securities and other factors, including our financial condition. The New Notes may trade at a discount from their principal amount.

THE NEW NOTES WILL MATURE AFTER THE EXISTING NOTES AND HOLDERS WHO EXCHANGE EXISTING NOTES FOR NEW EXCHANGEABLE NOTES MAY NOT RECEIVE CASH INTEREST PAYMENTS.


          The Existing Notes mature on June 15, 2007. The New Senior Notes will not mature until December 15, 2017 and the New Exchangeable Notes will note mature until December 15, 2012. Holders who tender their Existing Notes in the Exchange Offer will receive, based on the face value of Existing Notes, (i) US$0.5171 in principal amount of New Senior Notes, and (ii) US$0.1724 in principal amount of New Exchangeable Notes for each US$1.00 principal amount of Existing Notes tendered. Holders who receive New Notes will be accepting a reduced interest rate and, thus, reduced interest payments, in each case relative to the Existing Notes they currently hold. Additionally, the Issuer will have the option of making interest payments on the New Exchangeable Notes in the form of additional New Exchangeable Notes which means you may not receive any cash payments on the New Exchangeable Notes. See "Description of the New Securities -- Description of the New Exchangeable Notes and the New Exchangeable Guarantee."

YOU WILL LIKELY NOT RECEIVE DIVIDENDS ON THE SHARES OF OUR COMMON STOCK UNDERLYING THE NEW EXCHANGEABLE NOTES.

          As a holder of a New Exchangeable Note, you will not have any of the rights of ownership of the Company's common stock, such as voting rights or the right to receive dividends. You merely have the right to acquire shares of the Company's common stock upon exercise or exchange. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the agreements governing that will govern the New Notes will restrict our ability to pay dividends on our common stock. Accordingly, you likely will not receive dividends on our common stock even if you exchange your New Exchangeable Notes.

U.S. HOLDERS MAY HAVE TO INCLUDE INTEREST IN INCOME IN ADVANCE OF THE RECEIPT OF A CASH PAYMENT.

          A holder will be required to include interest that accrues on the New Exchangeable Notes in income in advance of the receipt of the cash attributable thereto, as described in "Certain Tax Considerations -- Certain United States Federal Income Tax Considerations to U.S. Holders - Tendering U.S. Holders - Original Issue Discount on New Exchangeable Notes."

ENFORCEMENT OF THE GUARANTEES OF THE NEW NOTES ARE SUBJECT TO CERTAIN PROVISIONS OF INDONESIAN LAW.

          Each of the indentures governing the New Senior Notes and the New Exchangeable Notes provides that the New Senior Guarantee and the New Exchangeable Guarantee, respectively, will be governed by the State of New York, which law would not require the trustees under the New Notes to pursue or exhaust its legal and equitable remedies against the Issuer prior to exercising its rights under the guarantees. There can be no assurance than an Indonesian court would give effect to this provision.

          Under Indonesian law, the Indonesian Civil Code contains certain provisions protecting or conferring rights on guarantors, in particular Articles 1430, 1831, 1833, 1837, 1843 and 1847 to 1849 (inclusive) thereof. Enforcement of the guarantee is subject to those provisions. Under Article 1831, a guarantor, for example, may waive its right to require the beneficiary to exhaust its legal remedies against the obligor on a guaranteed obligation prior to the beneficiary exercising its rights under the related guarantee. Despite the waiver of the provisions of Article 1831, there can be no assurance that an Indonesian court would not impose on the holders of the New Notes an obligation to exhaust all available remedies against the Issuer as a condition precedent to enforcement of the guarantee.

THE ISSUER MAY BE UNABLE TO REPURCHASE THE NEW NOTES UPON A CHANGE OF CONTROL.

          Upon the occurrence of specific change of control events, the Issuer will be required to offer to repurchase your New Notes at 100% of their principal amount, plus accrued interest and any additional amounts due thereon. Any of our or the Issuer's future debt agreements also may contain a similar provision. The Issuer's ability to pay cash to the holders of the New Notes in connection with such repurchase will be limited by the Issuer's then existing financial resources. Accordingly, it is possible that the Issuer will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes.

          If the Issuer fails to repurchase any New Notes submitted in a change of control offer, it would constitute an event of default under the New Senior Indenture and the New Exchangeable Indenture which could constitute an event of default under our or the Issuer's other indebtedness, even if the change of control itself would not cause a default.

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                          RISKS OF FAILURE TO EXCHANGE

ANY HOLDER WHO FAILS TO TENDER THEIR EXISTING NOTES WILL HAVE THEIR EXISTING NOTES DEFEASED TO THE DATE THE EXISTING NOTES ARE REDEEMED AND THE LIENS ON THE COLLATERAL SECURING SUCH EXISTING NOTES WILL BE RELEASED UPON THE CONSUMMATION OF THE EXCHANGE OFFER.

          The Proposed Waivers and Amendments will, among other things, amend the defeasance provisions of the Existing Indenture to provide for the immediate defeasance of the Existing Notes upon consummation of the Exchange Offer. As such, upon consummation of the Exchange Offer, Existing Notes that are not tendered pursuant to this Exchange Offer will be defeased, to the date the Existing Notes are redeemed. Additionally, all liens on the collateral securing such Existing Notes will be released and such Holder will have no claims to any collateral underlying such liens.

                         RISKS RELATING TO OUR BUSINESS

OUR REVENUE AND PROFITABILITY MAY DECLINE IF WE ARE UNABLE TO OBTAIN ADEQUATE SUPPLIES OF RAW MATERIALS AT REASONABLE PRICES.

          Our manufacturing operations require that we obtain at a reasonable price adequate supplies of propylene, our principal raw material. We generally have only one source available for these materials, BP Chemicals. BP Chemicals, in turn, primarily purchases propylene from Pertamina, Indonesia's national oil company, for prices that are determined according to a formula utilizing the average contract prices for propylene products in certain international markets. When supply of propylene from Pertamina is inadequate, BP Chemicals is obligated to make reasonable endeavors to procure propylene from other sources for actual prices paid by BP Chemicals. When such reasonable endeavors are unsuccessful, BP Chemicals will not have any further obligations or liabilities under the supply arrangement. Furthermore, BP Chemicals may be excused of its performance if its nonperformance is due to causes beyond its reasonable control, such as labor disputes, breakdowns at our plant or the refinery owned and operated by Pertamina or non-availability of propylene. If BP Chemicals fails to supply propylene to us after reasonable endeavors, we have to procure propylene at our own costs in the open market.

          Our agreement with BP Chemicals for the supply of propylene will expire on December 31, 2002, and we are currently negotiating a replacement agreement with Pertamina for the supply of propylene thereafter. We cannot assure you that we will be able to negotiate a replacement supply agreement with Pertamina on terms which are favorable to us on or before December 31, 2002 or otherwise obtain adequate supplies of raw materials at reasonable prices in a timely manner. In addition, the raw materials we need for our business could become more expensive as worldwide demand for propylene increases. Our revenues and earnings could decline if there were significant increases in the cost of our raw materials.

IF WE ARE UNABLE TO IMPROVE OUR LIQUIDITY POSITION, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

          Our business is capital intensive and requires significant amounts of cash for working capital. Our working capital budget with respect to the manufacturing business for 2002 totals approximately US$25.0 million. In the past, we have generally financed our working capital requirements with short-term borrowings. Our ability to repay our maturing debt obligations and meet our capital expenditures and research and development and working capital requirements depends to a significant extent on our operating performance and on our ability to reschedule our debt and obtain additional equity or debt financing in the future.

          Our ability to obtain external financing for debt service and other liquidity needs in the future is subject to a variety of uncertainties, including, but not limited to:

     -    our future financial condition, results of operation and cash flows;

     -    general market conditions for financing activities; and

     -    economic, political and other conditions in Indonesia and elsewhere.

   If we cannot meet our debt service and other liquidity needs from operating cash flow, we may have to obtain additional equity or debt financings or further restructure our debt. Depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all. The terms of the Existing Notes, the New Notes and our credit agreements may limit our ability to take some actions that could generate additional cash proceeds or require us to apply proceeds first to repay these facilities.

             RISKS RELATING TO INDONESIA AND THE ASIA-PACIFIC REGION

SOCIAL AND POLITICAL CONDITIONS IN INDONESIA MAY ADVERSELY AFFECT OUR BUSINESS.

          Indonesia has periodically experienced labor, political, ethnic and other social disturbances. Beginning with riots surrounding the resignation of President Suharto in early 1998, and through the subsequent administrations of Presidents Habibe, Wahid and the current administration of President Megawati Soekarnoputri, Indonesia has experienced periodic civil unrest, frequently involving significant loss of human life. Civil unrest involving significant loss of human life has occurred in, among other places, the province of Aceh, the Malaku Islands, the former province of East Timor and the province of Irian Jaya. In addition, terrorist attacks, including the bomb attacks against Christian churches in Jakarta on Christmas Day, 2000 and the recent bomb attack on October 12, 2002 in Bali, Indonesia's most popular tourist destination, which claimed at least 183 lives, have increased economic and political uncertainty.

          Following the Bali bombing, the government of Indonesia and President Megawati Soekarnoputri have come under increased international pressure to control terrorist organizations that are purportedly operating within the country. As the government of Indonesia has attempted to respond to international pressure with domestic initiatives against terrorism, it has encountered political resistance from nationalists and other groups who object to perceived interference by the international community in Indonesian domestic political and cultural affairs. Political disputes arising from the Indonesian government's initiatives against terrorism may further increase the level of civil unrest in the country.

          If civil unrest in Indonesia continues, it may have a material adverse effect on both the Indonesian economy and our own financial condition and results of operations.

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                                 USE OF PROCEEDS

          We will receive no cash proceeds from the issuance of the New Notes in the Exchange Offer. Upon the expiration of the Exchange Offer, we will cancel all Existing Notes that are properly tendered and not withdrawn in the Exchange Offer.

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                   THE EXCHANGE OFFER AND CONSENT SOLICITATION

GENERAL

          We are extending the Exchange Offer to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Exchange Offer has not been registered with the SEC. The new securities you receive in the Exchange Offer should be freely tradeable, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold Existing Notes that were previously held by an affiliate of ours.

THE EXCHANGE OFFER

          We are offering, upon the terms and subject to the conditions set forth in this Amended Offering Circular and the accompanying Consent and Letter of Transmittal, to exchange for each US$1.00 face value of Existing Notes, validly tendered, accepted and not withdrawn, as described below, (i) US$0.5171 principal amount of our 8% Guaranteed Secured Notes due 2017 and (ii) US$0.1724 principal amount of our 6% Guaranteed Secured Exchangeable Notes due 2012. The New Notes paid to Holders of Existing Notes pursuant to the Exchange Offer shall be allocable solely to the outstanding principal amount of Existing Notes tendered in exchange therefor and no portion of the New Notes shall be paid in respect of accrued and unpaid interest thereon.

          HOLDERS OF EXISTING NOTES TENDERED IN THE EXCHANGE OFFER AND ACCEPTED WILL WAIVE ANY AND ALL RIGHTS WITH RESPECT TO THE EXISTING NOTES (OTHER THAN THE RIGHT TO RECEIVE THE CONSIDERATION IN EXCHANGE THEREFOR) AND WILL RELEASE AND DISCHARGE US FROM ANY AND ALL CLAIMS SUCH HOLDER MAY HAVE, NOW OR IN THE FUTURE, ARISING OUT OF OR RELATED TO SUCH EXISTING NOTES, INCLUDING ANY AND ALL ACCRUED AND UNPAID INTEREST (INCLUDING PIK INTEREST) THEREON.

          Holders that have tendered Existing Notes pursuant to the Company's and the Issuer's Confidential Offering Circular dated November 7, 2002 that would like to participate in the Exchange Offer do not have to do anything; all Existing Notes previously tendered will be deemed to have been tendered in this Exchange Offer. Holders that tendered their Existing Notes prior to the date hereof that wish to deliver a Consent to the Proposed Waivers and Amendments must withdraw and resubmit such tender along with the requisite Consent.

          To tender Existing Notes in the Exchange Offer after the date hereof, a Holder must also consent to the Proposed Waivers and Amendments, described below, with respect to the Existing Notes tendered. Pursuant to the terms of the Consent and Letter of Transmittal and this Amended Offering Circular, the tender of Existing Notes in accordance with any of the procedures provided for herein will be deemed to constitute the Consent of such tendering Holder to the Proposed Waivers and Amendments with respect to the Existing Notes tendered. A Holder may not validly revoke its Consent with respect to tendered Existing Notes without withdrawing the previously tendered Existing Notes to which such Consent relates.

          Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation, our obligation to accept for exchange, and to exchange Existing Notes validly tendered pursuant to the Exchange Offer, is conditioned upon, among other things, the receipt of the Minimum Consent and the Minimum Tender, the deposit of funds in connection with the defeasance of the Existing Notes upon consummation and the execution and delivery of the Supplemental Indenture. See "--Conditions to the Exchange Offer and Consent Solicitation." WE RESERVE THE RIGHT TO PURCHASE EXISTING NOTES AT ANY TIME AS PERMITTED BY APPLICABLE SECURITIES LAWS.

          Holders participating in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Consent and Letter of Transmittal, transfer taxes associated with the receipt of New Senior Notes or New Exchangeable Notes upon completion of the Exchange Offer. We will pay all charges and expenses, other than certain taxes as discussed in the Consent and Letter of Transmittal, in connection with the Exchange Offer.

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THE CONSENT SOLICITATION

          In conjunction with the Exchange Offer, we are also hereby soliciting Consents from Holders of Existing Notes to the Proposed Waivers and Amendments. The Proposed Waivers and Amendments with respect to the Existing Indenture constitute a single proposal and a Holder that wishes to Consent must consent to the Proposed Waivers and Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Waivers and Amendments. You should read the form of Supplemental Indenture, included herein as Exhibit A, which contains the terms of the Proposed Waivers and Amendments.

          The Proposed Waivers, as set forth in the Supplemental Indenture, would waive all defaults under the Existing Indenture and include the Payment Default Waiver. The Payment Default Waiver would waive the default with respect to our failure to make the semi-annual interest payment due in respect of the Existing Notes on June 15, 2000, December 15, 2000, June 15, 2001, December 15, 2001, June 15, 2002 and December 15, 2002, and would only apply to Holders who tender their Existing Notes after the date hereof (and thereby deliver their Consent) but would not be binding on Holders who tendered their Existing Notes prior to the date hereof and Holders who do not tender their Existing Notes (and thereby do not deliver their Consent).

          The Proposed Amendments will amend the notice provisions to provide for notice publication in leading English language newspaper and the removal of publication requirement in the Luxembourg Wort. In addition the defeasance provisions will be amended to provide for the immediate defeasance of the Existing Notes upon the deposit of the requisite U.S. governmental securities in the defeasance trust. The Proposed Amendments will be approved at the time the Holders of not less than a majority of outstanding principal amount of the Existing Notes (excluding notes held by us or any of our affiliates) have tendered their Existing Notes (and thereby delivered their Consent) and will apply to all Existing Notes.

          We have been in continuing negotiations with the Steering Committee, who have indicated to us that they expect to exchange their Existing Notes and deliver their related Consents to the Proposed Waivers and Amendments. Accordingly, we expect that the Minimum Consent condition will be met, and, if all other terms and conditions set forth herein are satisfied or waived, that we will consummate the Exchange Offer and Consent Solicitation. Upon such consummation, the Proposed Waivers and Amendments will become operative.

          At the Expiration Time and upon receipt of the requisite number of Consents, we will execute the Supplemental Indenture to implement the Proposed Waivers and Amendments, which will become operative upon consummation of the Exchange Offer and Consent Solicitation. If the Exchange Offer and Consent Solicitation is consummated, the Proposed Waivers and Amendments will govern all Existing Notes not tendered for exchange pursuant to the Exchange Offer. If the Exchange Offer and Consent Solicitation is not consummated, the Proposed Amendments will not become operative.

          Holders of Existing Notes that are not exchanged will continue to be subject to the provisions of the Existing Indenture, as supplemented and amended by the Supplemental Indenture. In the event that the Minimum Consent is not achieved, or if the Supplemental Indenture otherwise does not become effective for any reason, the Proposed Waivers and Amendments will not become effective, the Exchange Offer will not be consummated, the Existing Indenture will remain in effect in its current form without giving effect to the Proposed Waivers and Amendments, and the Existing Notes will not be exchanged for the New Senior Notes or New Exchangeable Notes.

          THE COMPLETION, EXECUTION AND DELIVERY OF A CONSENT AND LETTER OF TRANSMITTAL BY A HOLDER IN CONNECTION WITH THE TENDER OF EXISTING NOTES AFTER THE DATE HEREOF WILL CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO THE PROPOSED WAIVERS AND AMENDMENTS WITH RESPECT TO ALL OF THE EXISTING NOTES TENDERED BY SUCH HOLDER. TO DELIVER A CONSENT WITH RESPECT TO EXISTING NOTES, A HOLDER MUST TENDER (OR RETENDER, IF APPLICABLE) THOSE EXISTING NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. A HOLDER WHO TENDERS ITS EXISTING NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER AFTER THE DATE HEREOF WILL BE DEEMED TO HAVE DELIVERED A CONSENT WITH RESPECT TO SUCH TENDERED EXISTING NOTES.

EXPIRATION, EXTENSION, AMENDMENT OR TERMINATION OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

          The Exchange Offer and Consent Solicitation will expire at 12:01 a.m., New York City time, on December 27, 2002, unless extended or earlier terminated. We expressly reserve the right, at any time or from time to time, subject to applicable law, (1) to extend the period of time during which the Exchange Offer and Consent Solicitation are open and thereby delay acceptance for exchange of any Existing Notes or acceptance of any Consents, by giving verbal or written notice of such extension to the Exchange Agent and (2) to amend the Exchange Offer and Consent Solicitation in any respect by giving verbal or written notice of such amendment to the Exchange Agent. If the Exchange Offer and Consent Solicitation is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of Existing Notes of such amendment.

          If we extend the Exchange Offer and Consent Solicitation, or if, for any reason, the acceptance for exchange of Existing Notes is delayed or if we are unable to accept for exchange Existing Notes pursuant to the Exchange Offer, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may retain tendered Existing Notes on our behalf, and such Existing Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "--Withdrawal Rights." However, our ability to delay the exchange of Existing Notes which we have accepted for exchange is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

          In the event that we shall terminate the Exchange Offer and Consent Solicitation, we will give immediate notice thereof to the Exchange Agent, and all Existing Notes theretofore tendered and not accepted for exchange shall be returned promptly to the tendering Holders thereof. In the event that the Exchange Offer and the Consent Solicitation are withdrawn or otherwise not completed, Existing Notes otherwise validly tendered for exchange will not be exchanged. See "--Withdrawal Rights."

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE

          Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), including the prior execution of the Supplemental Indenture, the New Senior Indenture and the New Exchangeable Indenture and applicable law, we will accept for exchange, and will issue New Senior Notes or New Exchangeable Notes with respect to, all Existing Notes validly tendered (and not properly withdrawn in the manner described in "--Withdrawal Rights") at or prior to the Expiration Time.

          We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of the Existing Notes, subject to the requirements of Rule 14e-1(c) under the Exchange Act.

          In all cases, the issuance of New Senior Notes and New Exchangeable Notes with respect to Existing Notes exchanged pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing such Existing Notes or confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC, (2) a properly completed and duly executed Letter of Transmittal or Consent and Letter of Transmittal, as applicable (or a manually signed facsimile copy thereof), with any required signature guarantees, or an Agent's Message (as defined below) and
(3) any other documents required by the Consent and Letter of Transmittal, in each case pursuant to the procedures set forth under "--Procedures for Tendering Existing Notes and Delivering Consents."

          For purposes of the Exchange Offer, validly tendered Existing Notes (or defectively tendered Existing Notes with respect to which we have waived, or have caused to be waived, such defect) will be deemed to have been accepted for exchange if, as and when we give verbal (confirmed in writing) or written notice of such acceptance to the Exchange Agent. We will issue New Senior Notes and New Exchangeable Notes with respect to Existing Notes so accepted by depositing New Notes, in each case sufficient to satisfy our obligations with respect to Holders participating in the Exchange Offer, with the Exchange Agent, which will act as our agent for the purpose of receiving New Senior Notes and New Exchangeable Notes from us and transmitting such New Senior Notes and New Exchangeable Notes to the tendering Holders. Tenders of Existing Notes will be accepted only in principal amounts equal to US$1.00 or integral multiples thereof. Under no circumstances will any interest be payable because of any delay in the transmission of New Senior Notes and New Exchangeable Notes to the Holders of exchanged Existing Notes or otherwise.

          For purposes of the Consent Solicitation, Consents will be deemed to have been accepted, and the Proposed Waivers and Amendments will be effective if, as and when the Issuer, the Company and the Trustee execute the Supplemental Indenture. The Proposed Waivers and Amendments will become operative when we have accepted the Existing Notes for exchange pursuant to the Exchange Offer.

          It is a condition precedent to our obligation to exchange Existing Notes pursuant to the Exchange Offer that the Supplemental Indenture be executed. It is a condition subsequent to the Proposed Waivers and Amendments and to the Supplemental Indenture becoming operative that we accept for exchange Existing Notes validly tendered (and not properly withdrawn) pursuant to the Exchange Offer (in which event the Issuer will be obligated to issue the New Senior Notes or New Exchangeable Notes with respect to the Existing Notes so accepted).

PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS

          Existing Notes previously tendered and accepted pursuant to the Company's and the Issuer's Confidential Offering Circular dated November 7, 2002 shall be deemed tendered, with no other action required by the Holder thereof, unless withdrawn in accordance with this Amended Offering Circular. Existing Notes may be tendered (and the related Consents thereby delivered) by any of the following procedures. The tender of Existing Notes by a Holder pursuant to one of the procedures set forth below will constitute (if and when accepted by us in accordance with the terms and subject to the conditions set forth in this Amended Offering Circular and the Consent and Letter of Transmittal) a binding agreement between such Holder (or authorized proxy holder (as defined below)) and us in accordance with the terms and subject to the conditions set forth in this Amended Offering Circular, the Consent and Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Without limiting the foregoing, any Holder so tendering Existing Notes after the date hereof shall be deemed to have consented to the Proposed Waivers and Amendments with respect to all of the Existing Notes tendered by such Holder. The procedures by which Existing Notes may be tendered and Consents delivered by persons other than the person in whose name the Existing Notes are registered will depend on how the Existing Notes are held.

          THE METHOD OF DELIVERY OF EXISTING NOTES, CONSENTS AND/OR ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, AND ANY SIGNATURE GUARANTEES, AND ALL OTHER ASPECTS OF ANY OF THE FOLLOWING PROCEDURES, ARE AT THE ELECTION AND RISK OF THE HOLDER TENDERING EXISTING NOTES AND DELIVERING THE RELATED CONSENT AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AMENDED OFFERING CIRCULAR AND IN THE CONSENT AND LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. WITHOUT LIMITING THE FOREGOING, IF ANY DELIVERY IS TO BE BY MAIL, IT IS SUGGESTED THAT THE HOLDER (OR AUTHORIZED PROXY HOLDER) USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR PRIOR TO SUCH TIME.

          TENDER OF NOTES HELD IN PHYSICAL FORM. To validly tender (or retender, if applicable) Existing Notes held in physical form pursuant to the Exchange Offer, a registered Holder should complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the Instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed if required by the Instructions to the Consent and Letter of Transmittal and deliver the Consent and Letter of Transmittal, together with certificates representing such Existing Notes and any other documents required by the Instructions to the Consent and Letter of Transmittal, to the Exchange Agent at its address set forth on the back page of this Amended Offering Circular. A Holder who desires to tender (or retender, if applicable) Existing Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Existing Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below. The Consent and Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Exchange Offer should be sent only to the Exchange Agent, and not to us.

          The proper completion, execution and delivery of the Consent and Letter of Transmittal by a registered Holder (or authorized proxy holder) with respect to Existing Notes will constitute the delivery of a Consent by such Holder (or authorized proxy holder) to the Proposed Waivers and Amendments with respect to all of the Existing Notes tendered by such Holder (or authorized proxy holder).

          If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the registered Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below, and a Consent and Letter of Transmittal must be executed and delivered either by the registered Holder or Holders, or by the tendering person pursuant to a valid proxy signed by the registered Holder or Holders (such person, an "authorized proxy holder"), which signature must, in either case, be guaranteed as provided below, since only registered Holders or their proxies are entitled to deliver Consents to the Proposed Waivers and Amendments.

          TENDER OF NOTES HELD THROUGH A CUSTODIAN. Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender (or retender, if applicable) Existing Notes (and thereby deliver a Consent) should contact such registered Holder promptly and instruct such Holder to tender Existing Notes (and thereby deliver a Consent) on such beneficial owner's behalf.

          TENDER OF NOTES HELD THROUGH DTC. In lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer and their Consent to the Proposed Waivers and Amendments through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent's Message to the Exchange Agent for its acceptance. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from each participant in DTC tendering Existing Notes that such participants have received and agree to be bound by the terms of the Consent and Letter of Transmittal and that we may enforce such agreement against such participants.

          If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth below) or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. Except as provided below, unless such Holder delivers (either physically or by book-entry delivery) the Existing Notes being tendered to the Exchange Agent at or prior to the Expiration Time, we may, at our option, treat such tender as defective for purposes of delivery of Consents, acceptance for exchange and the right to receive New Senior Notes or New Exchangeable Notes. DELIVERY OF DOCUMENTS TO DTC (PHYSICALLY OR BY ELECTRONIC MEANS) DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

          BOOK-ENTRY DELIVERY PROCEDURES. The Exchange Agent has or will promptly establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for such transfer. TIMELY BOOK-ENTRY DELIVERY OF EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER REQUIRES RECEIPT BY DTC OF A CONFIRMATION (A "BOOK-ENTRY CONFIRMATION") AT OR PRIOR TO THE EXPIRATION TIME.

          IN ADDITION, ALTHOUGH DELIVERY OF EXISTING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY DELIVERY INTO THE EXCHANGE AGENT'S ACCOUNT AT DTC, A PROPERLY COMPLETED AND DULY EXECUTED CONSENT AND LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE COPY THEREOF), TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, OR AN AGENT'S MESSAGE IN THE CASE OF A BOOK-ENTRY DELIVERY, AND ANY AND ALL OTHER DOCUMENTS REQUIRED BY THE CONSENT AND LETTER OF TRANSMITTAL, MUST, IN ANY CASE, BE DELIVERED OR TRANSMITTED TO AND RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH ON THE BACK PAGE OF THIS AMENDED OFFERING CIRCULAR AT OR PRIOR TO THE EXPIRATION TIME, OR THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH (UNLESS SUCH TENDER WAS MADE PURSUANT TO THE COMPANY'S AND THE ISSUER'S CONFIDENTIAL OFFERING CIRCULAR, DATED NOVEMBER 7, 2002, IN WHICH CASE SUCH TENDERS SHALL BE DEEMED ACCEPTED WITHOUT ANY FURTHER ACTION BY THE HOLDER THEREOF), FOR TENDERED EXISTING NOTES TO BE CONSIDERED FOR PURPOSES OF THE CONSENT SOLICITATION AND FOR ACCEPTANCE FOR EXCHANGE. TENDERS (OR RETENDERS, IF APPLICABLE) OF EXISTING NOTES WILL NOT BE DEEMED VALIDLY MADE UNTIL SUCH DOCUMENTS ARE RECEIVED BY THE EXCHANGE AGENT. DELIVERY OF DOCUMENTS TO DTC (PHYSICALLY, OR BY ELECTRONIC MEANS) DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

          SIGNATURE GUARANTEES. Signatures on all Consents and Letters of Transmittal must be guaranteed by a financial institution that is a member of the Securities Transfer Agents' Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, unless the Existing Notes tendered thereby are tendered (1) by a registered Holder of Existing Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Notes) who has NOT completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" contained in the Consent and Letter of Transmittal, or (2) for the account of a firm or other entity identified in Rule 17Ad-15 of the Exchange Act (an "Eligible Guarantor Institution"), including (as each of the following terms are defined in the Rule), (1) a bank, (2) a broker, dealer, municipal securities dealer or government securities dealer or government securities broker, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency, or (5) a savings institution that is a participant in a Securities Transfer Association recognized program. See Instruction 5 of the Consent and Letter of Transmittal. If Existing Notes are registered in the name of a person other than the person executing the Consent and Letter of Transmittal or if Existing Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Consent and Letter of Transmittal accompanying the tendered Existing Notes must be guaranteed by an Eligible Guarantor Institution as described above. See Instruction 4 of the Consent and Letter of Transmittal.

          GUARANTEED DELIVERY. If a Holder desires to tender(or retender, if applicable) Existing Notes pursuant to the Exchange Offer (and thereby deliver a Consent pursuant to the Consent Solicitation), and time will not permit the Consent and Letter of Transmittal, certificates representing such Existing Notes and any and all other required documents to reach the Exchange Agent, or the procedures for book-entry delivery cannot be completed, in each case, at or prior to the Expiration Time, such Holder may nevertheless tender (or retender, if applicable) Existing Notes (and thereby deliver Consents) if all the following conditions are satisfied:

     (1)  the tender is made by or through an Eligible Guarantor Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery (together with required signature guarantees), substantially in the form provided herewith, or an Agent's Message with respect to guaranteed delivery, is received by the Exchange Agent at or prior to Expiration Time, as provided below; and

     (3) the certificates for the tendered Existing Notes in proper form for transfer (or a Book-Entry Confirmation, including by means of an Agent's Message, of the transfer of such Existing Notes into the Exchange Agent's account at DTC as described above), together with a Consent and Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, with any required signature guarantees (or a valid Agent's Message in the case of book-entry delivery) and any and all other documents required by the Instructions to the Consent and Letter of Transmittal, are received by the Exchange Agent within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Guarantor Institution in the form set forth in the Notice of Guaranteed Delivery.

          UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY US ON THE NEW SENIOR NOTES OR NEW EXCHANGEABLE NOTES BY REASON OF ANY DELAY IN PROVIDING NEW SENIOR NOTES OR NEW EXCHANGEABLE NOTES TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES OR OTHERWISE, AND THE NEW SENIOR NOTES OR NEW EXCHANGEABLE NOTES EXCHANGED FOR EXISTING NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THE NEW SENIOR NOTES OR NEW EXCHANGEABLE NOTES EXCHANGED FOR EXISTING NOTES DELIVERED TO THE EXCHANGE AGENT AT OR PRIOR TO THE EXPIRATION TIME.

          Notwithstanding any other provision hereof, delivery of New Senior Notes or New Exchangeable Notes with respect to Existing Notes tendered and accepted for exchange pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of (i) such Existing Notes (or a Book-Entry Confirmation, including by means of an Agent's Message, of the transfer of such Existing Notes into the Exchange Agent's account at DTC as described above), and (ii) a Letter of Transmittal or Consent and Letter of Transmittal, as applicable (or a manually signed facsimile copy thereof) with respect to such Existing Notes, properly completed and duly executed, with any required signature guarantee (or a valid Agent's Message, as described above) and any and all other documents required by the Consent and Letter of Transmittal.

          BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup United States Federal income tax withholding, each tendering Holder of Existing Notes must provide the Exchange Agent with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup United States Federal income tax withholding by completing the Substitute Form W-9 included in the Consent and Letter of Transmittal.

          DETERMINATION OF VALIDITY. In order for any tender of Existing Notes (and delivery of related Consents, if applicable) to be valid, such tender must be in proper form. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes or delivered Consents will be determined by us, in our sole discretion (which determination will be final and binding). We reserve the absolute right to reject any and all tenders of Existing Notes or deliveries of Consents determined by us not to be in proper form or if the acceptance for exchange of such Existing Notes or the acceptance of such Consents may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions to completion of the Exchange Offer and/or the Consent Solicitation or any defect or irregularity in any tender of Existing Notes or delivery of a Consent, of any particular Holder, whether or not similar defects or irregularities are waived in the case of any other Holder. Our interpretation of the terms and conditions of the Exchange Offer and Consent Solicitation (including, without limitation, the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of us, the Exchange Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or Consents or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Existing Notes (and delivery of the related Consent, if applicable), the tendering Holder will be entitled to receive New Senior Notes or New Exchangeable Notes, provided that all other conditions to the Exchange Offer are satisfied and the Exchange Offer is completed.

WITHDRAWAL RIGHTS

          A HOLDER THAT HAS PREVIOUSLY TENDERED EXISTING NOTES PURSUANT TO THE COMPANY'S AND THE ISSUER'S CONFIDENTIAL OFFERING CIRCULAR DATED NOVEMBER 7, 2002, MAY WITHDRAW SUCH TENDER AT ANY TIME PRIOR TO THE EXPIRATION TIME. A HOLDER MAY NOT REVOKE A CONSENT WITH RESPECT TO TENDERED EXISTING NOTES WITHOUT WITHDRAWING FROM TENDER THE EXISTING NOTES TO WHICH SUCH CONSENT RELATES. A HOLDER WHO VALIDLY WITHDRAWS PREVIOUSLY TENDERED EXISTING NOTES WILL NOT RECEIVE NEW SENIOR NOTES OR NEW EXCHANGEABLE NOTES ISSUABLE WITH RESPECT TO SUCH WITHDRAWN EXISTING NOTES.

          Except as otherwise stated below, tenders of Existing Notes and the delivery of Consents, if applicable, made pursuant to the Exchange Offer and the Consent Solicitation are irrevocable. Existing Notes tendered pursuant to the Exchange Offer prior to the Expiration Time may be withdrawn and the related Consents, if applicable, revoked at any time at or prior to the Expiration Time.

          For a withdrawal of a tender of Existing Notes (including previously tendered Existing Notes) and a concurrent revocation of Consents, if applicable, to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or a Request Message (as defined below) must be timely received by the Exchange Agent at its address set forth on the back page of this Amended Offering Circular at or prior to the Expiration Time. Any such notice of withdrawal must (1) specify the name of the person who tendered the Existing Notes to be withdrawn, (2) contain the description of the Existing Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Existing Notes (unless such Existing Notes were tendered by book-entry delivery) and the aggregate principal amount represented by such Existing Notes and (3) (a) be signed by the Holder of such Existing Notes in the same manner as the original signature on the Letter of Transmittal or Consent and Letter of Transmittal, as applicable, by which such Existing Notes were tendered (including any required signature guarantee) or (b) be accompanied by documents of transfer to have the Trustee register the transfer of the Existing Notes into the name of the person withdrawing such Existing Notes and a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder.

          In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then process the request and send a Request Message to the Exchange Agent. The term "Request Message" means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Existing Notes to which such request relates. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a properly completed and presented written or facsimile notice of withdrawal or a Request Message is effective immediately upon receipt thereof even if physical release is not yet effected.

          A withdrawal of Existing Notes and a revocation of Consents, if applicable, can only be accomplished in accordance with the foregoing procedures.

          ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL, INCLUDING REQUEST MESSAGES, WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION (WHICH DETERMINATION WILL BE FINAL AND BINDING). NONE OF US, THE EXCHANGE AGENT, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL, INCLUDING ANY REQUEST MESSAGE, OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

          Any Existing Notes properly withdrawn, will be deemed to be not validly tendered for purposes of the Exchange Offer and the related Consent, if applicable, will be deemed to be not properly delivered for purposes of the Consent Solicitation. Withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes and Delivering Consents" at any time at or prior to the Expiration Time for purposes of this Exchange Offer and Consent Solicitation.

          There are no appraisal or other similar statutory rights available to the Holders of Existing Notes in connection with the Exchange Offer or the Consent Solicitation.

CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

          Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation, any extension of the Exchange Offer or the Consent Solicitation, and without limiting our right to otherwise extend or amend the Exchange Offer and/or the Consent Solicitation, we shall not be required to accept for exchange any Existing Notes (or accept any related Consents), or issue any New Senior Notes or New Exchangeable Notes and we may terminate the Exchange Offer and Consent Solicitation if at any time prior to the consummation of the Exchange Offer and Consent Solicitation, we determine that any of the following conditions has not been satisfied:

     -    the Minimum Tender shall have been received;

     - the Minimum Consent shall have been received and the Supplemental Indenture shall have been duly executed and delivered by all parties thereto;

     - there shall have been deposited in trust with the Trustee money or U.S. government obligations sufficient to defease the Existing Notes upon consummation of the Exchange Offer;

     - all liens securing the collateral on the Existing Notes shall have been released pursuant to the defeasance provisions of the Existing Indenture, as amended;

     - there shall not have occurred or be likely to occur any event affecting our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, that would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Consent Solicitation, the Proposed Waivers or the Proposed Amendments, or that would or might impair the contemplated benefits to us of the Exchange Offer, the Consent Solicitation, the Proposed Waivers or the Proposed Amendments or that would or might be material to Holders of Existing Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in the New Notes;

     - there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, the exchange of Existing Notes for New Senior Notes or New Exchangeable Notes pursuant to the Exchange Offer, the Consent Solicitation, the

          Proposed Waivers or the Proposed Amendments by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (1) challenges the making of this Exchange Offer, the Consent Solicitation, the Proposed Waivers, the Proposed Amendments or the exchange of Existing Notes for New Senior Notes or New Exchangeable Notes or would or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would or might otherwise adversely affect in any material manner, the Exchange Offer, the Consent Solicitation, the Proposed Waivers, the Proposed Amendments or the exchange of Existing Notes for New Senior Notes or New Exchangeable Notes or (2) would or could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange Offer, the Consent Solicitation, the Proposed Waivers or the Proposed Amendments to us or would or might be material to Holders of Existing Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in the New Notes; and

     - the Trustee shall have executed and delivered the Supplemental Indenture and shall not have objected in any respect to, or taken any action that would or could adversely affect the Exchange Offer, the Consent Solicitation or our ability to effect the Proposed Waivers and Amendments nor shall the Trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting Consents (including the form thereof) or in making the Exchange Offer or the Consent Solicitation.

          The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by us.

EXCHANGE AGENT

          The Bank of New York has been appointed as Exchange Agent for the Exchange Offer and Consent Solicitation pursuant to that certain Exchange Agent Agreement by and among The Bank of New York, the Company and the Issuer. The Consent and Letter of Transmittal and all correspondence in connection with the Exchange Offer and Consent Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the appropriate address or telephone number set forth on the back page of this Amended Offering Circular. Any Holder whose Existing Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address or telephone number set forth on the back page of this Amended Offering Circular.

          We will pay and indemnify the Exchange Agent for its properly incurred fees (including the Exchange Agent's counsel's fees) for its services and will reimburse it for its out-of-pocket expenses in connection therewith. We will not pay any fees or commissions to any broker, dealer or other person in connection with the Exchange Offer or the Consent Solicitation.

INFORMATION AGENT

          Georgeson Shareholder Communications Inc. has been appointed as information agent for the Exchange Offer and Consent Solicitation. Questions concerning tender procedures and requests for additional copies of this Amended Offering Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent at the address or telephone numbers set forth on the back page of this Amended Offering Circular. Holders of Existing Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and Consent Solicitation.

          We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We also will reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding copies of this Amended Offering Circular and related documents to the beneficial owners of Existing Notes. We will not pay any fees or commissions to any broker, dealer or other person in connection with the Exchange Offer or the Consent Solicitation.

CONSEQUENCES OF FAILURE TO EXCHANGE

          Upon consummation of the Exchange Offer, Existing Notes not tendered in the Exchange Offer will be defeased to the date such Existing Notes are redeemed and any liens on the collateral securing the Existing Notes will be released. See "Risk Factors--Risks of Failure to Exchange."

                        DESCRIPTION OF THE NEW SECURITIES

DESCRIPTION OF THE NEW SENIOR NOTES AND NEW SENIOR GUARANTEE

          The New Senior Notes are to be issued under an indenture (the "New Senior Indenture") among the Issuer, the Company, and The Bank of New York, as trustee (the "Trustee"), the form of which has been filed as an exhibit to the registration statement of which this Amended Offering Circular is a part. The New Senior Indenture has been qualified under the TIA. The following summary of certain provisions of the New Senior Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the detailed provisions of the New Senior Indenture, including the definitions of certain terms contained therein, and those terms made part of the New Senior Indenture by reference to the TIA.

          NEW SENIOR NOTES; PAYMENT OF INTEREST AND PRINCIPAL

          The New Senior Notes will be direct, unconditional and senior secured obligations of the Issuer, secured by a lien granted to the Collateral Agent on substantially all of the assets of the Issuer and the Company, which lien will be effectively senior to the lien securing the New Exchangeable Notes pursuant to the terms of the collateral agency agreement. The New Senior Notes will rank
(i) PARI PASSU in priority of payment with the Senior Indebtedness of the Issuer, including the New Exchangeable Notes (provided that the Issuer may make interest payments on the New Exchangeable Notes in kind rather than in cash), and (ii) senior in priority of payment to all other Indebtedness of the Issuer that is designated as subordinate or junior in right of payment to the New Senior Notes.

          The New Senior Notes will be limited to US$120.0 million in aggregate principal amount and will finally mature on December 15, 2017, unless earlier redeemed pursuant to the terms thereof and the New Senior Indenture. The Trustee will authenticate and deliver the New Senior Notes for original issue in an aggregate principal amount of up to US$120.0 million.

          PAYMENT OF INTEREST

          The New Senior Notes will bear interest at the rate of 8% per year from, and including, the date of issuance, payable semiannually in cash in arrears on June 15 and December 15 of each year, commencing June 15, 2003, to the persons who are registered holders thereof at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the New Senior Notes were first issued under the New Senior Indenture. Interest on the New Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal will be payable at the office of the Trustee or any paying agent. The principal and interest on the New Senior Notes will be payable exclusively in Dollars or such other currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

          PAYMENT OF PRINCIPAL

          The principal of the New Senior Notes will be payable in semiannual installments, commencing June 15, 2003, as follows:

                                                             PERCENTAGE OF
                                                           PRINCIPAL AMOUNT
    PAYMENT DATE                                                PAYABLE
    ------------                                           ----------------
June 15, 2003............................................      1.783009913%
December 15, 2003........................................      1.854330310%
June 15, 2004............................................      1.928503522%
December 15, 2004........................................      2.005643663%
June 15, 2005............................................      2.085869410%
December 15, 2005........................................      2.169304186%
June 15, 2006............................................      2.256076354%
December 15, 2006........................................      2.346319408%
June 15, 2007............................................      2.440172184%
December 15, 2007........................................      2.537779071%

June 15, 2008............................................      2.639290234%
December 15, 2008........................................      2.744861844%
June 15, 2009............................................      2.854656317%
December 15, 2009........................................      2.968842570%
June 15, 2010............................................      3.087596273%
December 15, 2010........................................      3.211100124%
June 15, 2011............................................      3.339544129%
December 15, 2011........................................      3.473125894%
June 15, 2012............................................      3.612050930%
December 15, 2012........................................      3.756532967%
June 15, 2013............................................      3.906794285%
December 15, 2013........................................      4.063066057%
June 15, 2014............................................      4.225588699%
December 15, 2014........................................      4.394612247%
June 15, 2015............................................      4.570396737%
December 15, 2015........................................      4.753212606%
June 15, 2016............................................      4.943341111%
December 15, 2016........................................      5.141074755%
June 15, 2017............................................      5.346717745%
December 15, 2017........................................      5.560586455%

          GENERAL

          The Issuer will maintain an office or agency in The City of New York where New Senior Notes may be surrendered for registration of transfer or exchange and an office or agency in The City of New York where the New Senior Notes may be presented or surrendered for payment of principal by check drawn on a bank in The City of New York. Payments of interest on any New Senior Note shall be made by check drawn on a bank doing business in The City of New York mailed to the address of the person entitled thereto as such address shall appear in records to be maintained by a registrar pursuant to the New Senior Indenture. The Trustee will initially act, in The City of New York, as transfer agent, paying agent and registrar under the New Senior Indenture. The Issuer may have one or more additional transfer agents and paying agents.

          The principal of, premium, if any, interest on and all other amounts payable under the New Senior Notes will be unconditionally guaranteed by the Company as evidenced by the New Senior Guarantee set forth in the New Senior Indenture. See "-- New Senior Guarantee." The New Senior Guarantee is a direct, unconditional and senior secured obligation of the Company, secured by a lien granted to the Collateral Agent on substantially all of the assets of the Company, which lien will be effectively senior to the lien securing the New Exchangeable Notes pursuant to the terms of the Collateral Agency Agreement. The New Senior Notes will rank (i) PARI PASSU in priority of payment with the Senior Indebtedness of the Company, including the New Exchangeable Notes (provided that the Issuer may make interest payments on the New Exchangeable Notes in kind rather than in cash), and (ii) senior in priority of payment to all other Indebtedness of the Company that is designated as subordinate or junior in right of payment to the New Senior Guarantee.

          The New Senior Notes will be issued in fully registered form without interest coupons in denominations of US$1.00 or any integral multiple thereof. The New Senior Notes will be represented by one or more registered notes in global form and in certain circumstances may be represented by notes in definitive form. See "-- Book Entry, Delivery and Form." The New Senior Notes will be transferable, exchangeable and subject to replacement at the offices of the transfer agents.

          SECURITY

          Subject to certain exceptions, the Issuer's obligations under the New Senior Notes and the New Senior Indenture and the Company's obligations under the New Senior Guarantee will be secured by Liens granted to the Collateral Agent on substantially all of the assets of the Issuer and the Company (the "Collateral"). The Collateral also will secure the obligations under the New Exchangeable Notes and the New Exchangeable Indenture. Pursuant to the Collateral Agency Agreement, the net proceeds from the sale of Collateral will be paid first (after payment of any amounts due and owing to the Trustee for the New Senior Notes) to satisfy the obligations under the New Senior Notes and the New Senior Indenture and thereafter, to satisfy the obligations under the New Exchangeable Notes and New Exchangeable Indenture. See "-- Possession, Use and Release of Collateral," "-- Use of Trust Monies," "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness" and "Security Arrangements."

          The security interest in favor of the Collateral Agent for the benefit of the Secured Creditors, including the holders of the New Senior Notes, will be created in the Collateral pursuant to the Security Documents. These documents will contain covenants prohibiting the Issuer and the Company from selling or otherwise transferring any interest in the Collateral, except as permitted under the New Senior Indenture. In addition, the Trustee, the Exchangeable Notes Trustee and the Collateral Agent will enter into the Collateral Agency Agreement, which will, among other things, substantially limit the ability of holders of the New Exchangeable Notes to proceed against the Collateral. Under the Collateral Agency Agreement, the Trustee under the New Senior Indenture will be entitled to direct the Collateral Agent to sell or dispose of these assets upon an Event of Default without the consent of the Exchangeable Notes Trustee, except that the Collateral Agent will be required to deliver promptly to the Exchangeable Notes Trustee any such proceeds remaining after payment and satisfaction of all obligations under the New Senior Notes and the New Senior Indenture. The Collateral Agency Agreement also will limit the rights of the Exchangeable Notes Trustee with respect to the Collateral after the occurrence of an Event of Default under the New Exchangeable Indenture. The Collateral Agency Agreement will provide that if the New Exchangeable Notes become due and payable prior to their Stated Maturity or are not paid in full at their Stated Maturity at a time during which the Issuer and the Company have obligations outstanding under the New Senior Indenture, the Exchangeable Notes Trustee will not have the right to foreclose or otherwise realize upon the Collateral unless and until the Trustee under the New Senior Indenture fails to take steps to exercise remedies with respect to or in connection with the Collateral within 180 days following notice from the Exchangeable Notes Trustee to the Collateral Agent of the occurrence of an Event of Default under the New Exchangeable Indenture.

          The Collateral Agency Agreement also will prevent the Exchangeable Notes Trustee and the holders of the New Exchangeable Notes from pursuing remedies with respect to the Collateral in an insolvency proceeding.

          The New Senior Indenture will permit the release of all or specified portions of the Collateral as set forth under "--Possession, Use and Release of Collateral."

          THE NEW SENIOR GUARANTEE

          Under the New Senior Indenture, the Company will irrevocably and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the New Senior Notes (the "New Senior Guarantee") when and as the same shall become due and payable, whether on the relevant maturity date, upon acceleration, by call for redemption, upon repurchase or purchase as a result of a Change of Control Offer or Asset Disposition Offer or otherwise. The Company's obligations under the New Senior Guarantee will be secured by the Collateral as described under "Security Arrangements." The Company has (i) agreed that its obligations under the New Senior Guarantee will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New Senior Notes or the New Senior Indenture and (ii) waived its right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the New Senior Guarantee. The New Senior Indenture provides that the New Senior Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, which laws would not require the Trustee to pursue or exhaust its legal and equitable remedies against the Issuer prior to exercising its rights under the New Senior Guarantee. There can be no assurance that an Indonesian court would give effect to this provision.

          Under Indonesian law, the Indonesian Civil Code contains certain provisions protecting or conferring rights on guarantors, in particular Articles 1430, 1831, 1833, 1837, 1843 and 1847 to 1849 (inclusive) thereof. Enforcement of the New Senior Guarantee is subject to those provisions. Under Article 1831, a guarantor, for example, may waive its right to require the beneficiary to exhaust its legal remedies against the obligor on a guaranteed obligation prior to the beneficiary exercising its rights under the related guarantee. Despite the waiver of the provisions of Article 1831, there can be no assurance that an

Indonesian court would not impose on the holders of the New Senior Notes an obligation to exhaust all available remedies against the Issuer as a condition precedent to enforcement of the New Senior Guarantee.

          The New Senior Guarantee will not be discharged with respect to any New Senior Note except by payment in full of the principal thereof, premium, if any, and interest thereon and all other amounts payable thereunder. Moreover, if at any time any amount paid under a New Senior Note is rescinded or must otherwise be restored, the rights of the holders of the New Senior Notes under the New Senior Guarantee will be reinstated with respect to such payment.

          DEBT SERVICE RESERVE ACCOUNT

          The Trustee will establish a securities account (the "Debt Service Reserve Account") in a jurisdiction outside Indonesia on or before the date the Exchange Offer is consummated in connection with the issuance of the New Senior Notes. On the last business day of each month during the period from January 15, 2003 through June 15, 2003, the Issuer will deposit in the Debt Service Reserve Account for the benefit of the holders of the New Senior Notes, the pro rata portion an amount of cash sufficient to acquire U.S. government securities (the "Pledged Securities") in an amount as will be sufficient to provide payment in full when due of the first scheduled interest and principal payment on the New Senior Notes on June 15, 2003. The Issuer expects to use approximately $7.0 million of available cash to acquire the Pledged Securities.

          All amounts deposited in the Debt Service Reserve Account and the Pledged Securities will be pledged by the Issuer to the Trustee for the benefit of the holders of the New Senior Notes pursuant to a Pledge Agreement between the Issuer and the Trustee (the "Pledge Agreement").

          If a potential Event of Default with respect to scheduled interest and principal payments on the New Senior Notes shall have occurred and be continuing, then, prior to the expiration of the applicable cure period for such potential Event of Default, the Trustee shall apply the funds in the Debt Service Reserve Account in the following order of priority: first, to the Trustee for amounts due to the Trustee under the New Senior Indenture; second, to the holders for amounts due and unpaid on the Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the New Senior Notes for interest; and third, to the holders for amounts due and unpaid on the New Senior Notes for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the New Senior Notes for principal.

          PAYMENT OF ADDITIONAL AMOUNTS

          All payments of principal of, premium, if any, and interest on each New Senior Note or the New Senior Guarantee will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or Governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of Indonesia, The Netherlands or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law or by regulation or Governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal, premium or interest is so required, the Issuer or the Company, as the case may be, will pay such additional amounts ("Additional Amounts") as will result in receipt by each holder of any New Senior Note of such gross amount as would have been received by such holder or the beneficial owner with respect to such New Senior Note or the New Senior Guarantee, as applicable, had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required, except that no Additional Amounts will be payable:

          (a)  for or on account of:

               (1) any tax, duty, assessment or other Governmental charge that would not have been imposed but for

                      (A) the existence of any present or former connection between such holder or the beneficial owner of such New Senior Note and the Republic of Indonesia or The Netherlands, as the case may be, other than the mere acquisition, holding or disposition of such New Senior Note or the receipt of payments thereunder, including, without limitation, such holder or the beneficial owner of such New Senior Note being or having been a national, domiciliary or resident of or treated as a resident thereof, being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein; or

                      (B) the presentation of such New Senior Note (where presentation is required) more than 30 days after the date on which the payment in respect of such New Senior Note became due and payable or provided for, whichever is later, except to the extent that such holder would have been entitled to such Additional Amounts if it had presented such New Senior Note for payment on any day within such period of 30 days;

               (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other Governmental charge;

               (3) any tax, assessment or other Governmental charge that is imposed or withheld by reason of the failure of such holder or the beneficial owner of such New Senior Note to comply with a request by the Issuer or the Company addressed to such holder (A) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other Governmental charge; or

               (4)    any combination of items (1), (2) and (3); or

          (b) with respect to any payment of the principal of, premium, if any, or interest on such New Senior Note or the New Senior Guarantee to such holder (including a fiduciary or partnership) to the extent that under the laws of Indonesia or The Netherlands, as the case may be, some person other than such holder is required to include such payment in income and such other person would not have been entitled to such Additional Amounts had it been the holder of the New Senior Note.

          Whenever there is mentioned in this Amended Offering Circular, in any context, the payment of principal, premium or interest in respect of any New Senior Note or the New Senior Guarantee or the net proceeds received on the sale or exchange of any New Senior Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the New Senior Indenture to the extent that, in such context. Additional Amounts are, were or would be payable in respect thereof pursuant to the New Senior Indenture.

          SINKING FUND

          There will be no mandatory sinking fund for the New Senior Notes.

          MANDATORY REDEMPTION

          The Issuer is not required to make any mandatory redemption with respect to the New Senior Notes.

          OPTIONAL REDEMPTION

          At any time after the date of the New Senior Indenture, the New Senior Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the New Senior Notes to be redeemed, plus accrued and unpaid interest thereon to the applicable redemption date.

          MANAGEMENT OF THE COMPANY

          Any changes to the Board of Directors or Board of Commissioners of the Company appointed by the Majority Shareholder requires the consent of the holders of a majority of the aggregate principal amount of the New Senior Notes and New Exchangeable Notes then outstanding, voting as a single class.

          CERTAIN COVENANTS

          The New Senior Indenture contains covenants including, among others, the following:

          LIMITATION ON INDEBTEDNESS.

          (a) Neither the Company nor the Issuer shall Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.

          (b) Notwithstanding the foregoing paragraph (a), the Company or the Issuer may Incur the following Indebtedness: (1) Indebtedness pursuant to the Loan Facilities (or any other facility for working capital or general corporate purposes) PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness under all such Loan Facilities then outstanding does not exceed US$50.0 million; (2) Indebtedness owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (3) Indebtedness pursuant to the New Senior Notes and the New Senior Guarantee, (4) Indebtedness evidenced by the New Exchangeable Notes issued pursuant to the New Exchangeable Indenture up to the amounts issued on the Issue Date, and any Guarantees thereof, plus any New Exchangeable Notes issued as payment of interest thereon in accordance with the terms thereof, and any Guarantees thereof, less any amounts repaid or retired; (5) Indebtedness evidenced by the Guaranteed Notes up to the amounts issued on the Issue Date, and any Guarantees thereof; (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this paragraph (b)); (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5),(6) this clause
(7) or clause (b)(v) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;" (8) Hedging Obligations to hedge exposure against fluctuations in interest rates or currency rates in respect of Indebtedness permitted to be Incurred by the Company or the Issuer pursuant to the New Senior Indenture; (9) Indebtedness under Commodity Agreements entered into in the ordinary course of the financial management of the Company or the Issuer and not for speculative purposes; (10) Indebtedness pursuant to short term trade letters of credit (and facilities therefor) and short-term trade guarantees, in each case, entered into in the ordinary course of business of the Company or the Issuer, as applicable; (11) Purchase Money Indebtedness the principal amount of which Incurred in any single calendar year shall not exceed US$5.0 million; PROVIDED HOWEVER that no Indebtedness may be Incurred pursuant to this clause (11) to the extent the principal amount thereof would, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, exceed US$10.0 million; and (12) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and the Issuer outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a)) does not exceed US$20.0 million.

          (c) Notwithstanding the foregoing, neither the Company nor the Issuer shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the New Senior Notes to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify (and may later reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

          LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES.

          (a) Neither the Issuer nor the Company shall permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock; PROVIDED, HOWEVER, that the Issuer may Incur Indebtedness permitted pursuant to paragraph (a) or (b) of the covenant described under "-- Limitation on Indebtedness."

          (b) Notwithstanding the foregoing paragraph (a), any Restricted Subsidiary other than the Issuer may Incur:

               (i) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

               (ii) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, the Company or the Issuer would have been able to Incur at least US$1.00 of additional indebtedness pursuant to clause (a) of the covenant described under "--Limitation on Indebtedness."

               (iii) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (i) or (ii) of this paragraph);

               (iv) Indebtedness under Commodity Agreements entered into in the ordinary course of financial management of such Restricted Subsidiary and not for speculative purposes; and

               (v) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (ii) or (iii) of this paragraph or this clause (v); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause
          (ii), such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

          LIMITATION ON RESTRICTED PAYMENTS.

          (a) Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time the Company, the Issuer or such other Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company or the Issuer is not able to Incur an additional US$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the New Senior Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company issued after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and
(ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) US$10.0 million.

          (b)  The provisions of the foregoing paragraph (a) shall not prohibit:
(i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); PROVIDED, HOWEVER, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors, or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terns of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed US$0.5 million in any calendar year, PROVIDED FURTHER, HOWEVER, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; and (v) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the Guaranteed Notes.

          LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

          Neither the Company nor the Issuer shall, nor shall the Company permit any other Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or the Issuer, (b) to make any loans or advances to the Company or the Issuer or (c) to transfer any of its property or assets to the Company or the Issuer, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restrictions with respect to the Lien on the Guaranteed Notes, any defeasance trust or the Debt Service Reserve Account; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

          LIMITATION ON SALES OF NON-COLLATERAL ASSETS AND SUBSIDIARY STOCK.

          (a) Neither the Company nor the Issuer will, nor will the Company or the Issuer permit the Issuer or any other Restricted Subsidiary to, make any Asset Disposition that is not a disposition of Collateral, in whole or in part, unless (1) the Company, the Issuer or such other Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock or assets subject to such Asset Disposition (including the value of all non-cash consideration), as determined in good faith by an officer (having a title of manager or more senior) of the Company, the Issuer or such other Restricted Subsidiary, in the case of an Asset Disposition involving consideration not greater than US$1.0 million, or by the Board of Directors, in the case of an Asset Disposition involving consideration of more than US$1.0 million, (2) except in the case of an Involuntary Loss, at least 75% of such consideration is in the form of cash or cash equivalents and (3) the Company, the Issuer or such other Restricted Subsidiary, as applicable, complies with the requirements of paragraphs (b) and
(c) below.

          (b) In the case of any Asset Disposition which is not a disposition of Collateral by the Company, the Issuer or any other Restricted Subsidiary, the Company or such Restricted Subsidiary will apply the Net Available Cash from such Asset Disposition (i) FIRST, to the extent such Net Available Cash is required to be so applied, to prepay, repay, redeem or purchase (A) Senior Indebtedness of the Company or (B) unsubordinated Indebtedness (other than Disqualified Stock) of the Company or any Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company), within 180 days after the later of such Asset Disposition or receipt of the Net Available Cash, (ii) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (i), the Company or such other Restricted Subsidiary may apply such Net Available Cash to acquire (or enter into a legally binding agreement to acquire) Additional Assets within 270 days after the later of such Asset Disposition or receipt of the Net Available Cash; PROVIDED, HOWEVER, that (1) if any such legally binding commitment to acquire Additional Assets is terminated prior to the later of 270 days following such Asset Disposition or 270 days following the receipt of such Net Available Cash, the Company, the Issuer or any other Restricted Subsidiary may, within 90 days following such termination or 270 days following such Asset Disposition or 270 days following the receipt of such Net Available Cash, whichever is latest, acquire (or enter into a single further legally binding commitment to acquire) other Additional Assets, and (2) any legally binding commitment to acquire Additional Assets shall be fully performed within 24 months following such Asset Disposition or the receipt of such Net Available Cash, whichever is later. Any Net Available Cash not applied as provided above shall constitute "Excess Proceeds."

          (c) If at any time the New Exchangeable Notes are outstanding, the Issuer shall apply any Excess Proceeds in accordance with the New Exchangeable Indenture. If no New Exchangeable Notes are outstanding, and when the aggregate amount of Excess Proceeds from all Asset Dispositions which are not dispositions of Collateral exceeds the equivalent of US$10.0 million, the Issuer shall, within 30 days thereafter, make an offer (the "Excess Proceeds Offer") in accordance with the provisions of the New Senior Indenture to purchase on a pro rata basis New Senior Notes at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, plus any Additional Amounts due thereon (and any other Secured Indebtedness for which the Issuer or the Company is require to make a similar offer pursuant to the terms of such Secured Indebtedness, at a price no greater than par), in an aggregate amount equal to the Excess Proceeds. To the extent that the aggregate amount of New Senior Notes and other Secured Indebtedness tendered in response to the Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use the balance of such Excess Proceeds in any manner not otherwise prohibited by the New Senior Indenture. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero or such greater amount based on Net Available Cash received in connection with Asset Dispositions that occur subsequent to the date the US$10.0 million threshold is exceeded.

          (d) For the purposes of this covenant and the covenant described under "-- Limitation on Sales of Collateral," the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition shall be deemed to be cash or cash equivalents.

          The Company and the Issuer each shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Senior Notes pursuant to this covenant and the covenant described under "-- Limitation on Sales of Collateral." To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant or the covenant described under "-- Limitation on Sales of Collateral," the Company and the Issuer each shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

          LIMITATION ON SALES OF COLLATERAL.

          (a) ALL COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary, directly or indirectly, to, consummate any Collateral Disposition, in whole or in part, unless: (i) other than in the case of an Involuntary Loss, the Company or such Restricted Subsidiary receives consideration at the time of such Collateral Disposition at least equal to the fair market value (including the value of all non-cash consideration) of the Collateral subject to such Collateral Disposition, as determined in good faith (A) in the case of a Collateral Disposition involving consideration of US$1.0 million or less, by an officer of the Company having the title of manager or more senior, or (B) in the case of a Collateral Disposition involving consideration of more than US$1.0 million, by the Board of Directors of the Company; (ii) other than in the case of an Involuntary Loss, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash and cash equivalents; (iii) any such Collateral Disposition is in compliance with the provisions described under "-- Possession, Use and Release of Collateral;" (iv) an amount equal to 100% of the Net Available Cash from such Collateral Disposition shall promptly be delivered and pledged by the Company (or such Restricted Subsidiary, as the case may be) to the Collateral Agent for deposit in the Collateral Accounts or, in the case of an Involuntary Loss that does not constitute a Major Collateral Disposition, the Insurance Collateral Account, pending application in accordance with the provisions of paragraphs (b), (c) or
(d), as applicable, below, in each case in the name and under the sole dominion and control of the Collateral Agent; (v) the Liens of the Security Documents (which shall be first priority perfected Liens) attach to all other property and assets received, and the Company (or such Restricted Subsidiary, as the case may be) shall take such other actions, at the sole expense of the Company or such Restricted Subsidiary, to ensure Liens under the Security Documents so attach to such property and assets; and (vi) in the event of a Collateral Disposition that is: (A) a Major Collateral Disposition, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (b) below; (B) a Collateral Disposition that does not constitute a Major Collateral Disposition and does not result from an Involuntary Loss, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (c) below; or (C) a Collateral Disposition that does not constitute a Major Collateral Disposition but results from an Involuntary Loss, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (d) below.

          (b) MAJOR COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, consummate a Major Collateral Disposition unless, in addition to complying with the provisions set forth in paragraph (a) above, (i) the Net Available Cash from such Major Collateral Disposition, other than in the event of a Major Collateral Disposition occurring as a result of an Involuntary Loss, shall be sufficient to prepay all unpaid principal, interest and all other amounts payable in respect of all Secured Indebtedness and (ii) an amount equal to 100% of the Net Available Cash from any such Major Collateral Disposition (including as a result of an Involuntary Loss) is applied (A) FIRST, (x) with respect to Net Available Cash deposited in the New Senior Notes Collateral Account, to make an offer to the holders of the New Senior Notes to purchase any and all of the outstanding New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof plus, in each case, accrued and unpaid interest, if any, plus any Additional Amounts due thereon or which will become due as a result of the repurchase or otherwise, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the indenture and (y) with respect to Net Available Cash deposited in the Additional Indebtedness Collateral Account, to the extent the Company or any Restricted Subsidiary is so required by the terms of any Secured Indebtedness (other than the New Senior Notes and the New Senior Guarantee), to prepay, repay, redeem or repurchase such Secured Indebtedness; and (B) SECOND, to the extent of the balance of such Net Available Cash, after application in accordance with clause (A) and, to the extent the Company elects, to replace any assets or property or to purchase properties, assets or rights to be used in the business of the Company and owned by the Company, PROVIDED that such property, assets or rights shall become subject to the Liens of the Security Documents (which shall be first priority perfected Liens unless otherwise contemplated by the Security Documents) and shall become

Collateral governed by the Collateral Agency Agreement. Any Net Available Cash not applied pursuant to clause (A) or (B) shall remain in the Collateral Accounts except as provided in paragraph (e). The Issuer will be required to purchase all New Senior Notes tendered pursuant to an offer by the Issuer under this paragraph (b) other than in the event of an offer resulting from an Involuntary Loss, in which case, the Issuer will be required to purchase New Senior Notes from all holders that tender their New Senior Notes, in each case in accordance with the procedures (including, in the event of an offer resulting from an Involuntary Loss, prorating in the event of oversubscription) set forth in the New Senior Indenture.

          Within 30 days following any Major Collateral Disposition, unless notice of redemption of the New Senior Notes has been given pursuant to the provisions of the New Senior Indenture described under "--Optional Redemption" above, the Issuer shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Major Collateral Disposition has occurred and that such Holder has the right to require the Issuer to purchase such Holder's New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest in the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise; (2) the circumstances and relevant facts regarding such Major Collateral Disposition (including information with respect to the Collateral disposed of, the circumstances surrounding such disposal and the intended use of the Net Available Cash (including the identification of any Additional Assets to be purchased), if any, after repurchasing all New Senior Notes tendered) in each case in reasonable detail; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4) the instructions determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its New Senior Notes purchased.

          (c) VOLUNTARY NON-MAJOR COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, consummate a Collateral Disposition that does not constitute a Major Collateral Disposition and that does not result from an Involuntary Loss unless, in addition to complying with the provisions set forth in paragraph (a) above, an amount equal to 100% of the Net Available Cash from such Collateral Disposition shall be applied, to the extent the Company elects, to replace any assets or property that were the subject of such Collateral Disposition or to acquire properties, assets or rights to be used in the business of the Company and owned by the Company (such replacement assets or property and such properties, assets or rights to be acquired being hereinafter referred to as the "New Collateral Assets") within 18 months from the later of the date of such Collateral Disposition or the receipt of such Net Available Cash, PROVIDED such New Collateral Assets shall become subject to the Liens of the Security Documents (which shall be first priority perfected Liens), and shall become Collateral governed by the Collateral Agency Agreement; PROVIDED, HOWEVER, that if the Net Available Cash from such Collateral Disposition, when aggregated with all the Excess Collateral Proceeds on deposit in the Collateral Accounts, exceeds US$10.0 million, the Issuer shall be required to make an offer pursuant to paragraph (e) of this covenant; PROVIDED FURTHER, HOWEVER, that (A) such offer will not be required to be made if the Issuer delivers to the Trustee and the holders of the New Senior Notes an Officer's Certificate within 30 days after such Collateral Disposition certifying: (1) that the Issuer has identified New Collateral Assets to be acquired (together with a description thereof), (2) that delivery of such New Collateral Assets will be taken, and completion of the purchase of such New Collateral Assets will occur, within 180 days after the date of such Officer's Certificate, (3) the amount of Net Available Cash to be used to purchase such New Collateral Assets and (4) that such amount of Net Available Cash so to be used would reduce the Excess Collateral Proceeds in the Collateral Accounts to less than US$10.0 million; and (B) the completion of the purchase of such New Collateral Assets shall take place on or before the 180 day period specified in such certification. Any Net Available Cash not applied as provided above in this paragraph (c) shall constitute "Excess Collateral Proceeds."

          If at any time the New Exchangeable Notes are outstanding, the Issuer shall apply any Excess Collateral Proceeds in accordance with the New Exchangeable Indenture. If no New Exchangeable Notes are outstanding, and if the aggregate amount of Excess Collateral Proceeds in the Collateral Accounts at any time exceeds US$10.0 million (i) the Issuer shall make an offer (a "Collateral Offer") in accordance with the terms of the New Senior Indenture, to purchase Securities in an aggregate principal amount equal to the Excess Collateral Proceeds in the Notes Collateral Account, on the date such threshold is exceeded, at 100% of the principal amount thereof, plus accrued interest, if any, plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise, to the date of purchase and (ii) to the extent the Company or any Restricted Subsidiary is required by the terms of any Secured Indebtedness (other than the New Senior Notes), the Company or such Restricted Subsidiary shall prepay, repay, redeem or repurchase such Secured Indebtedness with Net Available Cash from the Additional Indebtedness Collateral Account. The Issuer will be required to purchase all New Senior Notes tendered pursuant to any such Collateral Offer in accordance with the procedures (including prorating in the event of oversubscription) set forth in the New Senior Indenture. If the aggregate purchase price of the New Senior Notes tendered pursuant to any Collateral Offer is less than the Excess Collateral Proceeds in the Notes Collateral Account at the time such Collateral Offer is made, such excess may be used to acquire New Collateral Assets; provided that such New Collateral Assets become subject to the Liens of the Security Documents (which shall be first priority perfected Liens) and shall become Collateral governed by the Collateral Agency Agreement.

          (d) INVOLUNTARY NON-MAJOR COLLATERAL DISPOSITIONS. In the event of a Collateral Disposition that does not constitute a Major Collateral Disposition but results from an Involuntary Loss, an amount equal to 100% of the Net Available Cash from such Collateral disposition shall be applied from the Insurance Collateral Account to the extent the Company elects, to repair or replace any assets or property that are the subject of such Involuntary Loss within 18 months after the occurrence of such Involuntary Loss; PROVIDED, HOWEVER, that such 18 month period may be extended for an additional 365 days upon delivery to the Trustee of an Officer's Certificate certifying that the Company shall use such proceeds to repair or replace such assets or property during such subsequent 365 day period; PROVIDED FURTHER, HOWEVER, that all other holders of Secured Indebtedness permit such extension of time and permit such Net Available Cash to be used for such purpose. Any Net Available Cash not applied as provided above in this paragraph (d) shall constitute Excess Collateral Proceeds.

          The Collateral Agency Agreement provides that Net Available Cash in the Insurance Collateral Account will constitute Excess Collateral Proceeds upon the earliest of (i) receipt by the Collateral Agent of a Notice of Actionable Default; (ii) the occurrence of a Foreclosure Event (as defined in the Collateral Agency Agreement); and (iii) the last day of the period permitting such Net Available Cash to be applied in the repair or replacement of assets or property as such period is permitted to be extended.

          To the extent not otherwise applied pursuant to this covenant, Net Available Cash on deposit in the New Senior Notes Collateral Account will be released from the Liens of the Security Documents when all principal, interest and other amounts, if any, due on the New Senior Notes has been paid in full or released to the Trustee as set forth in the covenant described under "--Use of Trust Moneys."

          LIMITATION ON AFFILIATE TRANSACTIONS.

          (a) Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of US$1.0 million, (i) are set forth in writing and (ii) have been approved by the Board of Directors of the Company and
(3) in addition, if such Affiliate Transaction involves as amount in excess of US$5.0 million, have been determined by an internationally recognized investment banking firm or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of international reputation, to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

          (b)  The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed US$1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the payment of fees for management services provided in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed US$1.0 million in the aggregate in any calendar year, (viii) the Company from performing its obligations under the Propylene Supply Agreement; PROVIDED that any amendment to the Propylene Supply Contract complies with the provisions of clauses (a) (1) and (a) (2) (i) and
(ii) above, and (ix) the Company from entering into agreements to sell polypropylene in the ordinary course of business and consistent with past practices; PROVIDED that any such agreement complies with the provisions of clause (a) (1) above; PROVIDED FURTHER that if a Change of Control has occurred, any such agreement complies also with the provisions of clause (a) (2) (ii) above.

          CHANGE OF CONTROL.

          (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder's New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof plus, accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest, on the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise, in accordance with the terms contemplated in paragraph (b) below.

          (b) Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's New Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise; (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its New Senior Notes purchased.

          (c) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Senior Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

          Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Company or the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Senior Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's or the Issuer's capital structure or credit ratings. The definition of Change of Control includes the sale of "all or substantially all" of the assets of the Company or the Issuer to certain third parties. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Senior Notes to require the Issuer to repurchase such New Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or the Issuer to another person may be uncertain. Under the New Senior Indenture, the sale of all or substantially all of the assets of the Company, or the sale of a controlling interest in the shares of the Company, to Tirtamas, Nissho Iwai, BP or certain affiliates thereof will not constitute a Change of Control.

          Future Indebtedness of the Company or the Issuer may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the New Senior Notes could cause a default under such indebtedness, even if the Change of

Control itself does not, due to the financial effect of such repurchase on the Company or the Issuer. Finally, the Issuer's ability to pay cash to the holders of New Senior Notes following the occurrence of a Change of Control may be limited by the Company's and the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          The provisions under the New Senior Indenture relative to the Issuer's obligation to make an offer to repurchase the New Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Senior Notes.

          LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

          Neither the Company nor the Issuer shall sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Person that was a Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary.

          LIMITATION ON LIENS AND PARI PASSU INDEBTEDNESS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind upon any of the Collateral, or right, title or interest thereto, except for Permitted Liens.

          Notwithstanding the foregoing, the Company and the Issuer will have the right from time to time to Incur Liens on the Collateral to secure Additional Indebtedness on an equal and ratable basis with the New Senior Notes and the New Senior Guarantee PROVIDED that (i) the proceeds of such Additional Indebtedness are promptly used to finance the acquisition of a Qualified Project by the Company or a Restricted Subsidiary (or to Refinance Additional Indebtedness used for such purpose), (ii) such Additional Indebtedness with respect to such Qualified Project Incurred or to be Incurred does not exceed 75% of the lesser of (x) the Estimated Project Costs with respect to such Qualified Project and (y) the fair market value determined by an Independent Appraiser of the additional Collateral provided by such Qualified Project (or, if greater, of the increase in the fair market value of the Collateral taken as a whole as a result of such Qualified Project), (iii) after giving PRO FORMA effect to such Incurrence, the Company or the Issuer would be permitted to Incur an additional US$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness," (iv) such Additional Indebtedness will state by its terms that it will be expressly subordinated to the New Senior Notes and the New Senior Guarantee until such time as the existing registered security deed shall be increased (but not decreased) by an amended or substitute security deed in an amount that equals or exceeds (1) the aggregate principal amount of Additional Indebtedness to be Incurred plus (2) an amount representing 12 full months of interest payments with respect to the Additional Indebtedness with respect to such Qualified Project (calculated on the basis of then current applicable rates) PROVIDED that, to the extent such Additional Indebtedness is being Incurred to Refinance a Qualified Project, such amount shall be increased only to reflect any increased interest rates applicable to such Additional Indebtedness, (v) the first priority perfected Lien of the Security Deed shall continue in full force and effect uninterrupted and continuously at all times,
(vi) the real property rights, improvements, moveable assets and other assets comprising the Qualified Project, and rights relating to insurance proceeds with respect to the Qualified Project, shall become a part of the Collateral and be subject to the Liens of the Security Documents (which shall be first priority perfected Liens), (vii) the conditions precedent to the Incurrence of such Indebtedness in the Collateral Agency Agreement are satisfied, (viii) all other amendments necessary, in the Opinion of Counsel to be delivered pursuant to clause (x) below, shall have been made to cause the Security Documents to continue to be first priority perfected Liens, (ix) with respect to Indebtedness Refinanced; the holders of the Indebtedness so Refinanced release their interest in the Collateral to the extent of such Refinancing, (x) no Default or Event of Default shall have occurred and be continuing or would result from such Incurrence of Additional Indebtedness and the Company shall deliver to the Trustee (A) a written Board of Directors' resolution authorizing the Incurrence of the Additional Indebtedness, (B) an Officer's Certificate that the conditions set forth in clauses (i) through (x) have been met and (C) an Opinion of Counsel, in form and substance satisfactory to the Trustee with respect to those matters referred to in clauses (v), (vi) and (vii) above.

          LIMITATION ON SALE/LEASEBACK TRANSACTIONS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "--Limitation on Liens and Pari Passu Indebtedness," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the, fair market value (as determined by the Board of Directors of the Company) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Non-Collateral Assets and Subsidiary Stock." Notwithstanding anything contained in this covenant, neither the Company nor the Issuer will, nor will the Company or the Issuer permit any other Restricted Subsidiary to, enter into, guarantee or otherwise become liable with respect to, any Sale/Leaseback Transaction involving Collateral.

          LIMITATION ON ISSUER ACTIVITIES.

          The Issuer will not engage in any business activity or undertake any other activity, except any activity relating to the offering, sale or issuance of Indebtedness or the lending or otherwise advancing the proceeds thereof to the Company or any Restricted Subsidiary and any other activities reasonably incidental thereto.

          KEEPWELL COMMITMENT.

          The Company and the Issuer shall, prior to or on the Issue Date, amend and restate the existing Keepwell Commitment (the "Keepwell") between the Company and the Issuer, which shall remain in force for so long as any New Senior Note or New Exchangeable Note remains outstanding under the New Senior Indenture or the New Exchangeable Indenture, regarding which agreement the Issuer shall, for the benefit of the Trustee and the Noteholders, use its reasonable best efforts to enforce its rights against the Company under the Keepwell.

          AMENDMENTS TO SECURITY DOCUMENTS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents or the Collateral Agency Agreement in any way that would be adverse to the holders of the New Senior Notes.

          LIMITATION ON COMPANY'S BUSINESS.

          The Company will not, and will not permit any of its Restricted Subsidiaries (other than the Issuer) to, directly or indirectly, engage in any business other than the manufacture, production, processing, marketing, distribution and sale (or activities or related processes reasonably incident thereto) of petrochemical products or any material produced by or in connection with such activities.

          INSURANCE.

          The Company will and will cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies, insurance on the Collateral and substantially all of its other insurable property, in such amounts and against such risks as is normally carried by corporations engaged in the same or similar businesses in the Republic of Indonesia as the Company. All such policies shall only be subject to deductibles and exclusions which are typical for similarly situated companies.

          TAXES.

          The Company and the Issuer will and the Company will cause is Subsidiaries to pay and discharge when due and payable all taxes imposed on it or on its income or profits or on any of its properties except such taxes as are being contested in good faith in appropriate proceedings, and to remit to the relevant authority any taxes required to be withheld or deducted from payments made with respect to the New Senior Notes or the New Senior Guarantee.

          FINANCIAL STATEMENTS.

          The Company will provide to the Trustee, and, upon request, the holders of the New Senior Notes annual financial statements for each fiscal year audited by an internationally recognized independent public accountant, within 180 days after the end of such fiscal year. All such financial statements shall be in English. The Issuer and the Company will also comply with the other provisions of TIA section 314(a).

          MERGER AND CONSOLIDATION.

          The Company shall not, and shall not enter into any agreement to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person at any time after December 15, 2005. In addition to the restrictions imposed by the previous sentence, the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) there has not been an Event of Default at any time after December 15, 2005; (ii) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Indonesia, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company, including the obligations under the New Senior Indenture, the New Senior Guarantee, the Collateral Agency Agreement and the Security Documents; (iii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (iv) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company would be able to Incur an additional US$1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; (v) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (vi) the Successor Company shall have delivered to the Trustee an opinion of Counsel to the effect that the holders will not recognize income, gain, or loss for United States Federal income tax purposes as a result of such transaction and will be subject to United States Federal income tax on the same amounts and at the same times as would be the case as if the transaction had not occurred and there will be no additional Indonesian Withholding Taxes and no Withholding Taxes of any other jurisdiction imposed on any payments made pursuant to the New Senior Notes or the New Senior Guarantee; and (vii) each of the Company and the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, stating that such consolidation, merger or transfer and such supplemental indenture comply with the New Senior Indenture, and the New Senior Indenture (including the New Senior Guarantee), the Collateral Agency Agreement, the Security Documents, and the New Senior Notes remain and will be in full force and effect against all applicable parties and the Lien of the Security Documents (which shall be a first priority perfected Lien unless otherwise contemplated by the Security Documents) with respect to the Collateral continues in full force and effect.

          The Issuer shall not consolidate or merge with or into any other Person, or convey transfer or lease all or substantially all its assets to any other Person and all of its outstanding Capital Stock shall at all times be owned by the Company free and clear of all Liens; provided the limitation in this sentence shall not apply from and after the time the Company assumes the Issuer's obligations pursuant to "--Assumption of Obligations and Other Actions."

          The foregoing provisions and other covenants in the New Senior Indenture would not necessarily afford holders of the New Senior Notes protection in the event of highly leveraged or other transactions involving the Company or the Issuer that may adversely affect holders of the New Senior Notes.

          NO LISTING

          No application will be made to list the New Senior Notes on any securities exchange or for quotation through the Nasdaq Stock Market, Inc.

          POSSESSION, USE AND RELEASE OF COLLATERAL

          Unless an Event of Default shall have occurred and be continuing and subject to the terms of the New Senior Indenture, the Security Documents and the Collateral Agency Agreement, the Company will have the right to remain in possession and retain control of the Collateral (other than any cash, securities, obligations and cash equivalents deposited with the Collateral Agent and other than as set forth in the Collateral Agency Agreement or the Security Documents), to operate the Collateral and to collect, invest and dispose of any income thereon.

          RELEASE OF COLLATERAL WITH TRUSTEE CONSENT.

          The Company shall have the right at any time and from time to time, to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Monies, which are subject to release from the Liens of the Security Documents as provided under "--Use of Trust Monies"), upon compliance with the requirements and conditions of the provisions set forth under "--Certain Covenants -- Limitation on Sales of Collateral" and in compliance with the provisions set forth below, and the Trustee shall direct the Collateral Agent to release the same from the Liens of any Security Document upon receipt by the Trustee of a notice requesting such release and describing the property to be so released, provided that:

          (a) if the property to be released has a book value of more than US$2.0 million, the Trustee is provided with a written resolution of a majority of the Board of Directors requesting such release and authorizing an application to the Trustee therefor;

          (b) the security afforded by the Liens of the Security Documents will not be impaired by such release (except with respect to the Collateral so released) and the proceeds from the property to be released are deposited in accordance with the provisions set forth under "--Certain Covenants-- Limitation on Sales of Collateral;"

          (c) the Company has disposed of or will dispose of the Collateral so to be released for a consideration representing its fair market value;

          (d) no Default or Event of Default shall have occurred and be continuing (or shall result therefrom);

          (e) if the Collateral to be released is real property, following such release and the release of the Lien of any applicable Security Deed with respect thereto, the non-released property has sufficient utility services and sufficient access to public roads, rail spurs, harbors, canals, terminals, and other transportation structures for the continued use of such non-released property in substantially the manner carried on by the Company and its Subsidiaries prior to such release;

          (f) if the Collateral to be released is real property, following such release, the non-released property subject to the Security Deed will continue to comply in all material respects with applicable laws, rules, regulations and ordinances relating to land use and building and work place safety;

          (g) if the Collateral to be released is real property, following such release, the fair market value of the non-released property (exclusive of the fair market value of the released property) shall not be less than the fair market value of such non-released property subject to the Security Deed prior to such release;

          (h) if the Collateral to be released is subject to a prior Permitted Lien, there shall be delivered to the Trustee a certificate of the trustee, fiduciary, transferee or other holder of such prior Permitted Lien that it has received the Net Proceeds sufficient to discharge such prior Permitted Lien and has been irrevocably authorized by the Company to pay over to the Collateral Agent any balance of such Net Proceeds remaining after the discharge of such Indebtedness secured by such prior Permitted Lien; and, if any property other than cash or cash equivalents is included in the consideration for any Collateral to be released, there shall be delivered to the Trustee such instruments of conveyance, assignment and transfer, if any, as may be reasonably necessary, in the opinion of counsel to be given pursuant to paragraph (k) to subject to the Liens of`the Security Documents all the right, title and interest of the Company in and to such property;

          (i) the first-priority perfected security interest pursuant to the Security Deed shall be in full force and effect continuously and uninterrupted at all times with respect to the Collateral not to be released;

          (j) (1) the Company delivers an Officer's Certificate with respect to the matters set forth in paragraphs (a) through (i) above and stating that all conditions precedent relating to the release of such Collateral have been complied with, PROVIDED that matters set forth in paragraphs (b), (c) and (d) may be an opinion of the officer and (2) the Officer's Certificate shall also be signed, in the case of clauses (b) (as to impairment of security), (c) and (g) by an Independent Appraiser; and

          (k) an Opinion of Counsel, in form and substance satisfactory to the Trustee, with respect to certain matters relating to the release is delivered.

          In case a Default or an Event of Default shall have occurred and be continuing, the Company, while in possession of the Collateral (other than Trust Monies, cash, cash equivalents, securities and other personal property held by or required to be deposited or pledged with the Collateral Agent or with the trustee, fiduciary, transferee or other holder of a prior Permitted Lien), may do any of the things enumerated in this covenant with respect to such Collateral, if each of the holders of the New Senior Notes by appropriate action of such holders, shall consent to such action. In such event, any certificate filed pursuant to this paragraph shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing (or would result therefrom). This paragraph shall not apply, however, during the continuance of an Event of Default of the type specified in paragraph (vii) under "--Defaults."

          All cash or cash equivalents allocable to holders of New Senior Notes received by the Collateral Agent pursuant to this covenant shall be held by the Collateral Agent, for the benefit of the holders, as Trust Monies subject to application as provided in "--Use of Trust Monies" or as provided in "--Certain Covenants--Limitation on Sales of Collateral."

          SUBSTITUTE COLLATERAL.

          The Company shall have the right to substitute moveable assets for certain Moveable Assets Collateral upon compliance with the provisions set forth below, and the Trustee shall direct the Collateral Agent to release the related Collateral, provided that (i) the Company subjects other similar property related to or used or to be used in the Plant to the Liens of the Security Documents (which shall be a first priority perfected Lien unless otherwise contemplated by the Security Documents), (ii) such property has a fair market value greater than or equal to the value of the Collateral to be released and
(iii) the Company provides the Trustee with certain documentation and appraisals and an Opinion of Counsel with respect to certain matters.

          DISPOSITION OF COLLATERAL WITHOUT TRUSTEE CONSENT.

          Notwithstanding the provisions of "--Release of Collateral with Trustee Consent" and "--Substitute Collateral," so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may, without any consent by the Trustee:

          (a) sell or otherwise dispose of any Collateral subject to the Liens of the Security Documents, which may have become worn out or obsolete, not exceeding a book value of US$2.0 million in any one calendar year;

          (b) demolish, dismantle, tear down or scrap any Collateral or abandon any Collateral other than land or interests in land (other than leases), if such demolition, dismantling, tearing down, scrapping or abandonment is in the best interests of the Company and the fair market value (except to the extent of the relevant Collateral being released) and utility of the Collateral as an entirety, will not thereby be impaired (such determination to be evidenced by a written resolution of a majority of the Board of Directors if the relevant Collateral has a fair market value in excess of US$2.0 million);

          (c) sell or otherwise dispose of Collateral in isolated transactions that do not exceed US$2.0 million in the aggregate.

          ASSUMPTION OF OBLIGATIONS AND OTHER ACTIONS

          The Company may, at its option and subject to certain restrictions, assume the obligations of the Issuer as obligor under the New Senior Notes. In the event of any such assumption, the Company will pay all amounts of principal, premium, if any, and interest with respect to the New Senior Notes without deduction or withholding for any and all taxes, duties, assessments or other Governmental charges whatsoever imposed by Indonesia (or any political subdivision or taxing authority of Indonesia), or, if such deduction or withholding is required, the Company will pay such Additional Amounts as will result in the receipt by each holder of any New Senior Note of such gross amount as would have been received by such holder or the beneficial owner with respect to such New Senior Note had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required; except that no Additional Amounts will be payable under the circumstances described under subparagraphs (a) and (b) under "-- Payment of Additional Amounts." Prior to any such assumption, pursuant to the foregoing, the Company will deliver to the Trustee an opinion of an independent counsel or tax consultant of recognized standing to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred. The Trustee shall accept such opinion (and shall be held harmless with respect thereto) as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders. The New Senior Indenture includes similar requirements if the Issuer reincorporates or changes its principal place of business.

          DEFAULTS

          An Event of Default is defined in the New Senior Indenture as (i) a default in the payment of interest or any Additional Amounts on the New Senior Notes when due, continued for 30 days, (ii) a default in the payment of principal of any New Senior Note when due at each Scheduled Payment Date, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company or the Issuer to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company or the Issuer to comply for 30 days after notice with any of its obligations (A) in the covenants described above under "Change of Control" (other than a failure to purchase New Senior Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock" (other than a failure to purchase New Senior Notes), "-- Limitation on Sales of Collateral" (other than a failure to purchase New Senior Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Limitation on Liens and Pari Passu Indebtedness," "-- Limitation on Sale/Leaseback Transactions," "-- Limitation on Issuer Activities," "-- Keepwell Commitment," "-- Amendments to Security Documents," "-- Limitation on Company's Business," "-- Insurance," "-- Taxes" and "-- Financial Statements," or (B) described above under "-- Possession, Use and Release of Collateral," (v) any Change of Control of the Company after December 15, 2005, (vi) the failure by the Company or the Issuer to comply for 60 days after notice with is other agreements contained in the New Senior Indenture, (vii) Indebtedness of the Company, the Issuer or any Significant Subsidiary, other than the New Exchangeable Notes (except the failure of the Issuer or the Guarantor to redeem the New

Exchangeable Notes at their Stated Maturity or to exchange the New Exchangeable Notes within 180 days after their Stated Maturity), is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds US$5.0 million (the "cross acceleration provision"), (viii) certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"), (ix) any judgment or decree for the payment of money in excess of US$5.0 million is rendered against the Company, the Issuer or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), (x) the New Senior Guarantee ceases to be in full force and effect (other than in accordance with the terms of such New Senior Guarantee) or the Company denies or disaffirms its obligations under the New Senior Guarantee or
(xi) (A) the security interests under the Pledge Agreement, Security Documents or the Collateral Agency Agreement shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the New Senior Indenture and discharge of the New Senior Indenture or any security interest created thereunder shall be declared invalid or unenforceable, or the Company or the Issuer shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable or (B) the Collateral Agent shall cease to have first priority perfected security interests in the Moveable Assets Collateral, the Proceeds Collateral, the Real Property Collateral (from and after the registry of the Security Deed), the Assigned Rights or the Debt Service Reserve Account (the "security default provision"). However, a default under clauses (iii), (v), (vi) or (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding New Senior Notes notify the Company of the default and the Company or the Issuer, as applicable, does not cure such default within the time specified after receipt of such notice.

          If an Event of Default occurs and is continuing, the Trustee or the holders of at least 50% in principal amount of the outstanding New Senior Notes may declare the principal of, accrued but unpaid interest on, and any Additional Amounts then due or which will be due on all the New Senior Notes to be due and payable. Upon such a declaration, such principal, interest and Additional Amounts shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the- Company occurs and is continuing, the principal of, interest and Additional Amounts on all the New Senior Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the New Senior Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Senior Notes may rescind any such acceleration with respect to the New Senior Notes and its consequences.

          Subject to the provisions of the New Senior Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Senior Indenture at the request or direction of any of the holders of the New Senior Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Senior Note may pursue any remedy with respect to the New Senior Indenture or the New Senior Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 50% in principal amount of the outstanding New Senior Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the New Senior Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a New Senior Note or that would involve the Trustee in personal liability.

          The New Senior Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the New Senior Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or Additional Amounts on any New Senior Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the New

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Senior Notes. In addition, the Company and the Issuer are each required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company and the Issuer are each also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company or the Issuer is taking or proposes to take in respect thereof.

          AMENDMENTS AND WAIVERS

          Subject to certain exceptions, the New Senior Indenture may be amended with the consent of the holders of a majority in principal amount of the New Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Senior Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the New Senior Notes then outstanding. However, without the consent of each holder of an outstanding New Senior Note affected thereby, no amendment may, among other things, (i) reduce the rate of or extend the time for payment of interest on any New Senior Note,
(ii) reduce the principal of or extend the Stated Maturity of any New Senior Note, (iii) reduce the premium payable upon the redemption of any New Senior Note or change the time at which any New Senior Note may be redeemed or purchased as described under "-- Optional Redemption," "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets", "-- Certain Covenants -- Limitation on Sales of Collateral" or "-- Certain Covenants -- Change of Control" above, (iv) make any New Senior Note payable in money other than that stated in the New Senior Note, (v) impair the right of any holder of the New Senior Notes to receive payment of principal of and interest and Additional Amounts on such holders New Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's New Senior Notes or (vi) make any change in the amendment provisions which require each holders consent or in the waiver provisions, (vii) modify any provisions described under "-- Amendments and Waivers" or "-- Defaults," except to increase the percentage of outstanding New Senior Notes required for such actions or to provide that certain other provisions of the New Senior Indenture cannot be modified or waived without the consent of the holder of each outstanding New Senior Note, (viii) release the Issuer or the Company from its respective obligations under the New Senior Indenture, the New Senior Notes or the New Senior Guarantee other than pursuant to "-- Certain Covenants -- Merger and Consolidation" or "-- Assumption of Obligations and Other Actions" or (ix) amend provisions related to amendments, modifications or waivers of the New Senior Indenture, the Pledge Agreement, the Security Documents or the Collateral Agency Agreement.

          The holders of a majority in aggregate principal amount of the New Senior Notes outstanding may waive compliance with certain restrictive covenants and provisions of the New Senior Indenture.

          Without the consent of any holder of the New Senior Notes, the Company, the Issuer and Trustee may amend the New Senior Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the New Senior Indenture as allowed by the provisions under "-- Certain Covenants -- Merger and Consolidation" and "-- Assumption of Obligations and Other Actions," to provide for uncertificated New Senior Notes in addition to or in place of certificated New Senior Notes (provided that the uncertificated New Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Senior Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the New Senior Notes, to add to the security for the New Senior Notes, to add to the covenants of the Company or the Issuer for the benefit of the holders of the New Senior Notes or to surrender any right or power conferred upon the Company or the Issuer, to make any change that does riot adversely affect the rights of any holder of the New Senior Notes or to comply with any requirement of the SEC in connection with the qualification of the New Senior Indenture under the TIA.

          The consent of the holders of the New Senior Notes is not necessary under the New Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the New Senior Indenture becomes effective, the Issuer is required to mail to holders of the New Senior Notes a notice briefly describing such amendment. However, the failure

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to give such notice to all holders of the New Senior Notes, or any defect therein, will not impair or affect the validity of the amendment.

          TRANSFER

          The New Senior Notes will be issued in registered form and will be transferable only upon the surrender of the New Senior Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other Governmental charge payable in connection with certain transfers and exchanges.

          DEFEASANCE

          The Issuer at any time may terminate all its obligations under the New Senior Notes and the New Senior Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Senior Notes, to replace mutilated, destroyed, lost or stolen New Senior Notes and to maintain a registrar and paying agent in respect of the New Senior Notes. The Issuer at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

          The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the New Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Senior Notes may not be accelerated because of an Event of Default specified in clause (iv),
(vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company or the Issuer to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Company will be released from all of its obligations with respect to the New Senior Guarantee and the Security Documents.

          In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the New Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) no Default or Event of Default with respect to the New Senior Notes will have occurred and be continuing on the date of such deposit or, insofar as the bankruptcy provisions described under "Defaults" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (ii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the New Senior Indenture) to which the Issuer or the Company is a party or by which it is bound; (iii) in the case of legal defeasance, the Issuer shall have delivered to the Trustee an Opinion or Opinions of Counsel stating that (a) the Issuer has received from or there has been published by the U.S. Internal Revenue Service a ruling, or since the Issue Date, there has been a change in applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding New Senior Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred and (b) under the laws of The Netherlands and the Republic of Indonesia, holders of the New Senior Notes will not recognize gain for The Netherlands and Indonesian tax purposes, as the case may be, and payments to any such holder will not be subject to withholding payments, under the laws of The Netherlands or Indonesia; (iv) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion or Opinions of Counsel to the effect that (a) the holders of the New Senior Notes outstanding will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (b) under the laws of The Netherlands and the Republic of Indonesia, holders of the New Senior Notes will not recognize gain for The Netherlands and Indonesian tax purposes, as the case may be, and payments to any such holder will not

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be subject to withholding payments under the laws of The Netherlands or
Indonesia; and (v) the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

          MEETINGS OF NOTEHOLDERS

          The New Senior Indenture contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the approval of certain amendments or modifications of the New Senior Notes or the provisions of the New Senior Indenture. See "-- Amendments and Waivers." A meeting of Noteholders may be convened by Noteholders holding not less than 10% of the principal amount of the Outstanding New Senior Notes. The quorum at such meeting shall be two or more persons entitled to vote a majority in principal amount of the Outstanding New Senior Notes, or at an adjourned meeting, two or more persons entitled to vote 50% in principal amount of the outstanding New Senior Notes.

          USE OF TRUST MONIES

          All funds on deposit in the New Senior Notes Collateral Account including, without limitation, all Net Available Cash consisting of cash and cash equivalents required to be deposited with the Collateral Agent ("Trust Monies") shall be held by the Collateral Agent as a part of the security for the New Senior Notes and, so long as no Default or Event of Default shall have occurred and be continuing or no Notice of Actionable Default is outstanding, may, at the direction of the Company, be applied from time to time in accordance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Collateral" or to the payment of the principal on any New Senior Notes at maturity or upon a Change of Control, in each case in accordance with the terms of the New Senior Indenture. Application of Trust Monies pursuant to this provision requires that the Company provide the Collateral Agent and the Trustee with Officer's Certificates and opinions of counsel as described in the New Senior Indenture. The Trustee shall direct the Collateral Agent to release to the Trustee any Trust Monies on deposit which are to be applied to the payment of principal on the New Senior Notes at maturity or which are to be used to purchase New Senior Notes tendered or to be redeemed pursuant to the covenants described under "-- Certain Covenants -- Limitation on Sales of Collateral" or "-- Certain Covenants -- Change of Control" or, for so long as the New Exchangeable Notes are outstanding, for New Exchangeable Notes tendered under "Description of New Exchangeable Notes -- Mandatory Redemption of Notes from Excess Cash Flow." The Trustee shall hold and apply such funds to such payment or purchase. In certain circumstances, the Trust Monies may be applied as aforesaid after an Event of Default has occurred.

          CONCERNING THE TRUSTEE

          The Bank of New York is to be the Trustee under the New Senior Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Senior Notes. In addition, The Bank of New York is to be Trustee under the New Exchangeable Indenture.

          The Holders of a majority in principal amount of the outstanding New Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee; however, the Trustee may refuse to follow any direction that conflicts with applicable law, the New Senior Indenture, the Security Documents or the Collateral Agency Agreement or, subject to the described duties of the Trustee, that the Trustee determines is unduly prejudicial to the rights of other Holders of the New Senior Notes or would involve the Trustee in personal liability or for which it is not indemnified to its satisfaction. The New Senior Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Senior Indenture at the request of any Holder of New Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the New Senior Indenture.

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          GOVERNING LAW

          The New Senior Indenture provides that the New Senior Indenture, the New Senior Guarantee and the New Senior Notes, and the Collateral Agency Agreement provides that the Collateral Agency Agreement, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Security Documents are governed by Indonesian law.

          CONSENT TO JURISDICTION AND SERVICE OF PROCESS

          The New Senior Indenture provides that each of the Issuer and the Company will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the New Senior Indenture, the New Senior Guarantee, or the New Senior Notes brought in any Federal or state court located in New York City and submit to the jurisdiction thereof. See "Enforcement."

          INDEMNIFICATION FOR JUDGMENT CURRENCY FLUCTUATIONS

          The obligations of the Issuer and the Company to any holder of New Senior Notes under the New Senior Indenture or the New Senior Notes shall notwithstanding any judgment in a currency, (the "Judgment Currency") other than Dollars (the "Agreement Currency"), be discharged only to the extent that on the day following receipt by such holder of New Senior Notes or the Trustee, as the case may be, of any amount in the Judgment Currency, such holder of New Senior Notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of New Senior Notes or the Trustee, as the case may be, in the Agreement Currency, each of the Issuer and the Company agrees, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of New Senior Notes or the Trustee, as the case may be, such holder of New Senior Notes or the Trustee, as the case may be, agrees to pay to or for the account of the Issuer or the Company, as the case may be, such excess, PROVIDED that such holder of New Senior Notes or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default by the Issuer in its obligations under the New Senior Notes or the New Senior Indenture or by the Company under the New Senior Guarantee and the New Senior Indenture, as the case may be, has occurred and is continuing, in which case such excess may be applied by such holder of New Senior Notes to such obligations.

          EXCHANGE CONTROLS

          There are no foreign exchange controls in the Republic of Indonesia pursuant to Article 1 of Government Regulation No. 1 year 1982.

          INDONESIAN REPORTING REQUIREMENTS

          The Company will be required to file particulars of its offshore borrowings (including the borrowing by the Company of the proceeds of the sale of the New Senior Notes from the Issuer) with initially the Minister of Finance, Bank Indonesia and the Team for the Coordination of the Management of Offshore Commercial Loans (the "PKLN Team") and to report to each such Person on a monthly basis with respect to such borrowings. The Company will agree in the New Senior Indenture to comply with all such filing and reporting requirements.

          In the event the Issuer or the Company does not make all necessary filings with Bank Indonesia, the Ministry of Finance and the PKLN Team with respect to the New Senior Guarantee or the borrowing from the Issuer, the Company shall cause, and has irrevocably authorized the Collateral Agent to make such filings on its behalf, and if at any time the Collateral Agent is unwilling or unable to make such filings, the Company will promptly authorize and cause such other Person to make such filings on its behalf. The Company has agreed to deliver or cause to be delivered all necessary information and evidence of due compliance with the filing requirements described above to the Trustee.

                                       55
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          BOOK ENTRY, DELIVERY AND FORM

          The Existing Notes were initially issued in the form of one global note in definitive, fully registered form, without coupons (the "Existing Global Note"). The Existing Global Note was deposited with, or on behalf of, The Depository Trust Company ("DTC," and together with any successor, the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Existing Global Note Holder").

          The Existing Notes, to the extent directed by their Holders in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one new global note in definitive, fully registered form, without coupons (the "New Global Note"), registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "New Global Note Holder"). References to "Global Note Holder" shall be references to the New Global Note Holder and the Existing Global Note Holder. References to "Global Note" shall be references to the New Global Note and the Existing Global Note.

          The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (individually, a "Participant," and collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

          The Issuer and the Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the New Global Note, the Depositary will credit the accounts of Participants designated by the owners of the beneficial interests in the Existing Global Note with portions of the principal amount of the New Global Note and (ii) ownership of the New Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.

          So long as the New Global Note Holder is the registered holder and owner of the New Global Note, the New Global Note Holder will be considered the sole owner of the New Global Note for all purposes of the New Senior Notes under the New Senior Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the New Senior Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in any notes represented by the New Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

          None of the Issuer, the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

          Payments in respect of the principal of, premium, if any, and interest on any Global Note on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder and owner under the New Senior Indenture. Under the terms of the New Senior Indenture, the Issuer, the Company and the Trustee may treat the persons in whose names the New Senior Notes, including each Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuer, the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest), although the Issuer and the Company understands that it is the Depositary's practice to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

          CERTIFICATED SECURITIES

          If (i) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notify the Trustee in writing that it elects to cause the issuance of notes in definitive form under the New Senior Indenture, then, upon surrender by a Global Note Holder of a Global Note, notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as the beneficial owner of the related notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form.

          None of the Issuer, the Company or the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the New Senior Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Note Holder or the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Senior Notes to be issued).

          THE TRUSTEE

          The New Senior Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the New Senior Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it under the New Senior Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

          The New Senior Indenture and provisions of the TIA, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer or the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

          PURCHASE OF NEW SENIOR NOTES BY ISSUER

          The Issuer may at any time purchase New Senior Notes by tender (available to all holders alike) or in the open market at any price. If the Issuer shall acquire any New Senior Notes, such acquisition shall not operate as or be deemed for any purpose to be a satisfaction of the indebtedness represented by such New Senior Notes unless and until such New Senior Notes are delivered to the Trustee for cancellation and are canceled and retired by the Trustee.

          PRESCRIPTION

          Any monies paid by the Issuer or the Company to the Trustee or any Paying Agent for the payment of the principal of, premium (if any), interest or Additional Amounts on any New Senior Note and remaining unclaimed at the end of two years after such principal, premium (if any), interest or Additional Amounts shall have become due and payable shall be repaid to the Issuer or the Company, as the case may be, upon its request and the holder of any New Senior Note representing a claim therefor shall then look only to the Issuer or the Company for such payment.

                                       57
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          Under New York law, any legal action upon the New Senior Notes must be commenced within six years after the payment thereof is due. Thereafter the New Senior Notes will generally become unenforceable.

          NOTICES

          All notices to holders of the New Senior Notes will be published in English in a leading English language newspaper, such as the Wall Street Journal, being published on each day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions. Notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication. In addition, notices will be mailed to holders of New Senior Notes at their registered address.

          CERTAIN DEFINITIONS

          "Accounts Receivable" means any and all rights to payment for Inventory sold or services performed in the ordinary course of business, whether due or to become due, whether or not earned by performance, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by or in the form of an account, note, draft, letter of credit, contract right, security agreement, or other evidence of Indebtedness or security.

          "Actionable Default" means (i) any Event of Default or (ii) any event of default under and as defined in any agreement pursuant to which Additional Indebtedness is Incurred; PROVIDED that only those events which give the Holders or the holders of Additional Indebtedness, as the case may be, the right to accelerate Indebtedness or result in the automatic acceleration of Indebtedness, including after notice or passage of time or both, shall be an Actionable Default.

          "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

          "Additional Indebtedness" means Indebtedness, including any guarantees thereof, the holders of which become party to the Collateral Agency Agreement in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness."

          "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Non-Collateral Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

          "Asset Disposition" means any sale, lease (including, without limitation, any Sale/Leaseback Transaction), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction or any Involuntary Loss (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the

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ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments").

          "Assigned Rights" means all rights including the proceeds, meaning all right title and interest in and to all amounts now or in the future payable to the assignor under or in connection with any Contract, arising from contracts and leases relating to the Plant, its operation and the manufacture therein of polypropylene, including, without limitation (a) the License Agreement between Himont Incorporated (Himont) and P.T. Tirtamas Majutama (PTTM) dated April 21, 1993 and April 15, 1993 and as novated by a Novation Agreement dated July 7, 1994 among the Company, Himont and PTTM; (b) the Propylene Supply Agreement; and
(c) the Amended and Restated Polypropylene Offtake Agreement between BP Asia Trading Pte. Ltd. and the Company dated June 2, 1997.

          "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the New Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

          "Board of Directors" means (i) in relation to the Company, the Board of Directors of the Company and (ii) in relation to the Issuer, the board of Managing Directors of the Issuer and, in each case, any committee thereof duly authorized to act on behalf of such Board of Directors. Any determination to be made, or approval to be given, by a Board of Directors shall be made by a majority of the members having no personal stake in such determination or approval.

          "Business Day" means each day which is not a Legal Holiday.

          "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          "Casualty Event" shall mean any destruction or damage by flood, fire, explosion, wind, storm, earthquake or any other casualty.

          "Change of Control" means the occurrence of any of the following events: (i) the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 51% in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Company or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent

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corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company, was approved by a vote of 662/3% of the directors of the Company, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Collateral" means the Real Property Collateral, the Moveable Assets Collateral, the Proceeds Collateral and the Assigned Rights.

          "Collateral Accounts" means the accounts established pursuant to the Collateral Agency Agreement for holding cash and cash equivalents for the benefit of the Secured Creditors and includes the New Senior Notes Collateral Account (as described in the Collateral Agency Agreement) and the Additional Indebtedness Collateral Account (as described in the Collateral Agency Agreement).

          "Collateral Agency Agreement" means the Collateral Agency Agreement dated the date of the New Senior Indenture among the Issuer, the Company, the Trustee on behalf of the Noteholders and PT Bank Mandiri (Persero), as Collateral Agent for the Trustee and the representative of the other Secured Creditors with respect to the Collateral.

          "Collateral Disposition" means any Asset Disposition with respect to any Collateral; provided, however, that a substitution of Moveable Assets Collateral in compliance with "-- Possession, Use and Release of Collateral -- Substitute Collateral" shall be excluded from the definition of "Collateral Disposition."

          "Commodity Agreement" means, with respect to any Person, any forward contract, futures contract or option or other agreement, instrument or arrangement or combination thereof entered into in the ordinary course of such Person's business and designed to provide protection against fluctuations in the price of any commodity used or produced in the business in which such Person is engaged.

          "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the Incurrence of such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeated or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeated or otherwise discharged with respect to the Company and is continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the

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Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest
Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring ,a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made, any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto in the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit- and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest Incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by, or secured by the assets of, the Company or any Restricted Subsidiary and
(x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

          "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon

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the sale or other disposition of any Capital Stock of any Person; (v)
extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a) (3) (D) thereof.

          "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

          "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the New Senior Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the New Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock," "-- Certain Covenants -- Limitations on Sales of Collateral" and "-- Certain Covenants -- Change of Control."

          "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and (d) non-cash losses or charges related to impairment of goodwill and other intangible assets, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and Governmental, regulations applicable to such Subsidiary or its stockholders.

          "Estimated Project Costs" means, with respect to a Qualified Project, all costs and expenses reasonably estimated by the Company and set forth in a written resolution for the Company's Board of Directors prior to the commencement of such Qualified Project to be Incurred by the Company to acquire, develop, design, construct, start-up and finance such Qualified Project, including the acquisition of the facility site, equipment and supplies, and including interest during construction, sales and other taxes, financing fees and reasonable advisory, legal and management fees and expenses.

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          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles in the Republic of Indonesia which are in effect on the date of determination.

          "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER; that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

          "Guaranteed Notes" means the Issuer's 11 1/4% Series B Guaranteed Secured Notes due 2007, issued on the Issue Date.

          "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

          "Holder" or "Noteholder" means the Person in whose name a New Senior
Note is registered on the Registrar's books.

          "Incur" means issue, assume, guarantee, Incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed a separate Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person on any date of determination- (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations under agreements to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; (vii) all obligations of the type referred to in clauses
(i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; (viii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations and all indebtedness and other obligations under any Commodity Agreements of such Person. The amount of Indebtedness of

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any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

          "Independent Appraiser" means an internationally recognized appraisal, accounting, investment banking or other firm, as appropriate, that (i) is in fact independent in respect of the transaction in question; (ii) is an expert in respect of the relevant valuation or appraisal activity; (iii) does not have any direct financial interest or any material indirect financial interest in the Company or any Subsidiary, the Trustee, the Collateral Agent or in any Affiliate of any of them; and (iv) is not connected with the Company or a Subsidiary, the Trustee, the Collateral Agent or any such Affiliate as a director, officer, employee or Affiliate.

          "Insurance Collateral Account" means the account established for the benefit of the parties to the Collateral Agency Agreement to hold certain insurance proceeds pending repair or replacement of the Collateral subject to an Involuntary Loss.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

         "Inventory" means all stocks of products and goods produced, all extractions, all raw materials, all work in progress, stocks of spare parts, fuels, lubricants, and all stocks and all assets of similar kind now existing and hereafter acquired.

          "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed :to continue to have a permanent "investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

          "Involuntary Loss" means a loss or disposition resulting from the requisition by any Governmental entity of title to, seizure by any Governmental entity of, or forfeiture to such Governmental entity of, any property or assets, or any actual, or constructive loss or an agreed or compromised loss, including any Casualty Event.

          "Issue Date" means the date on which the New Senior Notes are originally issued.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Loan Facilities" means any facility utilized for working capital purposes, not exceeding US$50.0 million.

          "Major Collateral Disposition" means any Asset Disposition, in one or a series of related transactions, of Collateral with a book value of more than 25% of the aggregate book value of all Collateral, determined by reference to the Company's most recent quarterly financial statements.

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

          "Majority Shareholder" means either Tirtamas or Tuban Petro, whichever owns the largest equity stake in the Company.

          "Moveable Assets Collateral" means all movable assets (other than Inventory, goods in process and raw materials), whether now owned or hereafter acquired which form part of, or are used in connection with, the Plant.

          "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or Installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign (including Indonesian) and local taxes due and payable at the time of such Asset Disposition or required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by, the Company or any Restricted Subsidiary after such Asset Disposition. In the case of an Asset Disposition that is a disposition of Collateral, any amount of insurance or other proceeds received in connection with an Involuntary Loss (excluding payments received for loss of profits or excess costs in respect of business interruption insurance) shall be included in the foregoing definition of "Net Available Cash;" PROVIDED that, any such proceeds received by the Company or any Restricted Subsidiary in connection with any assets sold or transferred to any Restricted Subsidiary shall be excluded from the definition of Net Available Cash for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock."

          "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "New Senior Guarantee" means the guarantee of the New Senior Notes by the Company pursuant to the New Senior Indenture.

          "Notice of Actionable Default" means a notice delivered to the Collateral Agent stating that an Actionable Default has occurred, which describes with reasonable particularity the nature of the Actionable Default, and is delivered to the Collateral Agent by (i) the Trustee for the holders of the New Senior Notes, acting pursuant to the New Senior Indenture, or (ii) the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement), acting upon the instructions of the holders of a majority of the Outstanding Additional Indebtedness Obligations (as defined in the Collateral Agency Agreement). A Notice of Actionable Default shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by a Responsible Officer (as defined in the Collateral Agency Agreement) of the Collateral Agent. A Notice of Actionable Default shall be deemed to be outstanding at all times after such notice has been given until the earlier of such time, if any, as (i) the Collateral Agent has been notified by the Trustee or the Additional Indebtedness Agent, as the case may be, which delivered such notice, that such notice has been rescinded or waived or (ii) the Trustee and the Additional Indebtedness Agent, if any, have determined, in accordance with the provisions described under "Security Arrangements -- Collateral Agency Agreement -- Exercise of Remedies under the Security Documents," to rescind or waive such notice.

          "Officer" means the Chairman of the Board, the President, any Vice President, any Managing Director, the Treasurer or the Secretary of the Company or the Issuer, as applicable.

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          "Officer's Certificate" means (i) in relation to the Issuer, a certificate signed by one Officer and (ii) in relation to the Company, a certificate signed by two Officers.

          "Permitted Holders" means each of Tirtamas, The British Petroleum Company Plc, a corporation established under the laws of the United Kingdom or any Wholly Owned Subsidiary of The British Petroleum Company Plc (each, a "BP Company"), Nissho Iwai Corporation, a corporation established under the laws of Japan ("NIC") and Tuban Petro.

          "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company or a Restricted Subsidiary or a Person that will, upon the making of such Investment become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with, or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; provided that if any such loans or advances involve, in the aggregate, art amount in excess of US$1.0 million, such loans or advances are set forth in writing and have been approved by the Board of Directors of the Company; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock."

          "Permitted Liens" means (i) Liens created pursuant to the Collateral Agency Agreement or Security Documents; (ii) Liens for taxes, assessments or Governmental charges or claims that either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iii) statutory and other Liens imposed by law and arising in the ordinary course of business of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, employees, repairmen or laborers with respect to amounts that, to the extent applicable: either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which, to the extent required, appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iv) easements, servitude, rights-of-way, restrictions and other similar encumbrances with respect to the Real Property Collateral which in the aggregate are not material in amount and which do not materially detract from the value of the Plant or interfere in any material way with the Company's use of the Plant for the purposes for which such property is intended; (v) any Subsequent Liens; (vi) Liens securing Additional Indebtedness created in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness"; (vii) Liens securing Indebtedness represented by the New Exchangeable Notes (and any Guarantees thereof), including under the Security Documents relating thereto, Incurred in accordance with the terms of the covenant "--Limitation on Indebtedness"; and
(viii) Liens securing Indebtedness represented by the Guaranteed Notes (and any Guarantees thereof), the Debt Service Reserve Account and any defeasance trust, including under any security documents relating thereto.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Government or any agency or political subdivision thereof or any other entity.

          "Pipeline" means the Company's propylene supply pipeline that runs from the Plant to the adjacent refinery owned by Pertamina.

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          "Plant" means all of the buildings, constructions, facilities and appurtenances comprising or related to the Company's existing or future polypropylene and other production facilities located on the Plant Site, and any and all planned machinery, fixtures, fittings, equipment and improvements and additions now existing or in the future affixed to or forming part of or otherwise located on the Plant Site.

          "Plant Site" means (a) a plot of land with an area of 79,860 square meters, as described in HGB Certificate No. 1/Limbangan in the name of the Company; (b) a plot of land with an area of 63,390 square meters, as described in HGB Certificate No. 2/Limbangan in the name of the Company; and (c) a plot of land with an area of 56,225 square meters, as described in HGB Certificate No. 3/Limbangan in the name of the Company in each case located in Desa Limbangan, Kecamatan Jatinyuat, Kabupaten Indramayu, West Java, Indonesia.

          "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Principal" of a New Senior Note means the principal of the New Senior Note plus the premium, if any, payable on the New Senior Note which is due or overdue or is to become due at the relevant time.

          "Proceeds Collateral" meats all right, title, interest and benefit, including without limitation all proceeds, returns of premiums and other amounts payable to or at the direction of the Company, under, in and to each Insurance Policy in relation to the plant.

          "Propylene Supply Agreement" means either (i) the Amended and Restated Propylene Supply Agreement between BP Chemicals and the Company, dated June 4, 1997 or (ii) any other long term agreement for the supply of propylene to the Company, each as amended.

          "Purchase Money Indebtedness" of any Person means all obligations of such Person (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement (but excluding accounts payable arising in the ordinary course of business) and other purchase money obligations, in each case where the maturity of such obligation does not exceed the anticipated useful life of the asset being financed and (ii) incurred to finance the acquisition of such asset, including additions and improvements.

          "Qualified Project" means the acquisition or construction of assets which expand, add to or improve (but not repair) the then existing assets at the Plant Site.

          "Real Property Collateral" means the Plant Site and all buildings (including but not limited to any pipelines), plant, machinery, fixtures, fittings, equipment, improvements and additions now or hereafter affixed to such buildings, constructions and pipelines which, according to prevailing laws are regarded as immoveable property together with all other items which permanently constitute one unit with the Plant Site.

          "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, decease or retire, or to issue other Indebtedness in exchange for or the substantially concurrent replacement, refinancing or repayment of, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

          "Refinancing Indebtedness" means Indebtedness that Refinances any indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the New Senior Indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity-of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness,

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

being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances indebtedness of an Unrestricted Subsidiary.

          "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

          "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) other than dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal Installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

          "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary; PROVIDED, HOWEVER, that notwithstanding anything to the contrary in the definition of "Unrestricted Subsidiary," the Issuer (or any successor thereof as obligor under the New Senior Notes) shall always be a Restricted Subsidiary.

          "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

          "Scheduled Payment Date" means every June 15 and December 15, beginning with June 15, 2003 and until all outstanding principal amounts have been paid in full.

          "SEC" means the Securities and Exchange Commission.

          "Secured Creditors" means the holders of the New Senior Notes represented by the Trustee, the holders of the New Exchangeable Notes represented by the New Exchangeable Trustee and the holders of Additional Indebtedness represented by the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement), as the same may from time to time be reflected as parties to the Security Documents.

          "Secured Indebtedness" means the New Senior Notes, the New Senior Guarantee, the New Exchangeable Notes, the New Exchangeable Guarantee, the Additional Indebtedness and any other Indebtedness secured by a Lien on Collateral.

          "Security Documents" means, collectively, the Security Deed, the Fiduciary Transfer, the Fiduciary Assignment of Accounts, the Assignment of Rights and the Insurance Assignment.

          "Senior Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in fight of payment to the New Senior Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of such

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

Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business of such Person (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the New Senior Indenture.

          "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          "Subordinated Obligation" means any Indebtedness of the Issuer or the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Senior Notes or the New Senior Guarantee, respectively, pursuant to a written agreement to that effect.

          "Subsequent Lien" means any Lien that (a) covers any or all of the land on which the Plant is located and any or all fixtures thereon that is subsequent in time and junior in priority to any Lien thereon granted to the Collateral Agent pursuant to the Security Deed; (b) secures Indebtedness of the Issuer or the Company; and (c) does not, together with all such other then existing Subsequent Liens, secure Indebtedness in an amount which exceeds the aggregate principal amount of Secured Indebtedness, if any, which has been repaid, redeemed or repurchased by the Issuer or the Company, as applicable, simultaneously with or prior to the creation of such Subsequent Lien.

          "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

          "Tangible Assets" means the net book value of property, plant and equipment and other noncurrent and current assets held by the Company at the date of determination, less any intangible assets.

          "Temporary Cash Investments" means any of the following (i) any evidence of Indebtedness, maturing not more than one year after the date of Investment by the Company, the Issuer or any other Restricted Subsidiary, Issued by the United States of America or any instrumentality or agency thereof, or by the Republic of Indonesia or any instrumentality or agency thereof, or by the Asian Development Bank, the World Bank or any other supranational organization (collectively, "Government Entities") and guaranteed or otherwise backed, directly or indirectly, fully as to principal, premium, if any, and interest, by the Government Entity issuing such Indebtedness, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of

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

America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

          "Tirtamas" means P.T. Tirtamas Majutama, a company incorporated under the laws of the Republic of Indonesia.

          "Tuban Petro" means P.T. Tuban Petrochemical Industries, a company incorporated under the laws of the Republic of Indonesia and owned 70% by the Indonesian bank Restructuring Agency ("IBRA") which has been established for the settlement of Tirtmas obligations to IBRA.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of US$1,000 or less or (B) if such Subsidiary has assets greater than US$1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur US$1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. Government Obligations" means direct obligations (or certificates representing an ownership Interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

          "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

DESCRIPTION OF THE NEW EXCHANGEABLE NOTES AND NEW EXCHANGEABLE GUARANTEE

          The New Exchangeable Notes are to be issued under an indenture (the "New Exchangeable Indenture") among the Issuer, the Company, and The Bank of New York, as trustee (the "Exchangeable Notes Trustee"), a form of which has been filed as an exhibit to the registration statement of which this Amended Offering Circular is a part. The New Exchangeable Indenture has been qualified under the TIA. The following summary of certain provisions of the New Exchangeable Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the detailed provisions of the New Exchangeable Indenture, including the definitions of certain terms contained therein, and those terns made part of the New Exchangeable Indenture by reference to the TIA.

          GENERAL

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          The New Exchangeable Notes will be direct, unconditional and senior secured obligations of the Issuer, payable in cash or in kind, secured by a lien granted to the Collateral Agent on substantially all of the assets of the Issuer and the Company, which lien will be effectively junior to the lien securing the New senior Notes pursuant to the terms of the collateral agency agreement. The New Exchangeable Notes will rank (i) PARI PASSU in priority of payment with the Senior Indebtedness of the Issuer, including the New Senior Notes (provided that the Issuer may make interest payments on the New Exchangeable Notes in kind rather than in cash), and (ii) senior in priority of payment to all other Indebtedness of the Issuer that is designated as subordinate or junior in right of payment to the New Exchangeable Notes.

          The New Exchangeable Notes will be limited to approximately US$72.3 million in aggregate principal amount and will mature on December 15, 2012 at 100% of their principal amount, unless earlier redeemed pursuant to the terms thereof and the New Exchangeable Indenture. The New Exchangeable Notes will bear interest at the rate of 6% per year from, and including, the date of issuance, payable semiannually in cash, or at the option of the Issuer, by issuing additional New Exchangeable Notes in a principal amount equal to the interest payment then due thereon, in arrears on June 15 and December 15 of each year, commencing June 15, 2003, to the persons who are registered holders thereof at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest on the New Exchangeable Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the New Exchangeable Notes were first issued under the New Exchangeable Indenture The Exchangeable Notes Trustee will authenticate and deliver the New Exchangeable Notes for original issue in an aggregate principal amount of up to US$40.0 million.

          The Issuer will maintain an office or agency in The City of New York where New Exchangeable Notes may be surrendered for registration of transfer or exchange and an office or agency in The City of New York where the New Exchangeable Notes may be presented or surrendered for payment of principal by check drawn on a bank in The City of New York. Payments of interest on any New Exchangeable Note shall be made by check drawn on a bank doing business in The City of New York mailed to the address of the person entitled thereto as such address shall appear in records to be maintained by a registrar pursuant to the New Exchangeable Indenture. The Exchangeable Notes Trustee will initially act, in The City of New York, as transfer agent, paying agent and registrar under the New Exchangeable Indenture. The Issuer may have one or more additional transfer agents and paying agents.

          Interest on the New Exchangeable Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal will be payable at the office of the Exchangeable Notes Trustee or any paying agent. The principal and interest (to the extent paid in cash) on the New Exchangeable Notes will be payable exclusively in Dollars or such other currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

          Interest on the New Exchangeable Notes will be payable in cash or by the issuance of additional New Exchangeable Notes in a principal amount equal to the amount of such payment of interest, at the Issuer's option. The principal of, premium, if any, and interest on and all other amounts payable under the New Exchangeable Notes will be unconditionally guaranteed by the Company as evidenced by the New Exchangeable Guarantee set forth in the New Exchangeable Indenture. See "--New Exchangeable Guarantee." The New Exchangeable Guarantee is a direct, unconditional and senior secured obligation of the Company, secured by a lien granted to the Collateral Agent on substantially all of the assets of the Company, which lien will be effectively junior to the lien securing the New Senior Notes pursuant to the terms of the collateral agency agreement. The New Exchangeable Notes will rank (i) PARI PASSU in priority of payment (provided that the Issuer may make interest payments on the New Exchangeable Notes in kind rather than in cash) with the Senior Indebtedness of the Company, including the New Senior Notes, and (ii) senior in priority of payment to all other Indebtedness of the Company that is designated as subordinate or junior in right of payment to the New Exchangeable Guarantee. Due to the fact that the New Exchangeable Notes will have an effectively junior security interest in the Collateral, they will be effectively subordinated to the New Senior Notes to the extent of the value of such Collateral.

          The New Exchangeable Notes will be issued in fully registered form without interest coupons in denominations of US$1.00 or any integral multiple thereof. The New Exchangeable Notes will be represented by one or more registered notes in global form and in certain circumstances may be represented by notes in definitive form. See "-- Book Entry, Delivery and Form." The New Exchangeable Notes will be transferable, exchangeable and subject to replacement at the offices of the transfer agents.

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          EXCHANGE

          Upon any failure of the Issuer to redeem the New Exchangeable Notes at their Stated Maturity, the Company and the Issuer will each have the right, at its option (the "Exchange Right"), to exchange any portion of the principal amount of the New Exchangeable Notes that is US$1.00 or an integral multiple thereof at any time thereafter. The exchange rate is equal to 0.75 Exchange Shares per US$1.00 principal amount at maturity of New Exchangeable Notes, determined as provided below, which is equivalent to an initial exchange price of US$1.33 per Exchange Share (the "Exchange Price"); PROVIDED THAT, if the aggregate principal amount of New Exchangeable Notes to be exchanged at their Stated Maturity exceeds US$40.0 million, the Exchange Price shall be adjusted to equal the price determined by dividing 1 by (x) the product of the total number of shares of common stock of the Company outstanding immediately prior to such exchange and .66667, divided by (y) the aggregate principal amount of New Exchangeable Notes to be exchanged. The exchange right shall terminate at the close of business on the date such New Exchangeable Note is redeemed or repurchased.

          In the event any New Exchangeable Note has been exchanged into Exchange Shares after any interest payment record date, but on or before the next interest payment date, interest shall be payable on the interest payment date notwithstanding the exchange, and the interest shall be paid to the holder of the New Exchangeable Note who was a holder on the applicable record date. New Exchangeable Notes submitted for exchange after any record date but before the next interest payment date (other than New Exchangeable Notes called for redemption or delivered for repurchase during such period) must include payment of an amount equal to the interest payable on the interest payment date on the principal amount of New Exchangeable Notes being surrendered for exchange. As a result of the foregoing provisions, holders who surrender New Exchangeable Notes for exchange on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of exchange to the date of exchange or for any later period. A holder will not be required to make that payment if it is exchanging a New Exchangeable Note, or a portion thereof, that the Issuer has called for redemption, or that it is entitled to require the Issuer to repurchase, if the exchange right would terminate because of the redemption or repurchase between such record date and the applicable interest payment date.

          The Company will not issue any fractional shares of its common stock upon exchange. Instead, the Company will pay holders who exchange their New Exchangeable Notes an appropriate amount in cash based on the Exchange Price, as adjusted of the common stock at the close of business on the Business Day immediately prior to the day of exchange (subject to a minimum of US$10.00).

          The Exchange Price will be subject to adjustment following the issuance of the New Exchangeable Notes upon certain events, including:

     - the payment by the Company of dividends and other distributions on its common stock in shares of its common stock;

     - subdivision, combinations, and reclassifications of the Company's common stock;

     - the issuance to all holders of common stock of the Company of rights, options or warrants entitling them to subscribe for shares of its common stock or securities convertible into, or exchangeable or exercisable for, its common stock at a price which is less than the Fair Market Value per share thereof;

     - certain distributions to all holders of common stock of the Company of any of the Company's assets, debt securities or other securities or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in the preceding bullet point);

     - the issuance of shares of the Company's common stock for consideration per share less than the then Fair Market Value per share thereof (excluding securities issued in transactions referred to in the first four bullet points above, or the bullet point below); and

     - the issuance of securities convertible into or exchangeable for shares of the Company's common stock for a conversion or exchange price plus consideration received upon issuance less than the then Fair Market Value per share at the time of issuance of such convertible or exchangeable

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          security (excluding securities issued in transactions referred to in the first four bullet points above).

          No adjustment need be made for any of the foregoing transactions if holders of the New Exchangeable Notes are to participate in the transaction on a basis and with notice that the Board of Directors of the Company has determined to be fair and appropriate in light of the basis on which other holders of common stock of the Company participate in the transaction. No adjustment in the Exchange Price will be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Exchange Price; PROVIDED HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, the New Exchangeable Indenture will specify certain transactions that shall not require any adjustments, including with respect to the adoption of a stockholder rights plan, and the issuance of rights thereunder, and certain transactions with respect to issuances and exercises of options and other incentive awards.

          From time to time and to the extent permitted by law, the Company may reduce the Exchange Price by any amount for any period of at least 20 Business Days, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. If the Company does so, it will give at least 15 days notice of such reduction to the holders of the New Exchangeable Notes and the Exchangeable Notes Trustee. The Company may, at its option, make such reductions in the Exchange Price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of the Company's common stock resulting from any dividend or distribution of shares of such common stock (or rights to acquire such common stock) or from any event treated as such for United States federal income tax purposes. See "Certain Tax Considerations--Certain United States Federal Income Tax Considerations to U.S. Holders."

          In case of any reclassification or change of outstanding shares of Common Stock of the Company issuable upon exchange of the New Exchangeable Notes or consolidation or merger of the Company with or into another Person or any consolidation or merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, all in accordance with the provisions under "--Merger and Consolidation", each New Exchangeable Note then outstanding will, without the consent of the holder thereof, become exchangeable only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of the Company's common stock into which such New Exchangeable Note was exchangeable immediately prior thereto after giving effect to any adjustment required to be made as set forth above, but if the kind or amount of securities, cash and other property is not the same for each share of common stock of the Company held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, unless a holder of the New Exchangeable Notes exercises any right of election, such holder shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

          Holder of the New Exchangeable Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States Federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Exchange Price.

          SECURITY

          Subject to certain exceptions, the Issuer's obligations under the New Exchangeable Notes and the New Exchangeable Indenture and the Company's obligations under the New Exchangeable Guarantee will be secured by Liens on substantially all of the assets of the Issuer and the Company (the "Collateral"). The Collateral also will secure the obligations under the New Senior Notes and the New Senior Indenture. Pursuant to the Collateral Agency Agreement, the net proceeds from the sale of Collateral will be paid first (after payment of any amounts due and owing to the Trustee for the New Senior Notes) to satisfy the obligations under the New Senior Notes and the New Senior Indenture and thereafter, to satisfy the obligations under the New Exchangeable Notes and New Exchangeable Indenture. See "-- Possession, Use and Release of Collateral," "-- Use of Trust Monies," "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness" and "Security Arrangements."

          The security interest in favor of the Collateral Agent for the benefit of the Secured Creditors, including the holders of the New Exchangeable Notes, will be created in the Collateral pursuant to the

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Security Documents. These documents will contain covenants prohibiting the
Issuer and the Company from selling or otherwise transferring any interest in the Collateral, except as permitted under the New Exchangeable Indenture. In addition, the Trustee, the Exchangeable Notes Trustee and the Collateral Agent will enter into the Collateral Agency Agreement, which will, among other things, substantially limit the ability of holders of the New Exchangeable Notes to proceed against the Collateral. Under the Collateral Agency Agreement, the Trustee under the New Senior Indenture will be entitled to direct the Collateral Agent to sell or dispose of these assets upon an Event of Default without the consent of the Exchangeable Notes Trustee, except that the Collateral Agent will be required to deliver promptly to the Exchangeable Notes Trustee any such proceeds remaining after payment and satisfaction of all obligations under the New Senior Notes and the New Senior Indenture. The Collateral Agency Agreement also will limit the rights of the Exchangeable Notes Trustee with respect to the Collateral after the occurrence of an Event of Default under the New Exchangeable Indenture. The Collateral Agency Agreement will provide that if the New Exchangeable Notes become due and payable prior to their Stated Maturity or are not paid in full at their Stated Maturity at a time during which the Issuer and the Company have obligations outstanding under the New Senior Indenture, the Exchangeable Notes Trustee will not have the right to foreclose or otherwise realize upon the Collateral unless and until the Trustee under the New Senior Indenture fails to take steps to exercise remedies with respect to or in connection with the Collateral within 180 days following notice from the Exchangeable Notes Trustee to the Collateral Agent of the occurrence of an Event of Default under the New Exchangeable Indenture.

          The Collateral Agency Agreement also will prevent the Exchangeable Notes Trustee and the holders of the New Exchangeable Notes from pursuing remedies with respect to the Collateral in an insolvency proceeding. The Collateral Agency Agreement will require the net proceeds from the sale of Collateral to be applied first to the Issuer's and the Company's obligations outstanding under the New Senior Notes and second, to the obligations outstanding under the New Exchangeable Notes.

          The New Exchangeable Indenture will permit the release of all or specified portions of the Collateral as set forth under "--Possession, Use and Release of Collateral."

          NEW EXCHANGEABLE GUARANTEE

          Under the New Exchangeable Indenture, the Company will irrevocably and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the New Exchangeable Notes (the "New Exchangeable Guarantee") when and as the same shall become due and payable, whether on the relevant maturity date, upon acceleration, by call for redemption, upon repurchase or purchase as a result of a Change of Control Offer or Asset Disposition Offer or otherwise. The Company's obligations under the New Exchangeable Guarantee will be secured by the Collateral as described under "Security Arrangements." The Company has (i) agreed that its obligations under the New Exchangeable Guarantee will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New Exchangeable Notes or the New Exchangeable Indenture and (ii) waived its right to require the Exchangeable Notes Trustee to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the New Exchangeable Guarantee. The New Exchangeable Indenture provides that the New Exchangeable Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, which laws would not require the Exchangeable Notes Trustee to pursue or exhaust its legal and equitable remedies against the Issuer prior to exercising its rights under the New Exchangeable Guarantee. There can be no assurance that an Indonesian court would give effect to this provision.

          Under Indonesian law, the Indonesian Civil Code contains certain provisions protecting or conferring rights on guarantors, in particular Articles 1430, 1831, 1833, 1837, 1843 and 1847 to 1849 (inclusive) thereof. Enforcement of the New Exchangeable Guarantee is subject to those provisions. Under Article 1831, a guarantor, for example, may waive its right to require the beneficiary to exhaust its legal remedies against the obligor on a guaranteed obligation prior to the beneficiary exercising its rights under the related guarantee. Despite the waiver of the provisions of Article 1831, there can be no assurance that an Indonesian court would not impose on the holders of the New Exchangeable Notes an obligation to exhaust all available remedies against the Issuer as a condition precedent to enforcement of the New Exchangeable Guarantee.

          The New Exchangeable Guarantee will not be discharged with respect to any New Exchangeable Note except by payment in full of the principal thereof, premium, if any, and interest thereon and all other

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amounts payable thereunder. Moreover, if at any time any amount paid under a New
Exchangeable Note is rescinded or must otherwise be restored, the rights of the holders of the New Exchangeable Notes under the New Exchangeable Guarantee will be reinstated with respect to such payment.

          PAYMENT OF ADDITIONAL AMOUNTS

          All payments of principal of, premium, if any, and interest on each New Exchangeable Note or the New Exchangeable Guarantee will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or Governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Republic of Indonesia, The Netherlands or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law or by regulation or Governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal, premium or interest is so required, the Issuer or the Company, as the case may be, will pay such additional amounts ("Additional Amounts") as will result in receipt by each holder of any New Exchangeable Note of such gross amount as would have been received by such holder or the beneficial owner with respect to such New Exchangeable Note or the New Exchangeable Guarantee, as applicable, had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required, except that no Additional Amounts will be payable:

          (a)  for or on account of:

               (1) any tax, duty, assessment or other Governmental charge that would not have been imposed but for

                      (A) the existence of any present or former connection between such holder or the beneficial owner of such New Exchangeable Note and the Republic of Indonesia or The Netherlands, as the case may be, other than the mere acquisition, holding or disposition of such New Exchangeable Note or the receipt of payments thereunder, including, without limitation, such holder or the beneficial owner of such New Exchangeable Note being or having been a national, domiciliary or resident of or treated as a resident thereof, being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein; or

                      (B) the presentation of such New Exchangeable Note (where presentation is required) more than 30 days after the date on which the payment in respect of such New Exchangeable Note became due and payable or provided for, whichever is later, except to the extent that such holder would have been entitled to such Additional Amounts if it had presented such New Exchangeable Note for payment on any day within such period of 30 days;

               (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other Governmental charge;

               (3) any tax, assessment or other Governmental charge that is imposed or withheld by reason of the failure of such holder or the beneficial owner of such New Exchangeable Note to comply with a request by the Issuer or the Company addressed to such holder (A) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or
(B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other Governmental charge; or

               (4)    any combination of items (1), (2) and (3); or

          (b) with respect to any payment of the principal of, premium, if any, or interest on such New Exchangeable Note or the New Exchangeable Guarantee to such holder (including a fiduciary or partnership) to the extent that under the laws of Indonesia or The Netherlands, as the case may be, some person other than such holder is required to include such payment in income and such other person would not have been entitled to such Additional Amounts had it been the holder of the New Exchangeable Note.

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

          Whenever there is mentioned in this Amended Offering Circular, in any context, the payment of principal, premium or interest in respect of any New Exchangeable Note or the New Exchangeable Guarantee or the net proceeds received on the sale or exchange of any New Exchangeable Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the New Exchangeable Indenture to the extent that, in such context. Additional Amounts are, were or would be payable in respect thereof pursuant to the New Exchangeable Indenture.

          SINKING FUND

          There will be no mandatory sinking fund for the New Exchangeable
Notes.

          MANDATORY REDEMPTION; MANDATORY REDEMPTION OF NOTES FROM EXCESS CASH FLOW

          The Indenture will provide that, beginning on the fourth anniversary of the Issue Date, and not later than 180 days following the end of each fiscal year thereafter, the Issuer will redeem (the "Excess Cash Flow Redemption") the maximum principal amount New Exchangeable Notes that is an integral multiple of US$1.00 with 75% of the Excess Cash Flow of the Company from such fiscal year (the "Excess Cash Flow Redemption Amount"), at a redemption price in cash equal to 100% of the principal amount of the New Exchangeable Notes to be redeemed (the "Excess Cash Flow Redemption Price"), together with accrued and unpaid interest, if any, thereon to the date fixed for the redemption of the New Exchangeable Notes pursuant to such Excess Cash Flow Redemption, in accordance with the Indenture. The Issuer will not be required to make an Excess Cash Flow Redemption to purchase New Exchangeable Notes pursuant to this covenant if the available cumulative Excess Cash Flow is less than US$2.0 million; provided, that any such lesser amount of Excess Cash Flow (if positive) will be added to the Excess Cash Flow for each subsequent fiscal year until an Excess Cash Flow Redemption is made.

          The Exchangeable Notes Trustee will select the New Exchangeable Notes to be redeemed from among the outstanding New Exchangeable Notes on a pro rata basis, by lot, if less than all of the New Exchangeable Notes are to be redeemed at any time. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose New Exchangeable Notes are to be redeemed at the registered address of the holder. Interest will cease to accrue on the exchange notes or portions called for redemption on and after the redemption date.

          OPTIONAL REDEMPTION

          At any time after the date of the New Exchangeable Indenture, the New Exchangeable Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the New Exchangeable Notes to be redeemed, plus accrued and unpaid interest thereon to the applicable redemption date.

          MANAGEMENT OF THE COMPANY

          Any changes to the Board of Directors or Board of Commissioners of the Company appointed by the Majority Shareholder requires the consent of the holders of a majority of the aggregate principal amount of the New Senior Notes and New Exchangeable Notes then outstanding, voting as a single class.

          CERTAIN COVENANTS

          The New Exchangeable Indenture contains covenants including, among others, the following:

          LIMITATION ON INDEBTEDNESS.

          (a) Neither the Company nor the Issuer shall Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.

          (b) Notwithstanding the foregoing paragraph (a), the Company or the Issuer may Incur the following Indebtedness: (1) Indebtedness pursuant to the Loan Facilities (or any other facility for working capital or general corporate purposes) PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness under all such Loan Facilities then outstanding does

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not exceed US$50.0 million; (2) Indebtedness owed to and held by a Wholly Owned
Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (3) Indebtedness pursuant to the New Senior Notes and the New Senior Guarantee; (4) Indebtedness evidenced by the New Exchangeable Notes issued pursuant to the New Exchangeable Indenture up to the amounts issued on the Issue Date, and any Guarantees thereof, plus any New Exchangeable Notes issued as payment of interest thereon in accordance with the terms thereof, and any Guarantees thereof, less any amounts repaid or retired; (5) Indebtedness evidenced by the Guaranteed Notes up to the amounts issued on the Issue Date, and any Guarantees thereof; (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this paragraph (b)); (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (6) this clause (7) or clause (b)(v) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries;" (8) Hedging Obligations to hedge exposure against fluctuations in interest rates or currency rates in respect of Indebtedness permitted to be Incurred by the Company or the Issuer pursuant to the New Exchangeable Indenture; (9) Indebtedness under Commodity Agreements entered into in the ordinary course of the financial management of the Company or the Issuer and not for speculative purposes; (10) Indebtedness pursuant to short term trade letters of credit (and facilities therefor) and short-term trade guarantees, in each case, entered into in the ordinary course of business of the Company or the Issuer, as applicable; (11) Purchase Money Indebtedness the principal amount of which Incurred in any single calendar year shall not exceed US$5.0 million; PROVIDED HOWEVER that no Indebtedness may be Incurred pursuant to this clause
(11) to the extent the principal amount thereof would, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, exceed US$10.0 million; and (12) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and the Issuer outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a)) does not exceed US$20.0 million.

          (c) Notwithstanding the foregoing, neither the Company nor the Issuer shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the New Exchangeable Notes to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify (and may later reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

          LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES.

          (a) Neither the Issuer nor the Company shall permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock; PROVIDED, HOWEVER, that the Issuer may Incur Indebtedness permitted pursuant to paragraph (a) or (b) of the covenant described under "-- Limitation on Indebtedness."

          (b) Notwithstanding the foregoing paragraph (a), any Restricted Subsidiary other than the Issuer may Incur:

               (i) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

               (ii) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than

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

          Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, the Company or the Issuer would have been able to Incur at least US$1.00 of additional indebtedness pursuant to clause (a) of the covenant described under "--Limitation on Indebtedness."

               (iii) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (i) or (ii) of this paragraph);

               (iv) Indebtedness under Commodity Agreements entered into in the ordinary course of financial management of such Restricted Subsidiary and not for speculative purposes; and

               (v) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (ii) or (iii) of this paragraph or this clause (v); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause
          (ii), such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

          LIMITATION ON RESTRICTED PAYMENTS.

          (a) Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time the Company, the Issuer or such other Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company or the Issuer is not able to Incur an additional US$1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the New Exchangeable Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company issued after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and
(E) US$10.0 million.

          (b)  The provisions of the foregoing paragraph (a) shall not prohibit:
(i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); PROVIDED, HOWEVER, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase,

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redemption, defeasance or other acquisition or retirement for value of
Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors, or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terns of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed US$0.5 million in any calendar year, PROVIDED FURTHER, HOWEVER, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; and (v) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the Guaranteed Notes.

          LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

          Neither the Company nor the Issuer shall, nor shall the Company permit any other Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or the Issuer, (b) to make any loans or advances to the Company or the Issuer or (c) to transfer any of its property or assets to the Company or the Issuer, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to the Guaranteed Notes, any defeasance trust or the Debt Service Reserve Account; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

          LIMITATION ON SALES OF NON-COLLATERAL ASSETS AND SUBSIDIARY STOCK.

          (a) Neither the Company nor the Issuer will, nor will the Company or the Issuer permit the Issuer or any other Restricted Subsidiary to, make any Asset Disposition that is not a disposition of Collateral, in whole or in part, unless (1) the Company, the Issuer or such other Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock or assets subject to such Asset Disposition (including the value of all non-cash consideration), as determined in good faith by an officer (having a title of manager or more senior) of the Company, the Issuer or such other Restricted Subsidiary, in the case of an Asset Disposition involving consideration not greater than US$1.0 million, or by the Board of Directors, in the case of an

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Asset Disposition involving consideration of more than US$1.0 million, (2)
except in the case of an Involuntary Loss, at least 75% of such consideration is in the form of cash or cash equivalents and (3) the Company, the Issuer or such other Restricted Subsidiary, as applicable, complies with the requirements of paragraphs (b) and (c) below.

          (b) In the case of any Asset Disposition which is not a disposition of Collateral by the Company, the Issuer or any other Restricted Subsidiary, the Company or such Restricted Subsidiary will apply the Net Available Cash from such Asset Disposition (i) FIRST, to the extent such Net Available Cash is required to be so applied, to prepay, repay, redeem or purchase (A) Senior Indebtedness of the Company or (B) unsubordinated Indebtedness (other than Disqualified Stock) of the Company or any Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company), within 180 days after the later of such Asset Disposition or receipt of the Net Available Cash, (ii) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (i), the Company or such other Restricted Subsidiary may apply such Net Available Cash to acquire (or enter into a legally binding agreement to acquire) Additional Assets within 270 days after the later of such Asset Disposition or receipt of the Net Available Cash; PROVIDED, HOWEVER, that (1) if any such legally binding commitment to acquire Additional Assets is terminated prior to the later of 270 days following such Asset Disposition or 270 days following the receipt of such Net Available Cash, the Company, the Issuer or any other Restricted Subsidiary may, within 90 days following such termination or 270 days following such Asset Disposition or 270 days following the receipt of such Net Available Cash, whichever is latest, acquire (or enter into a single further legally binding commitment to acquire) other Additional Assets, and (2) any legally binding commitment to acquire Additional Assets shall be fully performed within 24 months following such Asset Disposition or the receipt of such Net Available Cash, whichever is later. Any Net Available Cash not applied as provided above shall constitute "Excess Proceeds" and shall be applied in accordance with the covenant "Mandatory Redemption of Notes From Excess Cash Flow."

          (c) For the purposes of this covenant and the covenant described under "-- Limitation on Sales of Collateral," the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition shall be deemed to be cash or cash equivalents.

          LIMITATION ON SALES OF COLLATERAL.

          (a) ALL COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary, directly or indirectly, to, consummate any Collateral Disposition, in whole or in part, unless: (i) other than in the case of an Involuntary Loss, the Company or such Restricted Subsidiary receives consideration at the time of such Collateral Disposition at least equal to the fair market value (including the value of all non-cash consideration) of the Collateral subject to such Collateral Disposition, as determined in good faith (A) in the case of a Collateral Disposition involving consideration of US$1.0 million or less, by an officer of the Company having the title of manager or more senior, or (B) in the case of a Collateral Disposition involving consideration of more than US$1.0 million, by the Board of Directors of the Company; (ii) other than in the case of an Involuntary Loss, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash and cash equivalents; (iii) any such Collateral Disposition is in compliance with the provisions described under "-- Possession, Use and Release of Collateral;" (iv) an amount equal to 100% of the Net Available Cash from such Collateral Disposition shall promptly be delivered and pledged by the Company (or such Restricted Subsidiary, as the case may be) to the Collateral Agent for deposit in the Collateral Accounts or, in the case of an Involuntary Loss that does not constitute a Major Collateral Disposition, the Insurance Collateral Account, pending application in accordance with the provisions of paragraphs (b), (c) or
(d), as applicable, below, in each case in the name and under the sole dominion and control of the Collateral Agent; (v) the Liens of the Security Documents (which shall be first priority perfected Liens) attach to all other property and assets received, and the Company (or such Restricted Subsidiary, as the case may be) shall take such other actions, at the sole expense of the Company or such Restricted Subsidiary, to ensure that the Liens under the Security Documents so attach to such property and assets; and (vi) in the event of a Collateral Disposition that is: (A) a Major Collateral Disposition, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (b) below;
(B) a Collateral Disposition that does not constitute a Major Collateral Disposition and does not result from an Involuntary Loss, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (c) below; or (C) a Collateral Disposition that does not constitute a Major Collateral Disposition but results from an Involuntary Loss, the Company (or such Restricted Subsidiary, as the case may be) shall comply with clause (d) below.

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          (b)  MAJOR COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer
shall, nor shall the Company permit any Restricted Subsidiary to, consummate a Major Collateral Disposition unless, in addition to complying with the provisions set forth in paragraph (a) above, (i) the Net Available Cash from such Major Collateral Disposition, other than in the event of a Major Collateral Disposition occurring as a result of an Involuntary Loss, shall be sufficient to prepay all unpaid principal, interest and all other amounts payable in respect of all Secured Indebtedness and (ii) an amount equal to 100% of the Net
Available Cash from any such Major Collateral Disposition (including as a result of an Involuntary Loss) is applied (A) FIRST, (x) with respect to Net Available Cash deposited in the New Exchangeable Notes Collateral Account, to make an offer to the holders of the New Exchangeable Notes to purchase any and all of the outstanding New Exchangeable Notes at a purchase price in cash equal to 100% of the principal amount thereof plus, in each case, accrued and unpaid interest, if any, plus any Additional Amounts due thereon or which will become due as a result of the repurchase or otherwise, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the indenture and (y) with respect to Net Available Cash deposited in the Additional Indebtedness Collateral Account, to the extent the Company or any Restricted Subsidiary is so required by the terms of any Secured Indebtedness (other than the New Exchangeable Notes and the New Exchangeable Guarantee), to prepay, repay, redeem or repurchase such Secured Indebtedness; and (B) SECOND, to the extent of the balance of such Net Available Cash, after application in accordance with clause (A) and, to the extent the Company elects, to replace any assets or property or to purchase properties, assets or rights to be used in the business of the Company and owned by the Company, PROVIDED that such property, assets or rights shall become subject to the Liens of the Security Documents (which shall be first priority perfected Liens unless otherwise contemplated by the Security Documents) and shall become Collateral governed by the Collateral Agency Agreement. Any Net Available Cash not applied pursuant to clause (A) or
(B) shall remain in the Collateral Accounts except as provided in paragraph (e). The Issuer will be required to purchase all New Exchangeable Notes tendered pursuant to an offer by the Issuer under this paragraph (b) other than in the event of an offer resulting from an Involuntary Loss, in which case, the Issuer will be required to purchase New Exchangeable Notes from all holders that tender their New Exchangeable Notes, in each case in accordance with the procedures (including, in the event of an offer resulting from an involuntary Loss, prorating in the event of oversubscription) set forth in the New Exchangeable Indenture.

          Within 30 days following any Major Collateral Disposition, unless notice of redemption of the New Exchangeable Notes has been given pursuant to the provisions of the New Exchangeable Indenture described under "--Optional Redemption" above, the Issuer shall mail a notice to each Holder with a copy to the Exchangeable Notes Trustee stating: (1) that a Major Collateral Disposition has occurred and that such Holder has the right to require the Issuer to purchase such Holder's New Exchangeable Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest in the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise; (2) the circumstances and relevant facts regarding such Major Collateral Disposition (including information with respect to the Collateral disposed of, the circumstances surrounding such disposal and the intended use of the Net Available Cash (including the identification of any Additional Assets to be purchased), if any, after repurchasing all New Exchangeable Notes tendered) in each case in reasonable detail; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its New Exchangeable Notes purchased.

          (c) VOLUNTARY NON-MAJOR COLLATERAL DISPOSITIONS. Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, consummate a Collateral Disposition that does not constitute a Major Collateral Disposition and that does not result from an Involuntary Loss unless, in addition to complying with the provisions set forth in paragraph (a) above, an amount equal to 100% of the Net Available Cash from such Collateral Disposition shall be applied, to the extent the Company elects, to replace any assets or property that were the subject of such Collateral Disposition or to acquire properties, assets or rights to be used in the business of the Company and owned by the Company (such replacement assets or property and such properties, assets or rights to be acquired being hereinafter referred to as the "New Collateral Assets") within 18 months from the later of the date of such Collateral Disposition or the receipt of such Net Available Cash, PROVIDED such New Collateral Assets shall become subject to the Liens of the Security Documents (which shall be first priority perfected Liens), and shall become Collateral governed by the Collateral Agency Agreement; PROVIDED, HOWEVER, that if the Net Available Cash from

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such Collateral Disposition, when aggregated with all the Excess Collateral
Proceeds on deposit in the Collateral Accounts, exceeds US$10.0 million, the Issuer shall be required to make an offer pursuant to paragraph (e) of this covenant; PROVIDED FURTHER, HOWEVER, that (A) such offer will not be required to be made if the Issuer delivers to the Exchangeable Notes Trustee and the holders of the New Exchangeable Notes an Officer's Certificate within 30 days after such Collateral Disposition certifying: (1) that the Issuer has identified New Collateral Assets to be acquired (together with a description thereof), (2) that delivery of such New Collateral Assets will be taken, and completion of the purchase of such New Collateral Assets will occur, within 180 days after the date of such Officer's Certificate, (3) the amount of Net Available Cash to be used to purchase such New Collateral Assets and (4) that such amount of Net Available Cash so to be used would reduce the Excess Collateral Proceeds in the Collateral Accounts to less than US$10.0 million; and (B) the completion of the purchase of such New Collateral Assets shall take place on or before the 180 day period specified in such certification. Any Net Available Cash not applied as provided above in this paragraph (c) shall constitute "Excess Collateral Proceeds" and shall be applied in accordance with the covenant "--Mandatory Redemption of Notes From Excess Cash Flow."

          (d) INVOLUNTARY NON-MAJOR COLLATERAL DISPOSITIONS. In the event of a Collateral Disposition that does not constitute a Major Collateral Disposition but results from an Involuntary Loss, an amount equal to 100% of the Net Available Cash from such Collateral Disposition shall be applied from the Insurance Collateral Account to the extent the Company elects, to repair or replace any assets or property that are the subject of such Involuntary Loss within 18 months after the occurrence of such Involuntary Loss; PROVIDED, HOWEVER, that such 18 month period may be extended for an additional 365 days upon delivery to the Exchangeable Notes Trustee of an Officer's Certificate certifying that the Company shall use such proceeds to repair or replace such assets or property during such subsequent 365 day period; PROVIDED FURTHER, HOWEVER, that all other holders of Secured Indebtedness permit such extension of time and permit such Net Available Cash to be used for such purpose. Any Net Available Cash not applied as provided above in this paragraph (d) shall constitute Excess Collateral Proceeds.

          The Collateral Agency Agreement provides that Net Available Cash in the Insurance Collateral Account will constitute Excess Collateral Proceeds upon the earliest of (i) receipt by the Collateral Agent of a Notice of Actionable Default; (ii) the occurrence of a Foreclosure Event (as defined in the Collateral Agency Agreement); and (iii) the last day of the period permitting such Net Available Cash to be applied in the repair or replacement of assets or property as such period is permitted to be extended.

          To the extent not otherwise applied pursuant to this covenant, Net Available Cash on deposit in the New Exchangeable Notes Collateral Account will be released from the Liens of the Security Documents when all principal, interest and other amounts, if any, due on the New Exchangeable Notes has been paid in full or released to the Exchangeable Notes Trustee as set forth in the covenant described under "--Use of Trust Monies."

          LIMITATION ON AFFILIATE TRANSACTIONS.

          (a) Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of US$1.0 million, (i) are set forth in writing and (ii) have been approved by the Board of Directors of the Company and
(3) in addition, if such Affiliate Transaction involves as amount in excess of US$5.0 million, have been determined by an internationally recognized investment banking firm or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of international reputation, to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

          (b)  The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and

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directors of the Company pursuant to plans approved by the Board of Directors,
(iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed US$1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,
(vii) the payment of fees for management services provided in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed US$1.0 million in the aggregate in any calendar year, (viii) the Company from performing its obligations under the Propylene Supply Agreement; PROVIDED that any amendment to the Propylene Supply Contract complies with the provisions of clauses (a) (1) and (a) (2) (i) and (ii) above, and (ix) the Company from entering into agreements to sell polypropylene in the ordinary course of business and consistent with past practices; PROVIDED that any such agreement complies with the provisions of clause (a) (1) above; PROVIDED FURTHER that if a Change of Control has occurred, any such agreement complies also with the provisions of clause (a) (2) (ii) above.

          CHANGE OF CONTROL.

          (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder's New Exchangeable Notes at a purchase price in cash equal to 100% of the principal amount thereof plus, accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest, on the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise, in accordance with the terms contemplated in paragraph (b) below.

          (b) Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Exchangeable Notes Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's New Exchangeable Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date) plus any Additional Amounts then due or which will become due as a result of the repurchase or otherwise; (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its New Exchangeable Notes purchased.

          (c) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Exchangeable Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

          Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Company or the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Exchangeable Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's or the Issuer's capital structure or credit ratings. The definition of Change of Control includes the sale of "all or substantially all" of the assets of the Company or the Issuer to certain third parties. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Exchangeable Notes to require the Issuer to repurchase such New Exchangeable Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or the Issuer to another person may be uncertain. Under the New Exchangeable Indenture, the sale of all or substantially all of the assets of the Company, or the sale of a controlling interest in the shares of the Company, to Tirtamas, Nissho Iwai, BP or certain affiliates thereof will not constitute a Change of Control.

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          Future Indebtedness of the Company or the Issuer may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the New Exchangeable Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or the Issuer. Finally, the Issuer's ability to pay cash to the holders of New Exchangeable Notes following the occurrence of a Change of Control may be limited by the Company's and the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          The provisions under the New Exchangeable Indenture relative to the Issuer's obligation to make an offer to repurchase the New Exchangeable Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Exchangeable Notes.

          LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

          Neither the Company nor the Issuer shall sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Person that was a Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary.

          LIMITATION ON LIENS AND PARI PASSU INDEBTEDNESS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind upon any of the Collateral, or right, title or interest thereto, except for Permitted Liens.

          Notwithstanding the foregoing, the Company and the Issuer will have the right from time to time to Incur Liens on the Collateral to secure Additional Indebtedness on an equal and ratable basis with the New Exchangeable Notes and the New Exchangeable Guarantee PROVIDED that (i) the proceeds of such Additional Indebtedness are promptly used to finance the acquisition of a Qualified Project by the Company or a Restricted Subsidiary (or to Refinance Additional Indebtedness used for such purpose), (ii) such Additional Indebtedness with respect to such Qualified Project Incurred or to be Incurred does not exceed 75% of the lesser of (x) the Estimated Project Costs with respect to such Qualified Project and (y) the fair market value determined by an Independent Appraiser of the additional Collateral provided by such Qualified Project (or, if greater, of the increase in the fair market value of the Collateral taken as a whole as a result of such Qualified Project), (iii) after giving PRO FORMA effect to such Incurrence, the Company or the Issuer would be permitted to Incur an additional US$1.00 of Indebtedness pursuant to paragraph
(a) of the covenant described under "-- Limitation on Indebtedness," (iv) such Additional Indebtedness will state by its terms that it will be expressly subordinated to the New Exchangeable Notes and the New Exchangeable Guarantee until such time as the existing registered security deed shall be increased (but not decreased) by an amended or substitute security deed in an amount that equals or exceeds (1) the aggregate principal amount of Additional Indebtedness to be Incurred plus (2) an amount representing 12 full months of interest payments with respect to the Additional Indebtedness with respect to such Qualified Project (calculated on the basis of then current applicable rates) PROVIDED that, to the extent such Additional Indebtedness is being Incurred to Refinance a Qualified Project, such amount shall be increased only to reflect any increased interest rates applicable to such Additional Indebtedness, (v) the first priority perfected [-Lien of the Security Deed shall continue in full force and effect uninterrupted and continuously at all times, (vi) the real property rights, improvements, moveable assets and other assets comprising the Qualified Project, and rights relating to insurance proceeds with respect to the Qualified Project, shall become a part of the Collateral and be subject to the Liens of the Security Documents (which shall be first priority perfected Liens),
(vii) the conditions precedent to the Incurrence of such Indebtedness in the Collateral Agency Agreement are satisfied, (viii) all other amendments necessary, in the Opinion of Counsel to be delivered pursuant to clause (x) below, shall have been made to cause the Security Documents to continue to be first priority perfected Liens, (ix) with respect to Indebtedness Refinanced; the

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holders of the Indebtedness so Refinanced release their interest in the
Collateral to the extent of such Refinancing, (x) no Default or Event of Default shall have occurred and be continuing or would result from such Incurrence of Additional Indebtedness and the Company shall deliver to the Exchangeable Notes Trustee (A) a written Board of Directors' resolution authorizing the Incurrence of the Additional Indebtedness, (B) an Officer's Certificate that the conditions set forth in clauses (i) through (x) have been met and (C) an Opinion of Counsel, in form and substance satisfactory to the Exchangeable Notes Trustee with respect to those matters referred to in clauses (v), (vi) and (vii) above.

          LIMITATION ON SALE/LEASEBACK TRANSACTIONS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under "--Limitation on Liens and Pari Passu Indebtedness," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the, fair market value (as determined by the Board of Directors of the Company) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Non-Collateral Assets and Subsidiary Stock." Notwithstanding anything contained in this covenant, neither the Company nor the Issuer will, nor will the Company or the Issuer permit any other Restricted Subsidiary to, enter into, guarantee or otherwise become liable with respect to, any Sale/Leaseback Transaction involving Collateral.

          LIMITATION ON ISSUER ACTIVITIES.

          The Issuer will not engage in any business activity or undertake any other activity, except any activity relating to the offering, sale or issuance of Indebtedness or the lending or otherwise advancing the proceeds thereof to the Company or any Restricted Subsidiary and any other activities reasonably incidental thereto.

          KEEPWELL COMMITMENT.

          The Company and the Issuer shall, prior to or on the Issue Date, amend and restate the existing Keepwell Commitment (the "Keepwell") between the Company and the Issuer, which shall remain in force for so long as any New Exchangeable Note or New Senior Note remains outstanding under the New Exchangeable Indenture or New Senior Indenture, regarding which agreement the Issuer shall, for the benefit of the Exchangeable Notes Trustee and the Noteholders, use its reasonable best efforts to enforce its rights against the Company under the Keepwell.

          AMENDMENTS TO SECURITY DOCUMENTS.

          Neither the Company nor the Issuer shall, nor shall the Company permit any Restricted Subsidiary to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents or the Collateral Agency Agreement in any way that would be adverse to the holders of the New Exchangeable Notes.

          LIMITATION ON COMPANY'S BUSINESS.

          The Company will not, and will not permit any of its Restricted Subsidiaries (other than the Issuer) to, directly or indirectly, engage in any business other than the manufacture, production, processing, marketing, distribution and sale (or activities or related processes reasonably incident thereto) of petrochemical products or any material produced by or in connection with such activities.

          INSURANCE.

          The Company will and will cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies, insurance on the Collateral and substantially all of its other insurable property, in such amounts and against such risks as is normally carried by corporations engaged in the same

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or similar businesses in the Republic of Indonesia as the Company. All such policies shall only be subject to deductibles and exclusions which are typical for similarly situated companies.

          TAXES.

          The Company and the Issuer will and the Company will cause is Subsidiaries to pay and discharge when due and payable all taxes imposed on it or on its income or profits or on any of its properties except such taxes as are being contested in good faith in appropriate proceedings, and to remit to the relevant authority any taxes required to be withheld or deducted from payments made with respect to the New Exchangeable Notes or the New Exchangeable Guarantee.

          FINANCIAL STATEMENTS.

          The Company will provide to the Exchangeable Notes Trustee, and, upon request, the holders of the New Exchangeable Notes, annual financial statements for each fiscal year audited by an internationally recognized independent public accountant, within 180 days after the end of such fiscal year. All such financial statements shall be in English. The Issuer and the Company will also comply with the other provisions of TIA section 314(a).

          MERGER AND CONSOLIDATION.

          The Company shall not, and shall not enter into any agreement to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person at any time after December 15, 2005. In addition to the restrictions imposed by the previous sentence, the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) there has not been an Event of Default at any time after December 15, 2005; (ii) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Indonesia, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Exchangeable Notes Trustee, in form satisfactory to the Exchangeable Notes Trustee, all the obligations of the Company, including the obligations under the New Exchangeable Indenture, the New Exchangeable Guarantee, the Collateral Agency Agreement and the Security Documents; (iii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (iv) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company would be able to Incur an additional US$1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; (v) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (vi) the Successor Company shall have delivered to the Exchangeable Notes Trustee an opinion of Counsel to the effect that the holders will not recognize income, gain, or loss for United States Federal income tax purposes as a result of such transaction and will be subject to United States Federal income tax on the same amounts and at the same times as would be the case as if the transaction had not occurred and there will be no additional Indonesian Withholding Taxes and no Withholding Taxes of any other jurisdiction imposed on any payments made pursuant to the New Exchangeable Notes or the New Exchangeable Guarantee; and (vii) each of the Company and the Issuer shall have delivered to the Exchangeable Notes Trustee an Officer's Certificate and an Opinion of Counsel, stating that such consolidation, merger or transfer and such supplemental indenture comply with the New Exchangeable Indenture, and the New Exchangeable Indenture (including the New Exchangeable Guarantee), the Collateral Agency Agreement, the Security Documents, and the New Exchangeable Notes remain and will be in full force and effect against all applicable parties and the Lien of the Security

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Documents (which shall be a first priority perfected Lien unless otherwise contemplated by the Security Documents) with respect to the Collateral continues in full force and effect.

          The Issuer shall not consolidate or merge with or into any other Person, or convey transfer or lease all or substantially all its assets to any other Person and all of its outstanding Capital Stock shall at all times be owned by the Company free and clear of all Liens; provided the limitation in this sentence shall not apply from and after the time the Company assumes the Issuer's obligations pursuant to "--Assumption of Obligations and Other Actions."

          The foregoing provisions and other covenants in the New Exchangeable Indenture would not necessarily afford holders of the New Exchangeable Notes protection in the event of highly leveraged or other transactions involving the Company or the Issuer that may adversely affect holders of the New Exchangeable Notes.

          NO LISTING

          No application will be made to list the New Exchangeable Notes on any securities exchange or for quotation through The Nasdaq Stock Market, Inc.

          POSSESSION, USE AND RELEASE OF COLLATERAL

          Unless an Event of Default shall have occurred and be continuing and subject to the terms of the New Exchangeable Indenture, the Security Documents and the Collateral Agency Agreement, the Company will have the right to remain in possession and retain control of the Collateral (other than any cash, securities, obligations and cash equivalents deposited with the Collateral Agent and other than as set forth in the Collateral Agency Agreement or the Security Documents), to operate the Collateral and to collect, invest and dispose of any income thereon.

          RELEASE OF COLLATERAL WITH EXCHANGEABLE NOTES TRUSTEE CONSENT. The Company shall have the right at any time and from time to time, to sell, exchange or otherwise dispose of any of the Collateral (other than Trust Monies, which are subject to release from the Liens of the Security Documents as provided under "--Use of Trust Monies"), upon compliance with the requirements and conditions of the provisions set forth under "--Certain Covenants -- Limitation on Sales of Collateral" and in compliance with the provisions set forth below, and the Exchangeable Notes Trustee shall, subject to the terms of the Collateral Agency Agreement direct the Collateral Agent to release the same from the Liens of any Security Document upon receipt by the Exchangeable Notes Trustee of a notice requesting such release and describing the property to be so released, provided that:

          (a) if the property to be released has a book value of more than US$2.0 million, the Exchangeable Notes Trustee is provided with a written resolution of a majority of the Board of Directors requesting such release and authorizing an application to the Exchangeable Notes Trustee therefor;

          (b) the security afforded by the Liens of the Security Documents will not be impaired by such release (except with respect to the Collateral so released) and the proceeds from the property to be released are deposited in accordance with the provisions set forth under "--Certain Covenants-- Limitation on Sales of Collateral;"

          (c) the Company has disposed of or will dispose of the Collateral so to be released for a consideration representing its fair market value;

          (d) no Default or Event of Default shall have occurred and be continuing (or shall result therefrom);

          (e) if the Collateral to be released is real property, following such release and the release of the Lien of any applicable Security Deed with respect thereto, the non-released property has sufficient utility services and sufficient access to public roads, rail spurs, harbors, canals, terminals, and other transportation structures for the continued use of such non-released property in substantially the manner carried on by the Company and its Subsidiaries prior to such release;

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          (f)  if the Collateral to be released is real property, following such release, the non-released property subject to the Security Deed will continue to comply in all material respects with applicable laws, rules, regulations and ordinances relating to land use and building and work place safety;

          (g) if the Collateral to be released is real property, following such release, the fair market value of the non-released property (exclusive of the fair market value of the released property) shall not be less than the fair market value of such non-released property subject to the Security Deed prior to such release;

          (h) if the Collateral to be released is subject to a prior Permitted Lien, there shall be delivered to the Exchangeable Notes Trustee a certificate of the trustee, fiduciary, transferee or other holder of such prior Permitted Lien that it has received the Net Proceeds sufficient to discharge such prior Permitted Lien and has been irrevocably authorized by the Company to pay over to the Collateral Agent any balance of such Net Proceeds remaining after the discharge of such Indebtedness secured by such prior Permitted Lien; and, if any property other than cash or cash equivalents is included in the consideration for any Collateral to be released, there shall be delivered to the Exchangeable Notes Trustee such instruments of conveyance, assignment and transfer, if any, as may be reasonably necessary, in the opinion of counsel to be given pursuant to paragraph (k) to subject to the Liens of the Security Documents all the right, title and interest of the Company in and to such property;

          (i) the first-priority perfected security interest pursuant to the Security Deed shall be in full force and effect continuously and uninterrupted at all times with respect to the Collateral not to be released;

          (j) (i) the Company delivers an Officer's Certificate with respect to the matters set forth in paragraphs (a) through (i) above and stating that all conditions precedent relating to the release of such Collateral have been complied with, PROVIDED that matters set forth in paragraphs (b), (c) and (d) may be an opinion of the officer and (ii) the Officer's Certificate shall also be signed, in the case of clauses (b) (as to impairment of security), (c) and
(g) by an Independent Appraiser; and

          (k) an Opinion of Counsel, in form and substance satisfactory to the Exchangeable Notes Trustee, with respect to certain matters relating to the release is delivered.

          In case a Default or an Event of Default shall have occurred and be continuing, the Company, while in possession of the Collateral (other than Trust Monies, cash, cash equivalents, securities and other personal property held by or required to be deposited or pledged with the Collateral Agent or with the trustee, fiduciary, transferee or other holder of a prior Permitted Lien), may do any of the things enumerated in this covenant with respect to such Collateral, if each of the holders of the New Exchangeable Notes by appropriate action of such holders, shall consent to such action. In such event, any certificate filed pursuant to this paragraph shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing (or would result therefrom). This paragraph shall not apply, however, during the continuance of an Event of Default of the type specified in paragraph (vii) under "--Defaults."

          All cash or cash equivalents allocable to holders of New Exchangeable Notes received by the Collateral Agent pursuant to this covenant shall be held by the Collateral Agent, for the benefit of the holders, as Trust Monies subject to application as provided in "--Use of Trust Monies" or as provided in "--Certain Covenants--Limitation on Sales of Collateral."

          SUBSTITUTE COLLATERAL.

          The Company shall have the right to substitute moveable assets for certain Moveable Assets Collateral upon compliance with the provisions set forth below, and the Exchangeable Notes Trustee shall direct the Collateral Agent to release the related Collateral, provided that (i) the Company subjects other similar property related to or used or to be used in the Plant to the Liens of the Security Documents (which shall be a first priority perfected Lien unless otherwise contemplated by the Security Documents), (ii) such property has a fair market value greater than or equal to the value of the Collateral to be released and (iii) the Company provides the Exchangeable Notes Trustee with certain documentation and appraisals and an Opinion of Counsel with respect to certain matters.

          DISPOSITION OF COLLATERAL WITHOUT EXCHANGEABLE NOTES TRUSTEE CONSENT.

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          Notwithstanding the provisions of "--Release of Collateral with
Exchangeable Notes Trustee Consent" and "--Substitute Collateral," so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may, without any consent by the Exchangeable Notes
Trustee:

          (a) sell or otherwise dispose of any Collateral subject to the Liens of the Security Documents, which may have become worn out or obsolete, not exceeding a book value of US$2.0 million in any one calendar year;

          (b) demolish, dismantle, tear down or scrap any Collateral or abandon any Collateral other than land or interests in land (other than leases), if such demolition, dismantling, tearing down, scrapping or abandonment is in the best interests of the Company and the fair market value (except to the extent of the relevant Collateral being released) and utility of the Collateral as an entirety, will not thereby be impaired (such determination to be evidenced by a written resolution of a majority of the Board of Directors if the relevant Collateral has a fair market value in excess of US$2.0 million);

          (c) sell or otherwise dispose of Collateral in isolated transactions that do not exceed US$2.0 million in the aggregate.

          ASSUMPTION OF OBLIGATIONS AND OTHER ACTIONS

          The Company may, at its option and subject to certain restrictions, assume the obligations of the Issuer as obligor under the New Exchangeable Notes. In the event of any such assumption, the Company will pay all amounts of principal, premium, if any, and interest with respect to the New Exchangeable Notes without deduction or withholding for any and all taxes, duties, assessments or other Governmental charges whatsoever imposed by Indonesia (or any political subdivision or taxing authority of Indonesia), or, if such deduction or withholding is required, the Company will pay such Additional Amounts as will result in the receipt by each holder of any New Exchangeable Note of such gross amount as would have been received by such holder or the beneficial owner with respect to such New Exchangeable Note had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required; except that no Additional Amounts will be payable under the circumstances described under subparagraphs (a) and
(b) under "-- Payment of Additional Amounts." Prior to any such assumption, pursuant to the foregoing, the Company will deliver to the Exchangeable Notes Trustee an opinion of an independent counsel or tax consultant of recognized standing to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred. The Exchangeable Notes Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders. The New Exchangeable Indenture includes similar requirements if the Issuer reincorporates or changes its principal place of business.

          DEFAULTS

          An Event of Default is defined in the New Exchangeable Indenture as
(i) a default in the payment of interest or any Additional Amounts on the New Exchangeable Notes when due, continued for 30 days, (ii) a default in the payment of principal of any New Exchangeable Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) any Change of Control of the Company after December 15, 2005, (iv) the failure by the Company or the Issuer to comply for 60 days after notice with its other agreements contained in the New Senior Indenture, (v) the failure by the Company or the Issuer to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (vi) the failure by the Company or the Issuer to comply for 30 days after notice with any of its obligations (A) in the covenants described above under "Change of Control" (other than a failure to purchase New Exchangeable Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock," "-- Limitation on Sales of Collateral," "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Limitation on Liens and Pari Passu Indebtedness," "-- Limitation on Sale/Leaseback Transactions," "-- Limitation on Issuer Activities," "-- Keepwell

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Commitment," "-- Amendments to Security Documents," "-- Limitation on Company's
Business," "-- Insurance," "-- Taxes" and "-- Financial Statements," or (B) described above under "-- Possession, Use and Release of Collateral," (vii) the failure by the Company or the Issuer to comply for 60 days after notice with is other agreements contained in the New Exchangeable Indenture, (viii) Indebtedness of the Company, the Issuer or any Significant Subsidiary, other than the New Senior Notes, is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds US$5.0 million (the "cross acceleration provision"), (ix) certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"), (x) any judgment or decree for the payment of money in excess of US$5.0 million is rendered against the Company, the Issuer or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), (xi) the New Exchangeable Guarantee ceases to be in full force and effect (other than in accordance with the terms of such New Exchangeable Guarantee) or the Company denies or disaffirms its obligations under the New Exchangeable Guarantee or (xii) (A) the security interests under the Security Documents or the Collateral Agency Agreement shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the New Exchangeable Indenture and discharge of the New Exchangeable Indenture or any security interest created thereunder shall be declared invalid or unenforceable, or the Company or the Issuer shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable or (B) the Collateral Agent shall cease to have first-priority perfected security interests in the Moveable Assets Collateral, the Proceeds Collateral, the Real Property Collateral (from and after the registry of the Security Deed) or the Assigned Rights (the "security default provision"). However, a default under clauses (v), (vi), (vii) or (ix) will not constitute an Event of Default until the Exchangeable Notes Trustee or the holders of 25% in principal amount of the outstanding New Exchangeable Notes notify the Company of the default and the Company or the Issuer, as applicable, does not cure such default within the time specified after receipt of such notice.

          If an Event of Default occurs and is continuing, the Exchangeable Notes Trustee or the holders of at least 50% in principal amount of the outstanding New Exchangeable Notes may declare the principal of, accrued but unpaid interest on, and any Additional Amounts then due or which will be due on all the New Exchangeable Notes to be due and payable. Upon such a declaration, such principal, interest and Additional Amounts shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the- Company occurs and is continuing, the principal of, interest and Additional Amounts on all the New Exchangeable Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Exchangeable Notes Trustee or any holders of the New Exchangeable Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Exchangeable Notes may rescind any such acceleration with respect to the New Exchangeable Notes and its consequences.

          Subject to the provisions of the New Exchangeable Indenture relating to the duties of the Exchangeable Notes Trustee, in case an Event of Default occurs and is continuing, the Exchangeable Notes Trustee will be under no obligation to exercise any of the rights or powers under the New Exchangeable Indenture at the request or direction of any of the holders of the New Exchangeable Notes unless such holders have offered to the Exchangeable Notes Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a New Exchangeable Note may pursue any remedy with respect to the New Exchangeable Indenture or the New Exchangeable Notes unless (i) such holder has previously given the Exchangeable Notes Trustee notice that an Event of Default is continuing, (ii) holders of at least 50% in principal amount of the outstanding New Exchangeable Notes have requested the Exchangeable Notes Trustee to pursue the remedy, (iii) such holders have offered the Exchangeable Notes Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Exchangeable Notes Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding New Exchangeable Notes have not given the Exchangeable Notes Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Exchangeable Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Exchangeable Notes Trustee or of exercising any trust or power conferred on the Exchangeable Notes Trustee. The Exchangeable Notes Trustee, however, may refuse to follow any direction that conflicts with law or the New Exchangeable Indenture or that the

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Exchangeable Notes Trustee determines is unduly prejudicial to the rights of any other holder of a New Exchangeable Note or that would involve the Exchangeable Notes Trustee in personal liability.

          The New Exchangeable Indenture provides that if a Default occurs and is continuing and is known to the Exchangeable Notes Trustee, the Exchangeable Notes Trustee must mail to each holder of the New Exchangeable Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or Additional Amounts on any New Exchangeable Note, the Exchangeable Notes Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the New Exchangeable Notes. In addition, the Company and the Issuer are each required to deliver to the Exchangeable Notes Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company and the Issuer are each also required to deliver to the Exchangeable Notes Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company or the Issuer is taking or proposes to take in respect thereof.

          AMENDMENTS AND WAIVERS

          Subject to certain exceptions, the New Exchangeable Indenture may be amended with the consent of the holders of a majority in principal amount of the New Exchangeable Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Exchangeable Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the New Exchangeable Notes then outstanding. However, without the consent of each holder of an outstanding New Exchangeable Note affected thereby, no amendment may, among other things, (i) reduce the amount of New Exchangeable Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any New Exchangeable Note, (iii) reduce the principal of or extend the Stated Maturity of any New Exchangeable Note, (iv) reduce the premium payable upon the redemption of any New Exchangeable Note or change the time at which any New Exchangeable Note may be redeemed or purchased as described under "-- Optional Redemption," "-- Mandatory Redemption of Notes From Excess Cash Flow," "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets", "-- Certain Covenants -- Limitation on Sales of Collateral" or "-- Certain Covenants -- Change of Control" above, (v) make any New Exchangeable Note payable in money other than that stated in the New Exchangeable Note, (vi) impair the right of any holder of the New Exchangeable Notes to receive payment of principal of and interest and Additional Amounts on such holders New Exchangeable Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's New Exchangeable Notes or (vii) make any change in the amendment provisions which require each holders consent or in the waiver provisions,
(viii) modify any provisions described under "-- Amendments and Waivers" or "-- Defaults," except to increase the percentage of outstanding New Exchangeable Notes required for such actions or to provide that certain other provisions of the New Exchangeable Indenture cannot be modified or waived without the consent of the holder of each outstanding New Exchangeable Note, (ix) release the Issuer or the Company from its respective obligations under the New Exchangeable Indenture, the New Exchangeable Notes or the New Exchangeable Guarantee other than pursuant to "-- Certain Covenants -- Merger and Consolidation" or "-- Assumption of Obligations and Other Actions," or (x) amend provisions related to amendments, modifications or waivers of the New Exchangeable Indenture, the Security Documents or the Collateral Agency Agreement.

          The holders of a majority in aggregate principal amount of the New Exchangeable Notes outstanding may waive compliance with certain restrictive covenants and provisions of the New Exchangeable Indenture.

          Without the consent of any holder of the New Exchangeable Notes, the Company, the Issuer and Exchangeable Notes Trustee may amend the New Exchangeable Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the New Exchangeable Indenture as allowed by the provisions under "-- Certain Covenants -- Merger and Consolidation" and "-- Assumption of Obligations and Other Actions," to provide for uncertificated New Exchangeable Notes in addition to or in place of certificated New Exchangeable Notes (provided that the uncertificated New Exchangeable Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Exchangeable Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to

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the New Exchangeable Notes, to add to the security for the New Exchangeable
Notes, to add to the covenants of the Company or the Issuer for the benefit of the holders of the New Exchangeable Notes or to surrender any right or power conferred upon the Company or the Issuer, to make any change that does riot adversely affect the rights of any holder of the New Exchangeable Notes or to comply with any requirement of the SEC in connection with the qualification of the New Exchangeable Indenture under the TIA.

          The consent of the holders of the New Exchangeable Notes is not necessary under the New Exchangeable Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the New Exchangeable Indenture becomes effective, the Issuer is required to mail to holders of the New Exchangeable Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Exchangeable Notes, or any defect therein, will not impair or affect the validity of the amendment.

          TRANSFER

          The New Exchangeable Notes will be issued in registered form and will be transferable only upon the surrender of the New Exchangeable Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other Governmental charge payable in connection with certain transfers and exchanges.

          DEFEASANCE

          The Issuer at any time may terminate all its obligations under the New Exchangeable Notes and the New Exchangeable Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Exchangeable Notes, to replace mutilated, destroyed, lost or stolen New Exchangeable Notes and to maintain a registrar and paying agent in respect of the New Exchangeable Notes. The Issuer at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and
(iv) under "--Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

          The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the New Exchangeable Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the New Exchangeable Notes may not be accelerated because of an Event of Default specified in clause (iv),
(vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company or the Issuer to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Company will be released from all of its obligations with respect to the New Exchangeable Guarantee and the Security Documents.

          In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Exchangeable Notes Trustee money or U.S. Government Obligations for the payment of principal and interest on the New Exchangeable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) no Default or Event of Default with respect to the New Exchangeable Notes will have occurred and be continuing on the date of such deposit or, insofar as the bankruptcy provisions described under "Defaults" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (ii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, any material agreement or instrument (other than the New Exchangeable Indenture) to which the Issuer or the Company is a party or by which it is bound; (iii) in the case of legal defeasance, the Issuer shall have delivered to the

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Exchangeable Notes Trustee an Opinion or Opinions of Counsel stating that (a)
the Issuer has received from or there has been published by the U.S. Internal Revenue Service a ruling, or since the Issue Date, there has been a change in applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding New Exchangeable Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred and (b) under the laws of The Netherlands and the Republic of Indonesia, holders of the New Exchangeable Notes will not recognize gain for The Netherlands and Indonesian tax purposes, as the case may be, and payments to any such holder will not be subject to withholding payments, under the laws of The Netherlands or Indonesia;
(iv) in the case of covenant defeasance, the Issuer shall have delivered to the Exchangeable Notes Trustee an Opinion or Opinions of Counsel to the effect that
(a) the holders of the New Exchangeable Notes outstanding will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (b) Under the laws of The Netherlands and the Republic of Indonesia, holders of the New Exchangeable Notes will not recognize gain for The Netherlands and Indonesian tax purposes, as the case may be, and payments to any such holder will not be subject to withholding payments under the laws of The Netherlands or Indonesia; and (v) the Issuer shall have delivered to the Exchangeable Notes Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

          MEETINGS OF NOTEHOLDERS

          The New Exchangeable Indenture contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the approval of certain amendments or modifications of the New Exchangeable Notes or the provisions of the New Exchangeable Indenture. See "-- Amendments and Waivers." A meeting of Noteholders may be convened by Noteholders holding not less than 10% of the principal amount of the Outstanding New Exchangeable Notes. The quorum at such meeting shall be two or more persons entitled to vote a majority in principal amount of the Outstanding New Exchangeable Notes, or at an adjourned meeting, two or more persons entitled to vote 50% in principal amount of the outstanding New Exchangeable Notes.

          USE OF TRUST MONIES

          All funds on deposit in the New Exchangeable Notes Collateral Account including, without limitation, all Net Available Cash consisting of cash and cash equivalents required to be deposited with the Collateral Agent ("Trust Monies") shall be held by the Collateral Agent as a part of the security for the New Exchangeable Notes and, so long as no Default or Event of Default shall have occurred and be continuing or no Notice of Actionable Default is outstanding, may, at the direction of the Company, be applied from time to time in accordance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Collateral" covenant or to the payment of the principal on any New Exchangeable Notes at maturity or upon a Change of Control, in each case in accordance with the terms of the New Exchangeable Indenture. Application of Trust Monies pursuant to this provision requires that the Company provide the Collateral Agent and the Exchangeable Notes Trustee with Officer's Certificates and opinions of counsel as described in the New Exchangeable Indenture. The Exchangeable Notes Trustee shall direct the Collateral Agent to release to the Exchangeable Notes Trustee any Trust Monies on deposit which are to be applied to the payment of principal on the New Exchangeable Notes at maturity or which are to be used to purchase New Exchangeable Notes tendered or to be redeemed pursuant to the covenants described under "-- Mandatory Redemption of Notes From Excess Cash Flow," "-- Certain Covenants -- Limitation on Sales of Collateral" or "-- Certain Covenants -- Change of Control." The Exchangeable Notes Trustee shall hold and apply such funds to such payment or purchase. In certain circumstances, the Trust Monies may be applied as aforesaid after an Event of Default has occurred.

          CONCERNING THE EXCHANGEABLE NOTES TRUSTEE

          The Bank of New York is to be the Exchangeable Notes Trustee under the New Exchangeable Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Exchangeable Notes. In addition, The Bank of New York is to be Trustee under the New Senior Indenture.

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          The Holders of a majority in principal amount of the outstanding New
Exchangeable Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchangeable Notes Trustee; however, the Exchangeable Notes Trustee may refuse to follow any direction that conflicts with applicable law, the New Exchangeable Indenture, the Security Documents or the Collateral Agency Agreement or, subject to the described duties of the Exchangeable Notes Trustee, that the Exchangeable Notes Trustee determines is unduly prejudicial to the rights of other Holders of the New Exchangeable Notes or would involve the Exchangeable Notes Trustee in personal liability or for which it is not indemnified to its satisfaction. The New Exchangeable Indenture provides that if an Event of Default occurs (and is not cured), the Exchangeable Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Exchangeable Notes Trustee will be under no obligation to exercise any of its rights or powers under the New Exchangeable Indenture at the request of any Holder of New Exchangeable Notes, unless such Holder shall have offered to the Exchangeable Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the New Exchangeable Indenture.

          GOVERNING LAW

          The New Exchangeable Indenture provides that the New Exchangeable Indenture, the New Exchangeable Guarantee and the New Exchangeable Notes, and the Collateral Agency Agreement provides that the Collateral Agency Agreement, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Security Documents are governed by Indonesian law.

          CONSENT TO JURISDICTION AND SERVICE OF PROCESS

          The New Exchangeable Indenture provides that each of the Issuer and the Company will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the New Exchangeable Indenture, the New Exchangeable Guarantee, or the New Exchangeable Notes brought in any Federal or state court located in New York City and submit to the jurisdiction thereof. See "Enforcement."

          INDEMNIFICATION FOR JUDGMENT CURRENCY FLUCTUATIONS

          The obligations of the Issuer and the Company to any holder of New Exchangeable Notes under the New Exchangeable Indenture or the New Exchangeable Notes shall notwithstanding any judgment in a currency, (the "Judgment Currency") other than Dollars (the "Agreement Currency"), be discharged only to the extent that on the day following receipt by such holder of New Exchangeable Notes or the Exchangeable Notes Trustee, as the case may be, of any amount in the Judgment Currency, such holder of New Exchangeable Notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of New Exchangeable Notes or the Exchangeable Notes Trustee, as the case may be, in the Agreement Currency, each of the Issuer and the Company agrees, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of New Exchangeable Notes or the Exchangeable Notes Trustee, as the case may be, such holder of New Exchangeable Notes or the Exchangeable Notes Trustee, as the case may be, agrees to pay to or for the account of the Issuer or the Company, as the case may be, such excess, PROVIDED that such holder of New Exchangeable Notes or the Exchangeable Notes Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default by the Issuer in its obligations under the New Exchangeable Notes or the New Exchangeable Indenture or by the Company under the New Exchangeable Guarantee and the New Exchangeable Indenture, as the case may be, has occurred and is continuing, in which case such excess may be applied by such holder of New Exchangeable Notes to such obligations.

          EXCHANGE CONTROLS

          There are no foreign exchange controls in the Republic of Indonesia pursuant to Article 1 of Government Regulation No. 1 year 1982.

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          INDONESIAN REPORTING REQUIREMENTS

          The Company will be required to file particulars of its offshore borrowings (including the New Exchangeable Guarantee and the borrowing by the Company of the proceeds of the sale of the New Exchangeable Notes from the Issuer) with initially the Minister of Finance, Bank Indonesia and the Team for the Coordination of the Management of Offshore Commercial Loans (the "PKLN Team") and to report to each such Person on a monthly basis with respect to such borrowings. The Company will agree in the New Exchangeable Indenture to comply with all such filing and reporting requirements.

          In the event the Issuer or the Company does not make all necessary filings with Bank Indonesia, the Ministry of Finance and the PKLN Team with respect to the New Exchangeable Guarantee or the borrowing from the Issuer, the Company shall cause, and has irrevocably authorized the Collateral Agent to make such filings on its behalf, and if at any time the Collateral Agent is unwilling or unable to make such filings, the Company will promptly authorize and cause such other Person on its behalf. The Company has agreed to deliver or cause to be delivered all necessary information and evidence of due compliance with the filing requirements described above to the Exchangeable Notes Trustee.

          BOOK ENTRY, DELIVERY AND FORM

          The Existing Notes were initially issued in the form of one global note in definitive, fully registered form, without coupons (the "Existing Global Note"). The Existing Global Note was deposited with, or on behalf of, The Depository Trust Company ("DTC," and together with any successor, the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Existing Global Note Holder").

          The Existing Notes, to the extent directed by their Holders in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one new global note in definitive, fully registered form, without coupons (the "New Global Note"), registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "New Global Note Holder"). References to "Global Note Holder" shall be references to the New Global Note Holder and the Existing Global Note Holder. References to "Global Note" shall be references to the New Global Note and the Existing Global Note.

          The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (individually, a "Participant," and collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

          The Issuer and the Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the New Global Note, the Depositary will credit the accounts of Participants designated by the owners of the beneficial interests in the Existing Global Note with portions of the principal amount of the New Global Note and (ii) ownership of the New Exchangeable Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.

          So long as the New Global Note Holder is the registered holder and owner of the New Global Note, the New Global Note Holder will be considered the sole owner of the New Global Note for all purposes of the New Exchangeable Notes under the New Exchangeable Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or

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holders thereof under the New Exchangeable Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Exchangeable Notes Trustee thereunder. As a result, the ability of a person having a beneficial interest in any notes represented by the New Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

          None of the Issuer, the Company or the Exchangeable Notes Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

          Payments in respect of the principal of, premium, if any, and interest on any Global Note on the applicable record date will be payable by the Exchangeable Notes Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder and owner under the New Exchangeable Indenture. Under the terms of the New Exchangeable Indenture, the Issuer, the Company and the Exchangeable Notes Trustee may treat the persons in whose names the New Exchangeable Notes, including each Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuer, the Company or the Exchangeable Notes Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest), although the Issuer and the Company understands that it is the Depositary's practice to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

          CERTIFICATED SECURITIES

          If (i) the Issuer notifies the Exchangeable Notes Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notify the Exchangeable Notes Trustee in writing that it elects to cause the issuance of notes in definitive form under the New Exchangeable Indenture, then, upon surrender by a Global Note Holder of a Global Note, notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as the beneficial owner of the related notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Exchangeable Notes Trustee, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Exchangeable Notes Trustee is required to register such notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form.

          None of the Issuer, the Company or the Exchangeable Notes Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the New Exchangeable Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Note Holder or the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Exchangeable Notes to be issued).

          THE EXCHANGEABLE NOTES TRUSTEE

          The New Exchangeable Indenture provides that, except during the continuance of an Event of Default, the Exchangeable Notes Trustee will perform only such duties as are specifically set forth in the New Exchangeable Indenture. If an Event of Default has occurred and is continuing, the Exchangeable Notes Trustee will exercise such of the rights and powers vested in it under the New Exchangeable Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

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          The New Exchangeable Indenture and provisions of the TIA, incorporated by reference therein, contain limitations on the rights of the Exchangeable
Notes Trustee thereunder, should it become a creditor of the Issuer or the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Exchangeable Notes Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

          PURCHASE OF NEW EXCHANGEABLE NOTES BY ISSUER

          The Issuer may at any time purchase New Exchangeable Notes by tender (available to all holders alike) or in the open market at any price. If the Issuer shall acquire any New Exchangeable Notes, such acquisition shall not operate as or be deemed for any purpose to be a satisfaction of the indebtedness represented by such New Exchangeable Notes unless and until such New Exchangeable Notes are delivered to the Exchangeable Notes Trustee for cancellation and are canceled and retired by the Exchangeable Notes Trustee.

          PRESCRIPTION

          Any monies paid by the Issuer or the Company to the Exchangeable Notes Trustee or any Paying Agent for the payment of the principal of, premium (if any), interest or Additional Amounts on any New Exchangeable Note and remaining unclaimed at the end of two years after such principal, premium (if any), interest or Additional Amounts shall have become due and payable shall be repaid to the Issuer or the Company, as the case may be, upon its request and the holder of any New Exchangeable Note representing a claim therefor shall then look only to the Issuer or the Company for such payment.

          Under New York law, any legal action upon the New Exchangeable Notes must be commenced within six years after the payment thereof is due. Thereafter the New Exchangeable Notes will generally become unenforceable.

          NOTICES

          All notices to holders of the New Exchangeable Notes will be published in English in a leading English language newspaper, such as the Wall Street Journal, being published on each day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions. Notices shall be deemed to have been given on the date of publication as aforesaid or, if published on different dates, on the date of the first such publication. In addition, notices will be mailed to holders of New Exchangeable Notes at their registered address.

          CERTAIN DEFINITIONS

          "Accounts Receivable" means any and all rights to payment for Inventory sold or services performed in the ordinary course of business, whether due or to become due, whether or not earned by performance, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by or in the form of an account, note, draft, letter of credit, contract right, security agreement, or other evidence of Indebtedness or security.

          "Actionable Default" means (i) any Event of Default or (ii) any event of default under and as defined in any agreement pursuant to which Additional Indebtedness is Incurred; PROVIDED that only those events which give the Holders or the holders of Additional Indebtedness, as the case may be, the right to accelerate Indebtedness or result in the automatic acceleration of Indebtedness, including after notice or passage of time or both, shall be an Actionable Default.

          "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

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          "Additional Indebtedness" means Indebtedness, including any guarantees thereof, the holders of which become party to the Collateral Agency Agreement in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness."

          "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Non-Collateral Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

          "Asset Disposition" means any sale, lease (including, without limitation, any Sale/Leaseback Transaction), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction or any Involuntary Loss (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments").

          "Assigned Rights" means all rights including the proceeds, meaning all right title and interest in and to all amounts now or in the future payable to the assignor under or in connection with any Contract, arising from contracts and leases relating to the Plant, its operation and the manufacture therein of polypropylene, including, without limitation (a) the License Agreement between Himont Incorporated (Himont) and P.T. Tirtamas Majutama (PTTM) dated April 21, 1993 and April 15, 1993 and as novated by a Novation Agreement dated July 7, 1994 among the Company, Himont and PTTM; (b) the Propylene Supply Agreement; and
(c) the Amended and Restated Polypropylene Offtake Agreement between BP Asia Trading Pte. Ltd. and the Company dated June 2, 1997.

          "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the New Exchangeable Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

          "Board of Directors" means (i) in relation to the Company, the Board of Directors of the Company and (ii) in relation to the Issuer, the board of Managing Directors of the Issuer and, in each case, any committee thereof duly authorized to act on behalf of such Board of Directors. Any determination to be made, or approval to be given, by a Board of Directors shall be made by a majority of the members having no personal stake in such determination or approval.

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          "Business Day" means each day which is not a Legal Holiday.

          "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          "Casualty Event" shall mean any destruction or damage by flood, fire, explosion, wind, storm, earthquake or any other casualty.

          "Change of Control" means the occurrence of any of the following events: (i) the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 51% in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Company or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company, was approved by a vote of 662/3% of the directors of the Company, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Collateral" means the Real Property Collateral, the Moveable Assets Collateral, the Proceeds Collateral and the Assigned Rights.

          "Collateral Accounts" means the accounts established pursuant to the Collateral Agency Agreement for holding cash and cash equivalents for the benefit of the Secured Creditors and includes the New Exchangeable Notes Collateral Account (as described in the Collateral Agency Agreement) and the Additional Indebtedness Collateral Account (as described in the Collateral Agency Agreement).

          "Collateral Agency Agreement" means the Collateral Agency Agreement dated the date of the New Exchangeable Indenture among the Issuer, the Company, the Exchangeable Notes Trustee on behalf of the Noteholders and PT Bank Mandiri (Persero), as Collateral Agent for the Exchangeable Notes Trustee and the representative of the other Secured Creditors with respect to the Collateral.

          "Collateral Disposition" means any Asset Disposition with respect to any Collateral; provided, however, that a substitution of Moveable Assets Collateral in compliance with "-- Possession, Use and

                                       99
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Release of Collateral -- Substitute Collateral" shall be excluded from the definition of "Collateral Disposition."

          "Commodity Agreement" means, with respect to any Person, any forward contract, futures contract or option or other agreement, instrument or arrangement or combination thereof entered into in the ordinary course of such Person's business and designed to provide protection against fluctuations in the price of any commodity used or produced in the business in which such Person is engaged.

          "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the Incurrence of such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeated or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeated or otherwise discharged with respect to the Company and is continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring ,a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made, any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto in the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit- and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest Incurred in connection with Investments in discontinued

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operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by, or secured by the assets of, the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

          "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a) (3) (D) thereof.

          "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

          "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the New Exchangeable Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the New Exchangeable Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock," "-- Certain Covenants -- Limitations on Sales of Collateral" and "-- Certain Covenants -- Change of Control."

          "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and (d) non-cash losses or charges related to impairment of goodwill and other intangible assets, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and Governmental, regulations applicable to such Subsidiary or its stockholders.

          "Estimated Project Costs" means, with respect to a Qualified Project, all costs and expenses reasonably estimated by the Company and set forth in a written resolution for the Company's Board of Directors prior to the commencement of such Qualified Project to be Incurred by the Company to acquire, develop, design, construct, start-up and finance such Qualified Project, including the acquisition of the facility site, equipment and supplies, and including interest during construction, sales and other taxes, financing fees and reasonable advisory, legal and management fees and expenses.

          "Excess Cash Flow" means, with respect to the Company for any fiscal year, the EBITDA of the Company and its consolidated Subsidiaries for such period plus any Excess Proceeds and Excess Collateral Proceeds; minus (1) Consolidated Interest Expense of the Company and its consolidated Subsidiaries that is paid during such period; minus (2) capital expenditures of the Company and its consolidated Subsidiaries that are actually paid during such period; minus (3) an amount of US$500,000 to be used as working capital of the Company and its consolidated Subsidiaries; minus (4) consolidated income tax expense for such period, minus; (5) scheduled or required principal payments on Indebtedness permitted to be incurred pursuant to the New Senior Indenture and the New Exchangeable Indenture; minus (6) the aggregate principal amount, premium paid in connection with an optional redemption of the Notes made pursuant to the covenant "--Optional Redemption" during the fiscal year preceding such Excess Cash Flow Offer; and minus (7) the aggregate principal amount, premium, if any, paid by the Company during the fiscal year preceding such Excess Cash Flow Offer in connection with New Exchangeable Notes repurchased pursuant to a Change of Control Offer as described in the covenant "--Change of Control.'

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Shares" means the shares of common stock of the Company into which the New Exchangeable Notes are exchangeable.

          "Fair Market Value" per security at any date of determination (i) prior to an Initial Public Offering, means (A) in connection with a sale to a party that is not an Affiliate of ours in an arm's-length transaction (a "Non-Affiliate Sale"), the price per security at which such security is sold and
(B) in connection with any sale to an Affiliate of ours, (1) the last price per security at which such security was sold in a Non-Affiliate Sale within the one-year period preceding such date of determination or (2) if clause (1) is not applicable, the fair market value of such security determined in good faith by
(a) a majority of the Board of Directors of the Company, including a majority of directors who are not officers, employees, directors or Affiliates of the party to whom the sale of securities giving rise to such determination is proposed to be made or (b) a nationally recognized investment banking, appraisal or valuation firm and (ii) after an Initial Public Offering, means the mean between the high and low selling prices per share of the common stock of the Company on the immediately preceding date (or, if the common stock of the Company was not traded on that day, the next preceding day that the common stock of the Company was traded) on the principal exchange or market system on which the common stock of the Company is traded, as such prices are officially quoted on such exchange.

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

          "GAAP" means generally accepted accounting principles in the Republic of Indonesia which are in effect on the date of determination.

          "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER; that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

          "Guaranteed Notes" means the Issuer's 11 1/4% Series B Guaranteed Secured Notes due 2007, issued on the Issue Date.

          "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

          "Holder" or "Noteholder" means the Person in whose name a New Exchangeable Note is registered on the Registrar's books.

          "Incur" means issue, assume, guarantee, Incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed a separate Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person on any date of determination- (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations under agreements to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; (vii) all obligations of the type referred to in clauses
(i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; (viii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (ix) to the extent not otherwise included in this definition, Hedging Obligations and all indebtedness and other obligations under any Commodity Agreements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

          "Independent Appraiser" means an internationally recognized appraisal, accounting, investment banking or other firm, as appropriate, that (i) is in fact independent in respect of the transaction in question; (ii) is an expert in respect of the relevant valuation or appraisal activity; (iii) does not have any direct financial interest or any material indirect financial interest in the Company or any Subsidiary, the Exchangeable Notes Trustee, the Collateral Agent or in any Affiliate of any of them; and (iv) is not connected with the Company or a Subsidiary, the Exchangeable Notes Trustee, the Collateral Agent or any such Affiliate as a director, officer, employee or Affiliate.

          "Insurance Collateral Account" means the account established for the benefit of the parties to the Collateral Agency Agreement to hold certain insurance proceeds pending repair or replacement of the Collateral subject to an Involuntary Loss.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

          "Inventory" means all stocks of products and goods produced, all extractions, all raw materials, all work in progress, stocks of spare parts, fuels, lubricants, and all stocks and all assets of similar kind now existing and hereafter acquired.

          "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed :to continue to have a permanent "investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

          "Involuntary Loss" means a loss or disposition resulting from the requisition by any Governmental entity of title to, seizure by any Governmental entity of, or forfeiture to such Governmental entity of, any property or assets, or any actual, or constructive loss or an agreed or compromised loss, including any Casualty Event.

          "Issue Date" means the date on which the New Exchangeable Notes are originally issued.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Loan Facilities" means any facility utilized for working capital purposes, not exceeding US$50.0 million.

          "Major Collateral Disposition" means any Asset Disposition, in one or a series of related transactions, of Collateral with a book value of more than 25% of the aggregate book value of all Collateral, determined by reference to the Company's most recent quarterly financial statements.

          "Majority Shareholder" means either Tirtamas or Tuban Petro, whichever owns the largest equity stake in the Company.

          "Moveable Assets Collateral" means all movable assets (other than Inventory, goods in process and raw materials), whether now owned or hereafter acquired which form part of, or are used in connection with, the Plant.

          "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or Installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign (including Indonesian) and local taxes due and payable at the time of such Asset Disposition or required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by, the Company or any Restricted Subsidiary after such Asset Disposition. In the case of an Asset Disposition that is a disposition of Collateral, any amount of insurance or other proceeds received in connection with an Involuntary Loss (excluding payments received for loss of profits or excess costs in respect of business interruption insurance) shall be included in the foregoing definition of "Net Available Cash;" PROVIDED that, any such proceeds received by the Company or any Restricted Subsidiary in connection with any assets sold or transferred to any Restricted Subsidiary shall be excluded from the definition of Net Available Cash for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock."

          "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "New Exchangeable Guarantee" means the guarantee of the New Exchangeable Notes by the Company pursuant to the New Exchangeable Indenture.

          "Notice of Actionable Default" means a notice delivered to the Collateral Agent stating that an Actionable Default has occurred, which describes with reasonable particularity the nature of the Actionable Default, and is delivered to the Collateral Agent by (i) the Exchangeable Notes Trustee for the holders of the New Exchangeable Notes, acting pursuant to the New Exchangeable Indenture, or (ii) the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement), acting upon the instructions of the holders of a majority of the Outstanding Additional Indebtedness Obligations (as defined in the Collateral Agency Agreement). A Notice of Actionable Default shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by a Responsible Officer (as defined in the Collateral Agency Agreement) of the Collateral Agent. A Notice of Actionable Default shall be deemed to be outstanding at all times after such notice has been given until the earlier of such time, if any, as (i) the Collateral Agent has been notified by the Exchangeable Notes Trustee or the Additional Indebtedness Agent, as the case may be, which delivered such notice, that such notice has been rescinded or waived or (ii) the Exchangeable Notes Trustee and the Additional Indebtedness Agent, if any, have determined, in accordance with the provisions described under "Security Arrangements -- Collateral Agency Agreement -- Exercise of Remedies under the Security Documents," to rescind or waive such notice.

          "Officer" means the Chairman of the Board, the President, any Vice President, any Managing Director, the Treasurer or the Secretary of the Company or the Issuer, as applicable.

          "Officer's Certificate" means (i) in relation to the Issuer, a certificate signed by one Officer and (ii) in relation to the Company, a certificate signed by two Officers.

          "Permitted Holders" means each of Tirtamas, The British Petroleum Company Plc, a corporation established under the laws of the United Kingdom or any Wholly Owned Subsidiary of The British Petroleum Company Plc (each, a "BP Company"), Nissho Iwai Corporation, a corporation established under the laws of Japan ("NIC") and Tuban Petro.

          "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company or a Restricted Subsidiary or a Person that will, upon the making of such Investment become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with, or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; provided that if any such loans or advances involve, in the aggregate, art amount in excess of US$1.0 million, such loans or advances are set forth in writing and have been approved by the Board of Directors of the Company; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Non-Collateral Assets and Subsidiary Stock."

          "Permitted Liens" means (i) Liens created pursuant to the Collateral Agency Agreement or Security Documents; (ii) Liens for taxes, assessments or Governmental charges or claims that either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iii) statutory and other Liens imposed by law and arising in the ordinary course of business of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, employees, repairmen or laborers with respect to amounts that, to the extent applicable: either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which, to the extent required, appropriate reserves have been established or other provisions have been made in accordance with GAAP; (iv) easements, servitude, rights-of-way, restrictions and other similar encumbrances with respect to the Real Property Collateral which in the aggregate are not material in amount and which do not materially detract from the value of the Plant or interfere in any material way with the Company's use of the Plant for the purposes for which such property is intended; (v) any Subsequent Liens; (vi) Liens securing Additional Indebtedness created in accordance with the terms of the covenant described under "-- Certain Covenants -- Limitation on Liens and Pari Passu Indebtedness"; (vii) Liens securing Indebtedness represented by the New Senior Notes (and any Guarantees thereof), including under the Security Documents relating thereto, Incurred in accordance with the terms of the covenant "--Limitation on Indebtedness"; and (viii) Liens securing Indebtedness represented by the Guaranteed Notes (and any Guarantees thereof), the Debt Service Reserve Account and any defeasance trust, including under any security documents relating thereto.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Government or any agency or political subdivision thereof or any other entity.

          "Pipeline" means the Company's propylene supply pipeline that runs from the Plant to the adjacent refinery owned by Pertamina.

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          "Plant" means all of the buildings, constructions, facilities and appurtenances comprising or related to the Company's existing or future polypropylene and other production facilities located on the Plant Site, and any and all planned machinery, fixtures, fittings, equipment and improvements and additions now existing or in the future affixed to or forming part of or otherwise located on the Plant Site.

          "Plant Site" means (a) a plot of land with an area of 79,860 square meters, as described in HGB Certificate No. 1/Limbangan in the name of the Company; (b) a plot of land with an area of 63,390 square meters, as described in HGB Certificate No. 2/Limbangan in the name of the Company; and (c) a plot of land with an area of 56,225 square meters, as described in HGB Certificate No. 3/Limbangan in the name of the Company, in each case, located in Desa Limbangan, Kecamatan Juntinyuat, Kabupaten Indramayu, West Java, Indonesia.

          "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Principal" of a New Exchangeable Note means the principal of the New Exchangeable Note plus the premium, if any, payable on the New Exchangeable Note which is due or overdue or is to become due at the relevant time.

          "Proceeds Collateral" meats all right, title, interest and benefit including without limitation all proceeds, returns of premiums and other amounts payable to or at the direction of the Company, under, in and to each Insurance Policy in relation to the plant.

          "Propylene Supply Agreement" means either (i) the Amended and Restated Propylene Supply Agreement between BP Chemicals and the Company, dated June 4, 1997 or (ii) any other long term agreement for the supply of propylene to the Company, each as amended.

          "Purchase Money Indebtedness" of any Person means all obligations of such Person (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement (but excluding accounts payable arising in the ordinary course of business) and other purchase money obligations, in each case where the maturity of such obligation does not exceed the anticipated useful life of the asset being financed and (ii) incurred to finance the acquisition of such asset, including additions and improvements.

          "Qualified Project" means the acquisition or construction of assets which expand, add to or improve (but not repair) the then existing assets at the Plant Site.

          "Real Property Collateral" means the Plant Site and all buildings (including, but not limited to, any pipelines), plant, machinery, fixtures, fittings, equipment, improvements and additions now or hereafter affixed to such buildings, constructions and pipelines which, according to prevailing laws are regarded as immoveable property together with all other items which permanently constitute one unit within the Plant Site.

          "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, decease or retire, or to issue other Indebtedness in exchange for or the substantially concurrent replacement, refinancing or repayment of, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

          "Refinancing Indebtedness" means Indebtedness that Refinances any indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the New Exchangeable Indenture including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that
(i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity-of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then

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outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness, being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances indebtedness of an Unrestricted Subsidiary.

          "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

          "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) other than dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal Installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

          "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary; PROVIDED, HOWEVER, that notwithstanding anything to the contrary in the definition of "Unrestricted Subsidiary," the Issuer (or any successor thereof as obligor under the New Exchangeable Notes) shall always be a Restricted Subsidiary.

          "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

          "SEC" means the Securities and Exchange Commission.

          "Secured Creditors" means the holders of the New Senior Notes as represented by the New Senior Trustee, the holders of the New Exchangeable Notes represented by the Exchangeable Notes Trustee, and the holders of Additional Indebtedness represented by the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement), as the same may from time to time be reflected as parties to the Security Documents.

          "Secured Indebtedness" means the New Senior Notes, the New Senior Guarantee, the New Exchangeable Notes, the New Exchangeable Guarantee, the Additional Indebtedness and any other Indebtedness secured by a Lien on Collateral.

          "Security Documents" means, collectively, the Security Deed,, the Fiduciary Transfer, the Fiduciary Assignment of Accounts, the Assignment of Rights and the Insurance Assignment.

          "Senior Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in fight of payment to the New Exchangeable Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed

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or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business of such Person (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the New Exchangeable Indenture.

          "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          "Subordinated Obligation" means any Indebtedness of the Issuer or the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Exchangeable Notes or the New Exchangeable Guarantee, respectively, pursuant to a written agreement to that effect.

          "Subsequent Lien" means any Lien that (a) covers any or all of the land on which the Plant is located and any or all fixtures thereon that is subsequent in time and junior in priority to any Lien thereon granted to the Collateral Agent pursuant to the Security Deed; (b) secures Indebtedness of the Issuer or the Company; and (c) does not, together with all such other then existing Subsequent Liens, secure Indebtedness in an amount which exceeds the aggregate principal amount of Secured Indebtedness, if any, which has been repaid, redeemed or repurchased by the Issuer or the Company, as applicable, simultaneously with or prior to the creation of such Subsequent Lien.

          "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

          "Tangible Assets" means the net book value of property, plant and equipment and other noncurrent and current assets held by the Company at the date of determination, less any intangible assets.

          "Temporary Cash Investments" means any of the following (i) any evidence of Indebtedness, maturing not more than one year after the date of Investment by the Company, the Issuer or any other Restricted Subsidiary, Issued by the United States of America or any instrumentality or agency thereof, or by the Republic of Indonesia or any instrumentality or agency thereof, or by the Asian Development Bank, the World Bank or any other supranational organization (collectively, "Government Entities") and guaranteed or otherwise backed, directly or indirectly, fully as to principal, premium, if any, and interest, by the Government Entity issuing such Indebtedness, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according

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to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

          "Tirtamas" means P.T. Tirtamas Majutama, a company incorporated under the laws of the Republic of Indonesia.

          "Tuban Petro" means P.T. Tuban Petrochemical Industries, a company incorporated under the laws of the Republic of Indonesia and owned 70% by the Indonesian Bank Restructuring Agency ("IBRA") which has been established for the settlement of Tirtmas obligations to IBRA.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of US$1,000 or less or (B) if such Subsidiary has assets greater than US$1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur US$1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Exchangeable Notes Trustee by promptly filing with the Exchangeable Notes Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. Government Obligations" means direct obligations (or certificates representing an ownership Interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

          "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

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                              SECURITY ARRANGEMENTS

          THE TERMS OF THE SECURITY ARRANGEMENTS HAVE NOT BEEN FINALLY AGREED TO BY THE COLLATERAL AGENT, THE TRUSTEE, THE EXCHANGEABLE NOTES TRUSTEE, THE COMPANY AND THE ISSUER. THE FOLLOWING DESCRIPTION OF THE SECURITY ARRANGEMENTS FOR THE NEW NOTES HAS BEEN PREPARED BASED ON OUR ASSUMPTION THAT THE SECURITY ARRANGEMENTS FOR THE NEW NOTES WILL BE SUBSTANTIALLY SIMILAR TO THE SECURITY ARRANGEMENTS FOR THE EXISTING NOTES, AMENDED AS NECESSARY TO TAKE ACCOUNT OF ANY CHANGES IN THE LAWS GOVERNING THE SECURITY ARRANGEMENTS THAT HAVE OCCURRED SINCE THE ISSUANCE OF THE EXISTING NOTES.

          APPLICATION OF INDONESIAN PROPERTY LAWS

          In Indonesia, land ownership is governed by the Basic Law on Agrarian Principles (Law No. 5 of 1960) (the "Basic Agrarian Law") and the regulations issued pursuant thereto. The Basic Agrarian Law and its implementing regulations, including, among others, the Land Registration Regulation (No. 10 of 1961) and Government Regulation number 40 of the Year 1996 regarding Hak Guna Usaha, Hak Guna Bangunan and Hak Pakai, instituted different forms of land title for which certificates of title can be issued and a registration system under which such land titles can be registered with the relevant local land office. Certificates of title have not, however, been issued under the Basic Agrarian Law, with respect to a large part of land in Indonesia (particularly outside the main cities.)

          The different kinds of rights to land under the Basic Agrarian law and its implementing regulations for which a certificate of title can be issued consist of: Hak Milik (Right of Ownership), Hak Guna Bangunan (Right to Build upon the Land), Hak Guna Usaha (Right of Exploitation of Land), and Hak Pakai (Right of Use). Hak Milik is the closest form of title to the concept of "freehold" under Anglo-Saxon common law, and is available only to Indonesian individuals and certain religious and social organizations designated by law and is granted without limit of time. Hak Milik is not available to corporations (whether Indonesian or foreign).

          Indonesian law also recognizes an unregistered form of title under ADAT (traditional) law. Under this traditional title, interests in land may range from rights to use land to individual rights of ownership. Although the title is not registered, the rights of an unregistered title holder under ADAT law do not differ materially from the rights of a holder of a corresponding type of registered title under the Basic Agrarian Law. However, because the title is unregistered, it is not possible to grant security over the land.

          The approximately 20 hectare tract of land on which the Plant is located, which will be included in the Collateral (the "Plant Site"), is held under three Hak Guna Bangunan ("HGB") land titles.

          HGB is the form of title typically held by other manufacturing companies to the land on which their facilities are situated. Under this form of title, the Company has the right to erect, own, occupy and use buildings on such land. HGB is granted for a maximum term of 30 years but may be renewed subject to the approval of the local administration. Regulations issued under the Basic Agrarian Law currently provide that a holder of an HGB to land shall have the right, upon application to the relevant land office, to extend such title for a further period of up to 20 years, if the land is still being used for the purpose specified in the relevant permit relating to construction on the land. The regulations provide procedures to be followed in applying for the extension of HGB (including the amount of the application fee to be paid in connection therewith).

          COLLATERAL

          Subject to certain exceptions described herein, the Issuer's obligations under the New Senior Notes, the New Senior Indenture, the New Exchangeable Notes and the New Exchangeable Indenture and the Company's obligations under the New Senior Guarantee and the New Exchangeable Guarantee will be secured by Liens on the Collateral, which consists of (i) the Real Property Collateral, (ii) the Moveable Assets Collateral, (iii) the Proceeds Collateral and all contracts and leases relating to the Plant, its operation and the manufacture therein of polypropylene including, without limitation, (a) the License and (b) the Propylene Supply Agreement (the "Assigned Rights" and, collectively with the Real Property Collateral, the Moveable Assets Collateral and the Proceeds Collateral, the "Collateral"). The Liens will be granted, on a first priority basis, in favor of PT Bank Mandiri (Persero), as collateral agent (together with any successors, the "Collateral Agent") for the benefit of the Secured Creditors pursuant to a Collateral Agency

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Agreement (the "Collateral Agency Agreement") to be dated as of the consummation of the Exchange Offer between the Trustee and the Collateral Agent. Collateral may be released from the Liens of the Security Documents if certain conditions are met. Pursuant to the Collateral Agency Agreement, proceeds from the sale of the Collateral will be paid first to satisfy the Issuer's obligations under the New Senior Notes and the New Senior Indenture and the Company's obligation under the New Senior Guarantee and thereafter, the Issuer's obligations under the New Exchangeable Notes and the New Exchangeable Indenture and the Company's obligations under the New Exchangeable Guarantee.

          The Collateral will also secure the Additional Indebtedness. Initially there will be no Additional Indebtedness, but Additional Indebtedness may be added from time to time in compliance with the covenants described above under "Description of the New Securities--Description of the New Senior Notes and New Senior Guarantee--Certain Covenants--Limitation on Liens and Pari Passu Indebtedness." It is contemplated that at such time or times the Security Documents will be amended to include the holders of Additional Indebtedness as Secured Creditors. The respective rights in the Collateral of the holders of New Senior Notes and the creditors under any Additional Indebtedness, including the right to declare Defaults and the right to direct remedies upon Default, will be equal and will be governed by the terms of the Collateral Agency Agreement and the Security Documents.

          In the event that New Senior Notes or the New Exchangeable Notes in definitive form are issued in exchange for the respective Global Note, including at times when an Event of Default has occurred and is continuing with respect to either thereof, it is contemplated that the Security Documents will be amended to name the registered holders of the New Senior Notes or the New Exchangeable Notes as Secured Creditors. The Company has irrevocably authorized the Collateral Agent to execute on its behalf such amendments to the Security Documents. In the event of a Default under the Secured Indebtedness, there can be no assurance that foreclosure proceeds will be sufficient to repay amounts due under the Secured Indebtedness, including the New Senior Notes and the New Senior Guarantee and the New Exchangeable Notes and the New Exchangeable Guarantee.

          THE SECURITY DOCUMENTS

          The Security Documents which create an interest in the various types of Collateral are as follows: (i) the security interest in the Real Property Collateral will be granted pursuant to a deed of first ranking Hak Tanggungan over the Real Property Collateral (the "Security Deed"), (ii) the interest in the Moveable Assets Collateral will be granted pursuant to a fiduciary security agreement to be prepared and registered in compliance with Law No. 42 of the Year 1999 on Fiduciary Security (the "FSL") (the "Fiduciary Security on Movables "), (iii) the interest in the Proceeds Collateral will be granted pursuant to a fiduciary security agreement to be prepared and registered in compliance with the FSL ("Fiduciary Security on Insurance Proceeds ") and (iv) the interest in the Assigned Rights will be granted pursuant to a fiduciary security on the Assigned Rights ("Fiduciary Security on the Assigned Rights"). The Security Documents will be governed by, and will be construed in accordance with, Indonesian law.

          The Security Deed, the Fiduciary Security on Movables, the Fiduciary Security on Insurance Proceeds and the Fiduciary Security on the Assigned Rights are referred to herein as the "Security Documents." The following summaries do not purport to be a complete description of the Security Documents or the Collateral Agency Agreement referred to below, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and the descriptions are qualified in their entirety by reference to the provisions of the Security Documents and the Collateral Agency Agreement, including the definitions therein of certain terms. Whenever particular provisions or definitions of any Security Document or the Collateral Agency Agreement or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

          SECURITY RIGHTS IN REAL PROPERTY

          The Company will grant a first ranking Hak Tanggungan on the Real Property Collateral pursuant to the Security Deed to be prepared and registered in accordance with Law No. 4 of the Year 1996 on Mortgage on Land and Land-Related Objects, and related regulations (the "Mortgage Law"), the legal effect of which is similar to a mortgage on real property in the United States and which will be delivered to the Collateral Agent on or before the Issue Date. The Security Deed will be governed by, and construed in accordance with, Indonesian law. Under Indonesian law, the Security Deed must state the maximum

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amount of obligations secured by the property subject to the Security Deed, and the secured parties will have a priority claim over the property only to the extent of the maximum amount specified. The Security Deed to be granted by the Company will have a secured amount based on the aggregate principal amount of Indebtedness to be secured plus an amount in respect of one year's estimated interest on such Indebtedness. Based on such formula, the Company expects such amount to be approximately US$160 million. Certain Additional Indebtedness permitted to be Incurred in the future may also be secured by the Collateral, and, under the Collateral Agency Agreement, such Additional Indebtedness shall have a right to the proceeds on the sale of the Collateral equal to that of the New Senior Notes and the New Senior Guarantee, subject to certain conditions. As a condition to Incurring such Additional Indebtedness, an additional security deed must be registered to increase the aggregate registered value specified in the Security Deed and the Security Deed must be deleted and, if applicable, any additional security deed, to an amount equal to 100% of the principal amount of Indebtedness secured by the Security Documents plus such Additional Indebtedness in the manner set forth under "Description of the New Senior Notes and New Senior Guarantee - Certain Covenants - Limitation on Liens and Pari Passu Indebtedness."

          To the extent that the aggregate amount outstanding under the New Notes and any other Indebtedness secured by the Security Documents at any time exceeds the amount secured by the Security Deeds or any additional security deed, the excess amount will not be secured by the Real Property Collateral and a pro rata portion of the Issuer's obligations under the New Notes and the Company's obligations under the New Senior Guarantee and the New Exchangeable Guarantee, respectively, will not be secured by such Collateral. In addition, if the fair market value of any tract of land included in the Real Property Collateral is less than the registered balance of the Security Deed or any additional security deed registered with respect to such tract, the Secured Indebtedness will generally not be secured by the Real Property Collateral to the extent of such shortfall. See "Risk Factors--Risks Relating to Our Financial Condition --The value of the collateral securing the New Senior Notes and the New Exchangeable Notes may not be sufficient to satisfy all amounts we owe under all of our secured debt."

          The Company expects that upon consummation of the Exchange Offer, we will cancel all tendered Existing Notes and defease any Existing Notes not tendered in the Exchange Offer to the date such Existing Notes are redeemed and obtain receipt by the Collateral Agent of (i) releases of all interests, if any, of such lenders in the collateral securing such loans (including, without limitation, the Collateral) and (ii) the original land title certificate for the land on which the Real Property Collateral is located. Indonesian law requires that such original land title certificate be presented to the Land Deed Official for the execution of the Security Deed and to the Land Office in order to register the Security Deed. The new law with respect to security interests provides that the Land Office will return the land certificate (on which the security interest has been noted) to the owner of the land, except if the parties have agreed otherwise. The parties have agreed in the Collateral Agency Agreement and the Security Deed that, following the registration of the Security Deed, the Collateral Agent will hold the original land certificate and the Security Deed. Possession of the original land title certificate by the Collateral Agent is intended to ensure that a third party does not register a first ranking security deed with respect to the Real Property Collateral. The Collateral Agent is required under the Collateral Agency Agreement to take all such actions as the Company may reasonably request with respect to the Real Property Collateral in connection with the construction of Qualified Projects.

          The Security Deed will provide, among other things, for the benefit of the Collateral Agent on behalf of the Secured Creditors: (i) an irrevocable power of attorney to sell the Real Property Collateral by private sale or public auction and to apply the proceeds of the sale towards the payment of the Indebtedness secured thereby (the "Power of Attorney to Sell"); (ii) limitations on release of the security interest; and (iii) an authorization to collect any insurance proceeds payable in the event the Real Property Collateral suffers damage and to apply the proceeds to satisfying any outstanding Indebtedness secured thereby.

          The Power of Attorney to Sell will enable the Collateral Agent to sell, transfer or otherwise dispose of the Real Property Collateral upon receipt of a Notice of Actionable Default which has not been rescinded, and the proceeds thereof will be applied as set forth in the Collateral Agency Agreement.

          SECURITY RIGHTS IN MOVEABLE PROPERTY

          The Company will grant a Lien on the Moveable Assets Collateral pursuant to the Fiduciary Security on Movables, which will be delivered to the Collateral Agent on or before the Issue Date and will

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become effective upon its registration at the relevant fiduciary registration office in compliance with the FSL, as evidenced by a certificate of registration. Under the Fiduciary Security on Movables Transfer, the Company's proprietary rights with respect to the property subject thereto will be transferred for security purposes to the Collateral Agent on behalf of the Secured Creditors, and the Collateral Agent on behalf of the Secured Creditors will authorize the Company to continue to use the transferred property in a fiduciary capacity. The Fiduciary the Security on Movables will provide that upon the delivery of a Notice of Actionable Default which has not been rescinded, the Collateral Agent may take possession of, and sell in a public auction, or by private sale if it is agreed that the highest price will be achieved, the Moveable Assets Collateral. The Collateral Agent is required under the Collateral Agency Agreement to take all such actions as the Company may reasonably request with respect to the Moveable Assets Collateral in connection with any construction of Qualified Projects.

          A central public office for the registration of fiduciary securities (Fiduciary Registration Office, "FRO" or KANTOR PENDAFTARAN FIDUSIA) has been established pursuant to the FSL and its related regulations. The security interests created by a fiduciary security become perfected upon the registration of such fiduciary security at the FRO, evidenced by a certificate of registration, provided no fiduciary security over the same assets has been earlier registered at the FRO. Pursuant to Article 17 of the FSL, it is not possible to create a valid second fiduciary security of the same assets.

          The secured parties under the fiduciary security would be legally permitted to enforce their interests in the transferred property by: exercising on their own (without need of court authorization) the executorial powers to sell the transferred property via a public auction, or by a private sale based on an agreement between the transferor and the secured parties, provided a private sale would yield the highest possible price and certain notice requirements are met under the FSL.

          FIDUCIARY SECURITY ON ASSIGNMENT OF INSURANCE PROCEEDS

          The Company will establish a lien on the Proceeds Collateral in favor of the Collateral Agent pursuant to the Fiduciary Security on Insurance Proceeds, which will be prepared and registered in favor of the Collateral Agent, as representative of the Senior Notes Trustee for the benefit of holders of New Senior Notes and the Exchangeable Notes Trustee for the benefit of holders of the New Exchangeable Notes in accordance with the FSL, on or before the Issue Date. Implementation by the secured parties of their rights under the fiduciary security may be conducted as described above.

          The Company will also agree to comply with the terms of each such insurance policy, including the timely payment of all insurance premiums required thereunder.

          The Collateral Agent shall establish and maintain at its principal banking office in Jakarta an account for the benefit of all holders of Secured Indebtedness (the Insurance Collateral Account).

          All insurance proceeds received in respect of an Involuntary Loss which is a Major Collateral Disposition, shall immediately be deposited in the Collateral Accounts in accordance with the procedures set forth under " --Collateral Agency Agreement--Proceeds Received Under Security Documents."

          FIDUCIARY SECURITY ON ASSIGNED RIGHTS

          Pursuant to the Fiduciary Security over the Assigned Rights, the Company will effect a fiduciary transfer to the Collateral Agent, for the benefit of the Secured Creditors, of all rights, including the Proceeds, meaning all right, title and interest in and to all amounts now or in the future payable to the Company, under or in connection with any contracts and leases relating to the Plant, its operation and the manufacture therein of polypropylene. The Fiduciary Security on the Assigned Rights shall be prepared and registered in accordance with the FSL, on or before the Issue Date, and will be governed by, and construed in accordance with, Indonesian law. The secured parties thereunder may enforce their rights under this fiduciary security as described above.

          Under Indonesian law, certain types of contractual rights require the consent of third parties for assignment or transfer. Certain contracts and leases also have provisions which require the consent of the obligor to assign certain types of rights under such contracts and leases. In the Fiduciary Security over the Assigned Rights, the Company will commit, from and after certain events, or at the request of the

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Collateral Agent, to use its best efforts to assign all rights arising out of all contracts and leases to the extent that those rights are assignable upon notification to the obligor or with the consent of the relevant Person. A fiduciary security over the right to receive the Proceeds, however, generally would not require a third party consent. The Company currently is in negotiations to obtain the consent of any third parties for the fiduciary transfer of certain types of contractual rights, to the extent required by law. There can be no assurance that all necessary consents referred to above can be obtained prior to the consummation of the Exchange Offer, if at all.

          COLLATERAL AGENCY AGREEMENT

          Each Trustee on behalf of the holders of the New Notes and the Collateral Agent will enter into the Collateral Agency Agreement pursuant to which the Collateral Agent will agree to act as agent for the Secured Creditors with respect to the Collateral. The Collateral Agency Agreement will govern the rights of (i) the Trustee on behalf of the holders of the New Senior Notes and
(ii) the rights of the Exchangeable Notes Trustee on behalf of the holders of the New Exchangeable Notes, in the Collateral, including the right to direct remedies upon Default and the right to receipt of proceeds upon a disposition of the Collateral by the Collateral Agent. Each of the New Senior Indenture and the New Exchangeable Indenture specifies what actions the Trustee and the holders of the New Senior Notes and the Exchangeable Notes Trustee and holders of the New Exchangeable Notes, respectively, may take under the Collateral Agency Agreement. See "Description of the New Securities --Description of the New Senior Notes and New Senior Guarantee--Amendments and Waivers", "--Possession, Use and Release of Collateral", "Description of the New Securities--Description of the New Exchangeable Notes and New Exchangeable Guarantee--Amendments and Waivers" and "--Possession, Use and Release of Collateral." The Collateral Agency Agreement will be governed by, and will be construed in accordance with, New York law. Certain terms used in the Collateral Agency Agreement are defined below.

          CERTAIN DEFINITIONS

          The following are definitions of certain terms used in the Collateral Agency Agreement:

          "Actionable Default" means (i) any Event of Default for the New Senior Notes under and as defined in the New Senior Indenture, (ii) any Event of Default for the New Exchangeable Notes under and as defined in the New Exchangeable Indenture, or (iii) any event of default under and as defined in the Additional Indebtedness Agreement (as defined in the Collateral Agency Agreement); provided that only those events which give the applicable Secured Creditor for right to accelerate indebtedness or result in the automatic acceleration of Indebtedness, including after notice or passage of time or both, shall be an Actionable Default.

          "Credit Transaction Documents" shall mean (i) the New Senior Indenture and the New Senior Notes and (ii) the New Exchangeable Indenture and the New Exchangeable Notes.

          "Notice of Actionable Default" means a notice delivered to the Collateral Agent stating that an Actionable Default has occurred, which describes with reasonable particularity the nature of the Actionable Default and is delivered by (i) the Trustee for the holders of the New Senior Notes, acting pursuant to the New Senior Indenture, (ii) the Exchangeable Notes Trustee for the holders of the New Exchangeable Notes, acting pursuant to the New Exchangeable Indenture, or (iii) the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement), acting in accordance with such legal documentation as shall govern the Outstanding Additional Indebtedness Obligations. A Notice of Actionable Default shall be deemed to have been given when the notice referred to in the preceding sentence has actually been received by a Responsible Officer (as defined in the Collateral Agency Agreement) of the Collateral Agent. A Notice of Actionable Default shall be deemed to be outstanding at all times after such notice was given until the earlier of such time, if any, as (i) the Collateral Agent has been notified by the Trustee or the Exchangeable Notes Trustee or the Additional Indebtedness Agent, as the case may be, which delivered such notice, that such notice has been rescinded or waived and (ii) the Collateral Agent has received notice of the agreement of the Secured Creditors; representatives, pursuant to any meeting called under the provisions described under "-Exercise of Remedies under the Security Documents" to rescind or waive such notice.

          "Outstanding Additional Indebtedness Obligations" means, at any time
(i) the aggregate principal amount owed to the holders of Additional Indebtedness at such time and the aggregate amount of accrued

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and unpaid interest thereon at such time and (ii) the aggregate amount of all other monetary obligations of the Company and the Issuer that are accrued and owing at such time to the holders of Additional Indebtedness, including compensation, indemnification and expense reimbursement obligations, if any.

          "Outstanding Exchangeable Notes Obligations" generally refer to (i) the aggregate principal amount owed to the holders of New Exchangeable Notes at such time and the aggregate amount of accrued and unpaid interest thereon at such time and (ii) the aggregate amount of all monetary obligations of the Company and the Issuer that are accrued and owing at such time to the Trustee or the holders of New Exchangeable Notes, including compensation, indemnification and expense reimbursement obligations and Additional Amounts, if any. From and after the delivery of a Notice of Actionable Default that is outstanding pursuant to the Collateral Agency Agreement, such amounts shall be calculated with respect to amounts due and owing under the New Exchangeable Guarantee, if greater than amounts due and owing under the New Exchangeable Notes, from and after the delivery of a Notice of Actionable Default.

          "Outstanding Senior Notes Obligations" generally refer to (i) the aggregate principal amount owed to the holders of New Senior Notes at such time and the aggregate amount of accrued and unpaid interest thereon at such time and
(ii) the aggregate amount of all monetary obligations of the Company and the Issuer that are accrued and owing at such time to the Trustee or the holders of New Senior Notes, including compensation, indemnification and expense reimbursement obligations and Additional Amounts, if any. From and after the delivery of a Notice of Actionable Default that is outstanding pursuant to the Collateral Agency Agreement, such amounts shall be calculated with respect to amounts due and owing under the New Senior Guarantee, if greater than amounts due and owing under the New Senior Notes, from and after the delivery of a Notice of Actionable Default.

          "Outstanding Obligations" means, without duplication, at any time, the sum of (i) the Outstanding Senior Notes Obligations at such time, (ii) the Outstanding Exchangeable Notes Obligations at such time and (iii) the Outstanding Additional Indebtedness Obligations at such time.

          "Secured Creditors" means the holders of the New Senior Notes represented by the Trustee, the holders of the New Exchangeable Notes represented by the Exchangeable Notes Trustee and the holders of the Additional Indebtedness represented by the Additional Indebtedness Agent (as defined in the Collateral Agency Agreement).

          EXERCISE OF REMEDIES UNDER THE SECURITY DOCUMENTS

          The Collateral Agent shall proceed to foreclose upon the Liens of the Security Documents if (i) the Collateral Agent has received a Notice of Actionable Default that is outstanding pursuant to the Collateral Agency Agreement and (ii) the Collateral Agent has been notified that the Secured Creditors' representatives have agreed, upon conclusion of any meeting called at the request of the Agreement, to determine the exercise of rights and remedies under the Security Documents, that the Collateral Agent should take such action. All decisions to be taken, including with respect to decisions to be taken at any such meeting shall be taken by majority vote where the number of votes to which each Secured Creditor's representative is entitled is equal to the percentage by which the Outstanding Obligations owing to the parties it represents (the Outstanding Senior Notes Obligations, the Outstanding Exchangeable Notes Obligations or the Outstanding Additional Indebtedness Obligations, as the case may be) bears to the Outstanding Obligations of all Secured Creditors; PROVIDED, HOWEVER, that if there is, at any time, an aggregate principal amount of New Senior Notes and New Exchangeable Notes outstanding in excess of $100.0 million, the Outstanding Senior Notes Obligations and Outstanding Exchangeable Notes Obligations shall always be deemed to constitute a majority of the Outstanding Obligations of all Secured Creditors.

          Under certain circumstances, the Trustee, or holders of New Senior Notes through the Trustee, or the Exchangeable Notes Trustee, or holders of the New Exchangeable Notes through the Exchangeable Notes Trustee, may exercise the right to submit a Notice of Actionable Default under the Collateral Agency Agreement.

          PROCEEDS RECEIVED UNDER THE SECURITY DOCUMENTS

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          The Collateral Agent shall establish and maintain at its principal banking office in Jakarta, Indonesia the following accounts. The first account shall be established and maintained for the benefit of the Trustee on behalf of the holders of the New Senior Notes and the Exchangeable Notes Trustee on behalf of the holders of the New Exchangeable Notes (the "Notes Collateral Account"), the second account shall be established and maintained for the benefit of the holders of the Additional Indebtedness in respect of the Outstanding Additional Indebtedness Obligations at the time any holder of Additional Indebtedness becomes a party to the Collateral Agency Agreement (the "Additional Indebtedness Collateral Account" and, together with the Notes Collateral Account, the "Collateral Accounts") and the third account, the Insurance Collateral Account, shall be established and maintained for the benefit of all holders of Outstanding Obligations. Amounts deposited in the respective Collateral Accounts and the Insurance Collateral Account shall be held by the Collateral Agency subject to the terms of the Collateral Agency Agreement and the Security Documents. Except for the Company's right to withdraw proceeds from the Insurance Collateral Account, each of the Company and the Issuer shall have no rights with respect to, and the Collateral Agent shall have exclusive dominion and control over, the Collateral Accounts and the Insurance Collateral Account.

          Except as otherwise explicitly provided in any Security Document or as otherwise set forth in the Collateral Agency Agreement, the Collateral Agent shall deposit into the Collateral Accounts all amounts received by it in its capacity as Collateral Agent (and not in any other capacity) in respect of the Collateral or under the Security Documents, including all monies received on account of any sale of or other realization upon any of the Collateral pursuant to any Security Document or upon any Collateral Disposition or otherwise. All amounts that the Collateral Agent is required at any time to deposit in the respective Collateral Accounts shall be allocated between, and deposited in, each of the Collateral Accounts pro rata in accordance with the percentage that each of the respective Outstanding Obligations bears to the total Outstanding Obligations at such time. To the extent not reimbursed by the Company or the Issuer, the Collateral Agent shall have the right at any time and from time to time to apply certain amounts in the Collateral Accounts to the payment of (i) fees, (ii) reasonable out-of-pocket costs and expenses (including attorney fees and disbursements) incurred by the Collateral Agent (a) in administering and carrying out its obligations under the Collateral Agency Agreement or any of the Security Documents, (b) in exercising or attempting to exercise any right or remedy under the Collateral Agency Agreement or any of the Security Documents or
(c) in taking possession of, protecting, preserving or disposing of any item of Collateral, including tax Liens and enforcement costs, and (iii) all amounts against or for which the Collateral Agent is to be indemnified or reimbursed under the Collateral Agency Agreement (excluding any such costs, expenses or amounts which have theretofore been reimbursed) until all of such costs, expenses and amounts have been paid in full; PROVIDED, HOWEVER, that any such application shall be allocated as among each of the Collateral Accounts with the amount being allocated deposited in each such Collateral Account by the total deposits into all the Collateral Accounts from the date of the Collateral Agency Agreement through the date of such calculation.

          If no Notice of Actionable Default is outstanding, amounts deposited in the Notes Collateral Account may be released to the Company or the Issuer or paid to the Trustee in accordance with the New Senior Indenture and upon the written instruction of the Trustee. If a Notice of Actionable Default is outstanding, amounts deposited or on deposit in the Notes Collateral Account shall be applied in the following order of priority:

                    FIRST, to the Trustee for payment of all Outstanding Senior Notes Obligations that consists of fees and expenses incurred in connection with the enforcement or protection of the rights of the holders of the Notes;

                    SECOND, to the Exchangeable Notes Trustee for payment of all Outstanding Exchangeable Notes Obligations that consists of fees and expenses incurred in connection with the enforcement or protection of the rights of the holders of the Notes;

                    THIRD, to the Trustee until the Outstanding Senior Notes Obligations shall have been paid in full;

                    FOURTH, to the Exchangeable Notes Trustee until the Outstanding Exchangeable Notes Obligations shall have been paid in full; and

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                    FIFTH, the balance, if any, and only if the Outstanding
          Senior Notes Obligations and the Outstanding Exchangeable Notes Obligations have been paid in full, to the Issuer or the Company or to the Person or Persons entitled thereto.

          If no Notice of Actionable Default is outstanding, the Company or the Issuer may withdraw amounts from the Insurance Collateral Account in the manner described under "--Assignment of Insurance Proceeds." If a Notice of Actionable Default is outstanding, amounts deposited or on deposit in the Insurance Collateral Account shall be deposited in the Collateral Accounts pro rata in accordance with the percentage amount that each of the Outstanding Obligations to which the respective Collateral Account relates bears to the total Outstanding Obligations at such time.

          The Collateral Agency Agreement provides that the Collateral Agent may release the Collateral (or any portion thereof) from the Liens of the Security Documents only (i) from the Insurance Proceeds Account for the sole purpose of replacing insured property to which funds in the Insurance Proceeds Account relate or (ii) with the prior written consent of the Trustee and the Exchangeable Notes Trustee.

          Under the Collateral Agency Agreement, a successor Collateral Agent may be appointed upon consultation with the Company and with the written consent of the Trustee and the Exchangeable Notes Trustee. Such successor Collateral Agent is required to be a bank with an office in Jakarta, Indonesia, having combined capital and surplus equivalent to at least US$50 million and authorized to perform the functions of the Collateral Agent under the Collateral Agency Agreement.

          The Collateral Agency Agreement contains customary provisions with respect to the appointment and authorization of, and the rights and duties of, the Collateral Agent.

          AMENDMENT OF THE COLLATERAL AGENCY AGREEMENT AND THE SECURITY
DOCUMENTS

          In addition to the requirements of applicable law, no modification, waiver or amendment of any provision of any Security Document shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Exchangeable Notes Trustee, on behalf of the holders of the New Senior Notes and the New Exchangeable Notes and a majority of the outstanding principal balance of the Additional Indebtedness, and the Collateral Agent; PROVIDED, HOWEVER, that (i) no such modification, waiver or amendment shall adversely affect any of the Collateral Agent's rights, immunities or rights to indemnification under the Collateral Agency Agreement or any Security Document or expand its duties or obligations under the Collateral Agency Agreement or any Security Document without the prior written consent of the Collateral Agent,
(ii) certain provisions related to the release of Collateral may not be modified, amended or waived without the prior consent of the Company and the Issuer, and (iii) no such modification, waiver or amendment shall (A) change the provisions discussed in this paragraph "- Amendment of the Collateral Agency Agreement and the Security Documents" or certain provisions discussed under "- Proceeds Received Under the Security Document," certain provisions discussed under "- Exercise of Remedies Under the Security Documents," and other provisions related to turnover of Collateral and certain payments, the release of or termination of Liens on all or substantially all of the Collateral, and successors and assigns and the acceleration of Indebtedness, in each case, without the prior written consent of each Secured Creditor or (B) (except to the extent otherwise set forth in or prohibited by the Security Documents) create any Lien on the Collateral or any part thereof or terminate any part of the Liens of the Collateral Agent on the Collateral or deprive the holders of any part of the security afforded by the Liens or the Collateral Agency Agreement or the Security Documents without the consent of at least 66% of the holders of each series of Outstanding Obligations. See "Description of the New Securities --Description of the New Senior Notes and the New Senior Guarantee--Amendments and Waivers" for a description of circumstances in which the Trustee may enter into amendments of the Collateral Agency Agreement and the Security Documents and "Description of the New Securities--Description of the New Exchangeable Notes and the New Exchangeable Guarantee--Amendments and Waivers" for a description of circumstances in which the Exchangeable Notes Trustee may enter into amendments of the Collateral Agency Agreement and the Security Documents.

          ENFORCEMENT OF SECURITY INTERESTS

          The Collateral Agency Agreement provides that the Collateral Agent shall proceed to foreclose the Liens of the Indenture, the Collateral Agency Agreement and the Security Documents against the Collateral

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under the circumstances described in the Collateral Agency Agreement. See
"--Collateral Agency Agreement".

          Under Indonesian law, any foreclosure of a Lien on real property subject to a Hak Tanggungan must generally be effected by the holder of the registered Hak Tanggungan either pursuant to a public auction conducted by the state auction office or, if agreed by the parties to the Deed of Hak Tanggungan, by private sale. Any private sale must be for the highest price available for the benefit of all parties and can only be completed if no objections are raised after one month's notice in writing is given to interested parties and after publication in two newspapers circulated in the region where the land is located (and/or in the local mass media). Generally, the state auction office will not commence auction proceedings unless the secured party has first obtained a writ of execution from the district court having jurisdiction over the debtor or grantor of the security interest in respect of the property, or the chosen domicile of the secured parties, which could be the location of the relevant property. In Indonesia, prior court decisions are guidelines only and are not binding precedents. As a result, court proceedings which are necessary before the required public auction can be quite lengthy and complicated. The holder of a security interest over land is not entitled to appropriate the land itself in satisfaction of secured indebtedness.

          Pursuant to the FSL, in the event of an actionable default by the transferor debtor in a fiduciary security, the execution of the transferred goods serving as objects of the fiduciary can be realized by (i) the secured party implementing its executorial powers to sell the transferred goods on their own authorization, (ii) selling the goods through public auction and applying the sales proceeds to settle their claims and (iii) by private sale based on agreement between the transferor and the secured party if such private sale would result in the highest prices for the transferred goods. Such private sale may take place after the passage of one month from the date of notification of the transferor and the secured party to interested parties and announcement in at least two newspapers circulating in the relevant regions.

          The Company's interest in Inventory, governmental permits, licenses, and approvals and certain rights relating to the Pipeline are not included in the Collateral. Any purchaser in a foreclosure sale would have to obtain separate permits and licenses to produce polypropylene from the Indonesian government in order to be able to operate the Plant subsequent to such sale. In addition, persons or entities that are not Indonesian nationals are generally prohibited from owning real OR immovable property in Indonesia. Such purchaser would have to meet Indonesian citizenship requirements and would not have all the property permits, licenses and approvals and rights relating to the Pipeline necessary to produce propylene at the Plant.

          In the event the party granting a security interest under a deed of Hak Tanggungan or a HYPOTHEK, or a mortgage (GADAI) or a validly registered fiduciary security (security rights IN REM) is declared bankrupt or undergoes a suspension of payments proceeding, under Article 56 of the recently promulgated amendments to the Indonesian Bankruptcy Law (the "Bankruptcy Law"), any creditor holding security right IN REM may enforce its rights against the secured assets as if there were no bankruptcy. Creditors whose interests are secured by rights IN REM are generally entitled to cause the foreclosure of their collateral, without a judgment, to satisfy their claims from the proceeds with priority over the other creditors. Secured creditors may separate their collateral from the bankruptcy estate and enforce on their collateral. They may effect a foreclosure, even if the debtor has been declared bankrupt. As a result, the receiver of the bankruptcy estate is not entitled to retain encumbered property. Furthermore, secured creditors have a preference to receive payment of their claim out of the proceeds of the sale of the secured asset.

          A suspension of payments has a limited scope that covers unsecured creditors only. A suspension of payments does not apply to claims secured by security rights IN REM or granted preference to certain goods owned by the debtor. (ref. Art. 230 of the Bankruptcy Law). The debtor is still obliged to pay those secured debts in full.

          The rights of secured creditors, however, are subject to two principal restrictions in the context of a bankruptcy. First, secured creditors will be subject to a stay (PENANGGUHAN) on their right to exercise their rights as if there were no bankruptcy or suspension of obligations for payment of debt. The stay shall not apply to claims of creditors which are secured by Cash deposits and the rights of Creditors to set-off debts. In a suspension of payments proceeding, this stay is for the length of the proceedings, with a maximum length of 270 days under Article 231A and Article 56A of the Bankruptcy Law. In a bankruptcy

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proceeding, the stay becomes operative upon the declaration of bankruptcy and operates for a maximum of 90 days under Article 56A of the Bankruptcy Law. The purpose of the stay is to promote the orderly handling of the bankruptcy estate, and to increase the chance of a composition being achieved. During the stay, the right to enforce security is automatically postponed. The stay impacts the holders of the security rights IN REM. The secured creditors, however, are entitled to "adequate protection" during the stay period, i.e. interest payments, fair or reasonable remuneration, or other compensation in certain circumstances. Second, secured creditors must exercise their rights over the security within two months after the state of insolvency pursuant to Article 57 of the Bankruptcy Law, although the supervisory judge of the Commercial Court may have discretion to extend this period.

          Under the Bankruptcy Law, however, where assets secured by security rights IN REM are not sufficient to secure claims, the creditors so secured shall have the rights of unsecured creditors, including the right to cast votes during the continuation of the suspension of obligations for payment of debt. Secured and preferred creditors may not cast votes in relation to the composition unless they have waived their priority rights to the casting of votes pursuant to Article 139 of the Bankruptcy Law in which case they become unsecured creditors even if the composition is not accepted. If the secured or preferred creditors can prove that part of their claim is unlikely to be settled from the proceeds of the encumbered assets, they may request the supervisory judge to be given the rights of unsecured creditors in respect of that part of their claims including the rights to cast votes during the continuation of the suspension of obligations for payment of debt pursuant to paragraph (2) of Art. 230 of the Bankruptcy Law.

          The foregoing factors could have an adverse effect on the Collateral Agent's ability to foreclose on the Collateral or on the purchase price of the Collateral in any foreclosure proceedings. No assurances can be given that, should enforcement of the Liens under the Security Documents be sought, there would be any purchasers of the Collateral or that the purchase price therefor would be sufficient to satisfy all the obligations secured by the Collateral.

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                           CERTAIN TAX CONSIDERATIONS

          The taxation discussion set forth below is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects relevant to holders of the New Notes. The statements of Netherlands, Indonesian and U.S. tax laws set out below are based on the laws, regulations, rulings and discussions in force on the date of this Amended Offering Circular and are subject to any change in Netherlands, Indonesian or U.S. laws or regulations. The summary does not discuss all aspect of Netherlands, Indonesian or U.S. taxation that may be relevant to a particular holder of New Notes in light of his or her personal investment considerations. Each holder of New Notes is urged to consult with his or her own tax advisor with respect to the particular tax considerations to him or her individually.

CERTAIN DUTCH TAX CONSEQUENCES

          This taxation summary solely addresses the principal Dutch tax consequences of the acquisition, the ownership and disposition of the New Notes. It does not discuss every aspect of taxation that may be relevant to a particular holder of the New Notes under special circumstances or who is subject to special treatment under applicable law.

          The laws upon which this summary is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate the contents of this summary, which will not be updated to reflect changes in laws. This summary is based on the tax laws of The Netherlands as they are in force and in effect on the date of this reporting. It assumes that each transaction with respect to the New Notes is at arm's length.

          THIS IS A GENERAL SUMMARY AND THE TAX CONSEQUENCES AS DESCRIBED HERE MAY NOT APPLY TO A HOLDER OF THE NEW NOTES. A HOLDER OF THE NEW NOTES SHOULD CONSULT HIS OWN TAX ADVISER FOR MORE INFORMATION ABOUT THE TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NEW NOTES IN HIS PARTICULAR CIRCUMSTANCES.

          ASSUMPTIONS

          For purposes of this taxation summary the following assumptions are made.

          The New Notes will not be issued under such terms and conditions that the New Notes actually function as equity of the Issuer within the meaning of article 10, paragraph 1, under d Corporate Income Tax Act 1969 ("CITA").

         Article 10, paragraph 2 CITA contains an exhaustive list of the circumstances referred to in article 10, paragraph 1, under d CITA.

          Pursuant to article 10, paragraph 1, under d, second sentence CITA, New Notes will actually function as equity of the Issuer, if, in relation to the New Notes, one or more of the circumstances are present that are listed in article 10, paragraph 2 CITA, whether legally or in fact. These circumstances are:

          The amount of the consideration is entirely contingent on the profits of, or on the distribution of profits by, the Issuer, or any entity related to the Issuer. The due date of the New Notes lies more than ten years after the date of issuance of the New Notes.

          The amount of the consideration is in part contingent on the profits of, or on the distribution of profits by, the issuer, or any entity related to the issuer, and the part of the consideration that is not so contingent is, at the time the consideration is agreed upon, less than half of the market interest rate for loans with an identical term but not carrying any contingent consideration. The due date of the New Notes lies more than ten years after the date of issuance of the New Notes.

          The amount of the consideration is not contingent on the profits of, or on the distribution of profits by, the Issuer, or any entity related to the issuer, but the consideration becomes due (VERSCHULDIGDHEID) depending on the profits of, or on the distribution of profits by, the Issuer, or any entity related to the Issuer. The New Notes are subordinated to any one or more other obligations of the Issuer and the New

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Notes have no fixed maturity, or have a maturity which lies more than 50 years after the date of issuance of the New Notes.

          In case the New Notes would actually function as equity of the Issuer within the meaning of article 10, paragraph 1, under d CITA, such would amongst others have the following consequences:

          Consideration for loans that actually function as equity are subject to dividend withholding tax at the rate of 25%. This rate may be reduced under applicable tax treaties for the avoidance of double taxation concluded by The Netherlands.

          Consideration for loans that actually function as equity are not deductible for Dutch corporate income tax purposes for the Issuer.

          The Issuer holds the view that a fixed interest is not a consideration that is contingent on the profits of, or on the distribution of profits by, the Issuer, or any entity related to the Issuer. The Issuer takes the position that the consideration on the New Notes is fixed and that the New Notes should therefore not be regarded to actually function as equity of the Issuer within the meaning of article 10, paragraph 1, under d CITA. The Issuer is in discussion with the Dutch tax authorities in order to obtain confirmation that the New Notes are not considered to actually function as equity of the Issuer.

          WITHHOLDING TAX

          All payments of interest and principal under the New Notes may be made free of any Dutch withholding tax or deduction of, for or on account of any taxes whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

          TAXES ON INCOME AND CAPITAL GAINS

          This section "Taxes on income and capital gains" applies to a holder of the New Notes who is neither resident nor deemed to be resident in The Netherlands for Dutch tax purposes and, in the case of an individual, has not elected to be treated as a resident of The Netherlands for Dutch tax purposes (a "Non-Resident holder of the New Notes").

          GENERAL. A holder of New Notes will not be subject to income taxation in The Netherlands by reason only of execution (ONDERTEKENING), delivery (OVERHANDIGING) and/or the performance by the Issuer of its obligations thereunder or under the New Notes.

          INDIVIDUALS. A Non-Resident holder of the New Notes who is an individual will not be subject to any Dutch taxes on income or capital gains in respect of any benefit derived or deemed to be derived from the New Notes, including any payment under the New Notes and any gain realized on the disposal of the New Notes, provided that both of the following conditions are satisfied.

               1. If he derives profits from an enterprise, whether as an entrepreneur (ONDERNEMER) or pursuant to a co-entitlement to the net worth of such enterprise, other than as an entrepreneur or a holder of securities, which enterprise is either managed in The Netherlands or, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands as the case may be, his New Notes are not attributable to such enterprise.

               2. He does not derive benefits from the New Notes that are taxable as benefits from miscellaneous activities in The Netherlands (RESULTAAT UIT OVERIGE WERKZAAMHEDEN IN NEDERLAND).

          Benefits derived from the New Notes by a Non-Resident holder of the New Notes who is an individual and who meets condition 1 above will be taxable as benefits from miscellaneous activities in The Netherlands if he has a substantial interest (as described below) in the Issuer.

          An individual has a substantial interest in the Issuer if either he - alone or together with his partner (PARTNER), if any, has, directly or indirectly, the ownership of shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or rights to acquire, directly or indirectly, shares, whether or not already issued, that represent 5% or more of

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the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer or the ownership of profit participating certificates (WINSTBEWIJZEN) that relate to 5% or more of the annual profit of such company or to 5% or more of the liquidation proceeds of the Issuer.

          For purposes of the above, a holder of the New Notes who is only entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and his entitlement to such benefits is considered a share or profit participating certificate, as the case may be.

          Furthermore, a Non-Resident holder of the New Notes who is an individual may, INTER ALIA, derive benefits from New Notes that are taxable as benefits from miscellaneous activities in the following circumstances, if such activities are performed or deemed to be performed in The Netherlands:

          a. if his investment activities go beyond the activities of an active portfolio investor, for instance in case of the use of insider knowledge (VOORKENNIS) or comparable forms of special knowledge; or

          b. if he makes the New Notes available or is deemed to make the New Notes available, legally or in fact, directly or indirectly, to certain parties as meant in the articles 3.91 and 3.92 of the Dutch Income Tax Act 2001 (WET INKOMSTENBELASTING 2001) under circumstances described there.

          ENTITIES. A Non-Resident holder of the New Notes other than an individual will not be subject to any Dutch taxes on income or capital gains in respect of any payment under the New Notes or in respect of any gain realized on the disposal of New Notes, provided that (a) if such Non-Resident holder of the New Notes derives profits from an enterprise that is either managed in The Netherlands or, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands, whether as an entrepreneur (ONDERNEMER) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or as a holder of securities), the New Notes are not attributable to such enterprise, and (b) such Non-Resident holder of New Notes does not have a substantial interest in the Issuer.

          A person other than an individual has a substantial interest in the Issuer (x) if it has a substantial interest in the Issuer (as described above under INDIVIDUALS) or (y) if it has a deemed substantial interest in the Issuer. A deemed substantial interest is present if its shares, profit participating certificates or rights to acquire shares or profit participating certificates in the Issuer have been acquired by such person or are deemed to be acquired by such person on a non-recognition basis.

          GIFT AND INHERITANCE TAXES

          A person who acquires the New Notes as a gift, in form or in substance, or who acquires or is deemed to acquire the New Notes on the death of an individual, will not be subject to Dutch gift tax or to Dutch inheritance tax, as the case may be, unless:

               (i) the donor or the deceased is resident or deemed to be resident in The Netherlands for purposes of gift or inheritance tax, as the case may be; or

               (ii) the New Notes are or were attributable to an enterprise or part of an enterprise that the donor or the deceased carried on through a permanent establishment or a permanent representative in The Netherlands at the time of the gift or of the death of the deceased; or

               (iii) the donor makes a gift of the New Notes, then becomes a resident or deemed resident of The Netherlands, and dies as a resident or deemed resident of The Netherlands within 180 days after the date of the gift.

          If the donor or the deceased is an individual who holds Dutch nationality, he will be deemed to be resident in The Netherlands for purposes of Dutch gift and inheritance taxes if he has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. If the donor is an individual who does not hold Dutch nationality, or an entity, he or it will be deemed to be resident in The Netherlands for purposes of Dutch gift tax if he or it has been resident in The Netherlands at any time during the twelve months preceding the date of the gift. Furthermore, in exceptional circumstances, the

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donor or the deceased will be deemed to be resident in The Netherlands for purposes of Dutch gift and inheritance taxes if the beneficiary of the gift or all beneficiaries under the estate jointly, as the case may be, make an election to that effect.

          OTHER TAXES AND DUTIES

          No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable by a holder of the New Notes in The Netherlands in respect of or in connection with the execution (ONDERTEKENING), delivery (OVERHANDIGING) and/or enforcement by legal proceedings (including the enforcement of any foreign judgement in the courts of The Netherlands) of the documents relating to the issue of the New Notes or the performance by the Issuer of its obligations thereunder or under the New Notes.

CERTAIN INDONESIAN TAX CONSIDERATIONS

          The following is a summary of certain Indonesian tax considerations which deals only with the implications for holders of the New Notes that are non-residents for Indonesian tax purposes. Generally, an individual is considered a non-resident of Indonesia if the individual:

               - does not reside in Indonesia (which is determined, in part, by the person's intention to reside in Indonesia) or

               - is present in Indonesia for not more than 180 days in any 12-month period.

          An entity will be considered a non-resident if it is established or domiciled outside of Indonesia. In determining the residency of an individual or entity, consideration must be given to the provisions of any applicable bilateral tax treaty which Indonesia has concluded with other jurisdictions. Under Indonesia's bilateral tax treaty with the United States, the withholding tax on interest is reduced from 20% to l0%.

          WITHHOLDING TAX - TAXATION OF INTEREST. Payments of interest or principal by the Issuer under the New Notes will not be subject to tax in Indonesia unless the New Notes are held through a permanent establishment of the individual or entity in Indonesia. If a New Note is held by a permanent establishment, the permanent establishment will be taxed on the interest income at the ordinary income tax rates.

          WITHHOLDING TAX - TAXATION OF GUARANTEE PAYMENTS. Payments by us under the Guarantee which are attributable to the interest payable on the New Notes will be subject to a withholding tax in Indonesia (unless the holder of the New Notes has a permanent establishment in Indonesia, as discussed below). The current rate of withholding tax for non-residents is 20% of the gross amount of the guarantee payment that is attributable to interest. The 20% rate may be reduced under the provisions of any bilateral tax treaty Indonesia has concluded with other jurisdictions. Under Indonesia's bilateral tax treaty with the United States, the withholding tax is reduced to 10%.

          To obtain the benefit of the reduced rate under a bilateral tax treaty, the holder of the New Notes would need to provide a certificate of domicile to us. The certificate of domicile must be issued by the competent authority (or the appointed legal representative) in the treaty partner jurisdiction.

          If the individual or entity holds the New Notes through a permanent establishment in Indonesia, the permanent establishment will be taxed on the guarantee payment at the ordinary income tax rates. Withholding tax of 15% would also be deducted by us at the time of payment. This withholding tax is a prepaid tax which can be offset against the tax payable by the permanent establishment.

          TAX ON DISPOSITION OF NEW NOTES. No income tax or capital gains tax will be payable by an individual or entity disposing of a New Note at a gain, unless the individual or entity holds the New Notes through a permanent establishment in Indonesia. If such New Note is held by a permanent establishment in Indonesia, the permanent establishment will be taxed on any gain at the ordinary income tax rates.

          OTHER INDONESIAN TAXES. There are no other Indonesian taxes or duties that would be required to be paid by a holder of a New Note in relation to the payments to be made by the Issuer or us.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

          The following is a summary of certain United States federal income tax considerations generally applicable to (i) U.S. Holders (as defined below) that exchange their Existing Notes for New Notes pursuant to the Exchange Offer, (ii) U.S. Holders that exchange New Exchangeable Notes for Exchange Shares pursuant to the Exchange Right, and (iii) U.S. Holders that determine not to participate in the Exchange Offer and, in connection therewith, the adoption of the Proposed Waivers and Amendments. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular U.S. Holders in light of their specific circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, partnerships, and non-U.S. Holders) or to persons that hold their Existing Notes, or will hold their New Notes and, if applicable, Exchange Shares, as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. This summary assumes that U.S. Holders have held their Existing Notes and will hold their New Notes and, if applicable, Exchange Shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code (the "Code"). Each U.S. Holder is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of (i) exchanging Existing Notes for New Notes pursuant to the Exchange Offer, (ii) exchanging New Exchangeable Notes for Exchange Shares pursuant to the Exchange Right, and (iii) determining not to participate in the Exchange Offer and the implications of the adoption of the Proposed Waivers and Amendments.

          For purposes of this summary, a "U.S. Holder" is a beneficial owner of Existing Notes, New Notes, or, if applicable, Exchange Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

          GENERAL CONSIDERATIONS

          RECAPITALIZATION TREATMENT. The qualification of the exchange of Existing Notes for New Notes, as described below under the heading "Tendering U.S. Holders" (or the exchange of Existing Notes for "New Existing Notes," as described further below under the heading "Nontendering U.S. Holders") as a tax-free (or partially tax-free) "recapitalization" for United States federal income tax purposes depends upon whether, under applicable case law principles, both the Existing Notes and New Notes (or New Existing Notes) constitute "securities" for United States federal income tax purposes. Whether a debt instrument qualifies as a "security" is a facts and circumstances test. The courts have often focused on the maturity date of the instrument. Generally, debt instruments with terms of less than five years have been held not to be securities, but debt instruments with terms of ten years or more have been held to be securities. Courts have also, among other approaches, used a "continuity-of-creditor" approach and have held that the maturity date of a debt instrument alone is not decisive and the overall nature of the debt instrument must be considered, including the degree of participation and continuing interest in the affairs of the business, the extent of the proprietary interest of the instrument in the corporate assets, and the purposes underlying the advances made.

          CLASSIFICATION OF NEW EXCHANGEABLE NOTES. There is no precise United States federal income tax authority that addresses the tax classification of an instrument denominated as "indebtedness" and issued under circumstances, and with terms, similar to those of the New Exchangeable Notes. Consistent with its form, the New Exchangeable Notes may be characterized as "indebtedness" of the Issuer. In the alternative, in light of the right of the Issuer to redeem (or the Company to acquire) the New Exchangeable Notes in exchange for Exchange Shares pursuant to the Exchange Right, the New Exchangeable Notes may be deemed to be a contract for the forward purchase of the Exchange Shares. We intend to treat the New Exchangeable Notes as "indebtedness" of the Issuer for United Stated Federal income tax, and all other,

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purposes and the discussion below, except as otherwise noted, assumes the that
New Exchangeable Notes will be so classified.

          ACCRUED BUT UNPAID INTEREST ON EXISTING NOTES. Because no portion of the New Notes shall be issued in respect of accrued and unpaid interest on the Existing Notes (see "The Exchange Offer - The Exchange Offer" above), we do not intend to treat for United States federal income tax purposes any portion of the New Notes as attributable to accrued but unpaid interest on the Existing Notes and the discussion below assumes the no portion of the New Notes will be so characterized.

          REFERENCES TO FAIR MARKET VALUE. All references set forth in the discussion below to the "fair market value" of the New Notes refer to the fair market value of such notes as determined on the date that the Exchange Transaction is consummated.

          TENDERING U.S. HOLDERS

          EXCHANGE OF EXISTING NOTES FOR NEW NOTES - TAX-FREE RECAPITALIZATION TREATMENT. If the Exchange Transaction qualifies as a tax-free "recapitalization" by reason of the Existing Notes and New Notes being classified as "securities" (and, in the case of the New Exchangeable Notes, "indebtedness") of the Issuer for United States federal income tax purposes, a U.S. Holder who exchanges Existing Notes for New Notes pursuant to the Exchange Offer will generally (i) not recognize any gain or loss as a result of such exchange, (ii) have a holding period for the New Notes that includes the holding period of the Existing Notes, and (iii) have a aggregate tax basis in the New Notes equal to the adjusted tax basis in the Existing Notes tendered in exchange therefor, which basis will be apportioned between the New Senior Notes and New Exchangeable Notes in proportion to their respective fair market values.

          EXCHANGE OF EXISTING NOTES FOR NEW NOTES - PARTIALLY TAX-FREE RECAPITALIZATION TREATMENT. If the Exchange Transaction qualifies as a "recapitalization" by reason of the Existing Notes and either the New Senior Notes or the New Exchangeable Notes (but not both) being classified as "securities" (or, alternatively, by reason of the Existing Notes and New Senior Notes being classified as "securities" but the New Exchangeable Notes being classified as a forward purchase contract), a U.S. Holder who exchanges Existing Notes for New Notes will generally:

               (i) not recognize loss but will recognize gain, if any, on the Existing Notes so exchanged in an amount equal to the lesser of the amount of (x) gain "realized" (I.E., the excess, if any, of the aggregate stated principal amount of the New Notes (or, if New Exchangeable Notes are classified as a forward purchase contract, the aggregate stated principal amount of the New Senior Notes plus the fair market value of the New Exchangeable Notes) over the adjusted tax basis in the Existing Notes tendered in exchange therefor) or (y) the stated principal amount of the New Notes received that are not classified as securities (or, if New Exchangeable Notes are classified as a forward purchase contract, the fair market value of the New Exchangeable Notes received),

               (ii) have a holding period for the New Notes received that are classified as securities that includes the holding period of the Existing Notes,

               (iii) have a tax basis in the New Notes received that are classified as securities equal to the adjusted tax basis in the Existing Notes tendered in exchange therefor, decreased by the stated principal amount of the New Notes received that are not classified as securities (or, if New Exchangeable Notes are classified as a forward purchase contract, the fair market value of the New Exchangeable Notes received), and increased by the amount of gain recognized, if any, in the Exchange Transaction,

               (iv) have a holding period for the New Notes received that are not classified as securities (or, if New Exchangeable Notes are classified as a forward purchase contract, the New Exchangeable Notes received) that commences with the day following the date on which the Exchange Transaction is consummated, and

               (v) have a tax basis in the New Notes received that are not classified as securities equal to their stated principal amount (or, if New Exchangeable Notes are classified as a forward purchase contract, such basis will be equal to fair market value of the New Exchangeable Notes received).

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Except to the extent of the portion of gain attributable to accrued but unrecognized market discount on the Existing Notes, any such gain recognized by a U.S. Holder pursuant to the Exchange Offer will be capital gain, and will be long-term if the Existing Notes have been held for more than one year. In the case of any particular U.S. Holder, an Existing Note will have accrued but unrecognized market discount if the U.S. Holder (x) purchased such note at a market discount in excess of a statutorily-defined DE MINIMIS amount and (y) determined not to include market discount in income on a current basis.

          EXCHANGE OF EXISTING NOTES FOR NEW NOTES - TAXABLE TREATMENT. If the Exchange Transaction does not qualify as a "recapitalization," a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the aggregate amount of the stated principal amount of the New Notes (or, if the New Exchangeable Notes are classified as a forward purchase contract, the stated principal amount of the New Senior Notes plus the fair market value of the New Exchangeable Notes) received and (ii) such U.S. Holder's adjusted tax basis in the Existing Notes tendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of the portion of gain attributable to accrued but unrecognized market discount on the Existing Notes as described in the immediately preceding paragraph) or loss, and will be long-term if the Existing Notes have been held for more than one year. In addition, the claim of a deduction in respect of a capital loss may be subject to limitations for United States federal income tax purposes.

          ORIGINAL ISSUE DISCOUNT ON NEW EXCHANGEABLE NOTES. Because the terms of the New Exchangeable Notes provide that we may elect to make payments of interest by issuing additional New Exchangeable Notes ("PIK Notes") rather than making such interest payments in cash, the New Exchangeable Notes will be issued with original issue discount for United States federal income tax purposes. Consequently, U.S. Holders will be required to include original issue discount in ordinary income over the period that they hold the New Exchangeable Notes in advance of the receipt of cash attributable thereto.

          The amount of original issue discount on the New Exchangeable Notes will be equal to the excess of (i) the sum of the principal amount due at maturity on the New Exchangeable Notes plus all scheduled interest payments thereon over (ii) the issue price of the New Exchangeable Notes. For this purpose, the issue price of the New Exchangeable Notes will be equal to their stated principal amount. The amount of original issue discount to be included in income will be determined on the basis of a constant yield method. Any amount of discount included in income will increase a U.S. Holder's adjusted tax basis in the New Exchangeable Notes and any payments of interest (or prepayment of principal) in cash will decrease such U.S. Holder's adjusted tax basis in the New Exchangeable Notes.

          If we elect to issue PIK Notes, the New Exchangeable Notes would be deemed to be "reissued," solely for purposes of calculating original issue discount includible in income for the then remaining term of the New Exchangeable Notes, on the first interest payment date in respect of which the PIK Note payment election is made and may be deemed to be reissued on each subsequent interest payment date that such election is made. In the case of any deemed reissuance, the amount of original issue discount on the New Exchangeable Notes for the then remaining term to maturity would be equal to the excess of
(i) the sum of the principal amount due at maturity on the New Exchangeable Notes (including any PIK Notes) and all remaining scheduled interest payments due thereon over (ii) the adjusted issue price of the New Exchangeable Notes (including the PIK Notes).

          CONSTRUCTIVE DIVIDENDS IN RESPECT OF NEW EXCHANGEABLE NOTES. If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, in accordance with the antidilution provisions of the New Exchangeable Notes, the Exchange Price is increased, the value of such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the Bonds.

          MARKET DISCOUNT ON NEW NOTES. A U.S. Holder should be aware that a subsequent sale or other disposition of New Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a U.S. Holder of Existing Notes purchased such notes at a market discount in excess of a statutorily-defined DE MINIMIS amount, and exchange Existing Notes for New Notes in a "recapitalization," as described above, and thereafter recognizes gain upon a disposition (including a partial redemption) of New Notes received in exchange for, and the adjusted tax basis of which is determined by reference to the tax basis of, such Existing Notes, the lesser of such gain or the portion of the market

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discount that accrued while such Existing Notes and New Notes were held by such
U.S. Holder would be treated as ordinary interest income at the time of disposition. The market discount rules also provide that a U.S. Holder who acquires New Notes at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry New Notes until the U.S. Holder disposes of such notes in a taxable transaction. If a U.S. Holder of New Notes elects to include market discount in income currently, both of the foregoing rules would not apply.

          AMORTIZABLE BOND PREMIUM ON NEW NOTES. Generally, if the tax basis of a debt obligation exceeds the stated principal amount due at maturity, a U.S. Holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in income each year with respect to interest on the obligation will be reduced by the amount of amortizable bond premium allocable to such year, determined on the basis of a constant yield method. Any election to amortize bond premium applies to all taxable debt obligations held at the beginning of the first taxable year to which the election applies or acquired thereafter, and may not be revoked without the consent of the United States Internal Revenue Service.

          DISPOSITION OF NEW NOTES. Except to the extent of accrued but unrecognized market discount as described above, a U.S. Holder will generally recognize capital gain or loss upon the sale, exchange (including the exchange of New Exchangeable Notes for Exchange Shares), or other taxable disposition of the New Notes (and, in the case of the Exchangeable New Notes, subject to the application of the "passive foreign investment company" rules discussed below under the heading "-CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AN EQUITY INTEREST IN THE COMPANY - PASSIVE FOREIGN INVESTMENT COMPANY RULES) in an amount equal to the difference between (x) the amount realized by such U.S. Holder (less any amount attributable to accrued but unpaid interest on the New Senior Notes not previously included in income, which will be treated as ordinary interest income) and (y) such U.S. Holder's adjusted tax basis in the New Notes disposed of. Any such gain or loss will be long-term if the New Notes have been held for more than one year. The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, may be subject to limitations.

          ALTERNATIVE TAX TREATMENT OF NEW EXCHANGEABLE NOTES. If the New Exchangeable Notes were to be classified as a forward purchase contract for United States federal income tax purposes, then (A) the forgoing discussion under the headings "- ORIGINAL ISSUE DISCOUNT ON NEW EXCHANGEABLE NOTES" and " - MARKET DISCOUNT ON NEW NOTES" would not be applicable to the New Exchangeable Notes and (B) under existing law a U.S. Holder (i) would likely be required to include in income additional amounts over the term of the New Exchangeable Notes when such amounts are received or accrued in accordance with the U.S. Holder's method of tax accounting, (ii) should not be subject to tax upon the delivery of the Exchange Shares pursuant to the Exchange Right except to the extent of (x) Exchange Shares received that are attributable to PIK Notes not previously included in income or (y) cash received in lieu of a fractional Exchange Share (but otherwise the forgoing discussion under the heading "-DISPOSITION OF NEW NOTES" would be generally applicable), and (iii) should have tax basis in its Exchange Shares equal to the tax basis of the New Exchangeable Notes received pursuant to the Exchange Right (and reduced by any tax basis allocable to a fractional Exchange Share in respect of which cash was received in lieu thereof).

          CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AN EQUITY INTEREST IN THE COMPANY.

          DIVIDENDS RECEIVED ON EXCHANGE SHARES. Subject to the application of the "foreign passive investment company" rules discussed below, any cash distributions paid by the Company out of its earnings and profits, as determined under United States federal income tax principles, will be subject to tax as ordinary dividend income and will be includible in the gross income of a U.S. Holder upon receipt. Cash distributions paid by the Company in excess of its earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in its Exchange Shares, and after that as gain from the sale or exchange of a capital asset. Dividends paid in Indonesian Rupiah will be includible in income in a United States dollar amount based on the United States dollar - Indonesian Rupiah exchange rate prevailing at the time of receipt of such dividends by the U.S. Holder. Dividends received on Exchange Shares will not be eligible for the dividends received deduction allowed to corporations.

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          Dividends received on Exchange Shares will be treated, for United
States federal income tax purposes, as non-United States source income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any non-United States withholding taxes imposed on dividends received on Exchange Shares. U.S. Holders who do not elect to claim a foreign tax credit for United States federal income tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which the U.S. Holder elects to do so for all creditable non-United States income taxes.

          SALE OR OTHER DISPOSITION OF EXCHANGE SHARES. Subject to the application of the "foreign passive investment company" rules discussed below, a U.S. Holder will recognize capital gain or loss upon the sale or other disposition (other than a redemption) of Exchange Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in such Exchange Shares. Any such gain or loss will be long-term if the Exchange Shares have been held for more than one year and will generally be United States source gain or loss. The claim of a deduction in respect of a capital loss, for United States federal income tax purposes, may be subject to limitations.

          If the Exchange Shares are redeemed in a transaction in which the U.S. Holder of the Exchange Shares will not have, or be deemed to have, a continuing, significant equity interest in the Company after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a U.S. Holder will recognize gain or loss in accordance with the rules described in the immediately preceding paragraph. If, on the other hand, the Exchange Shares are redeemed in a transaction in which the U.S. Holder of the Exchange Shares retains a significant equity interest in the Company after such redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon such redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such U.S. holder's pro rata share of the earnings and profits of the Company as determined for United States federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

          PASSIVE FOREIGN INVESTMENT COMPANY RULES. A non-United States corporation will be treated as a "passive foreign investment company" (a "PFIC"), for United States federal income tax purposes, if its gross income or assets are predominately "passive" as determined under the PFIC rules. The Company believes that it is not a PFIC and does not anticipate becoming a PFIC. This is, however, a factual determination made on an annual basis and may change from year to year. If the Company were to be classified as a PFIC in any taxable year, a U.S. Holder of the New Exchangeable Notes or Exchange Shares would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing (directly or through an exchangeable instrument such as the New Exchangeable Notes) in a non-United States corporation that does not distribute all of its earnings on a current basis.

          NONTENDERING U.S. HOLDERS

          Generally, the modification of a debt instrument will be treated, for United States federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if such modification is "significant" as determined for United States federal income tax purposes. In the case of the adoption of the Proposed Waivers and Amendments, we believe that the adoption of such waivers and amendments will likely (and the following summary assumes that the adoption will) constitute a "significant modification" of the terms of the Existing Notes for United States federal income tax purposes, thereby resulting in a deemed exchange of Existing Notes for "new" existing Notes ("New Existing Notes") for such purposes.

          The deemed exchange of Existing Notes for New Existing Notes will be a taxable event to nontendering U.S. Holders if either the Existing Notes or the New Existing Notes do not constitute "securities" for United States federal income tax purposes. Under this treatment, a nontendering U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the stated principal amount of the New Existing Notes deemed received and the nontendering U.S. Holder's adjusted tax basis in the Existing Notes deemed tendered in exchange therefor, provided that any such gain attributable to accrued but unrecognized market discount on the Existing Notes would be subject to tax as ordinary income. See the "- Tendering U.S. Holders - EXCHANGE OF EXISTING NOTES FOR NEW NOTES - PARTIALLY TAX-

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FREE RECAPITALIZATION TREATMENT" for a description of accrued but unrecognized market discount on the Existing Notes.

          If both the Existing Notes and the New Existing Notes constitute "securities" for United States federal income tax purposes, the deemed exchange of Existing Notes for New Existing Notes by nontendering U.S. Holders should be treated, for United States federal income tax purposes, as a tax-free recapitalization, in which case nontendering U.S. Holders will generally have United States federal income tax consequences that are similar to the tax consequences described above under the caption " - Tendering U.S. Holders - EXCHANGE OF EXISTING NOTES FOR NEW NOTES - TAX-FREE RECAPITALIZATION TREATMENT."

          The New Existing Notes will be issued with original issue discount for United States federal income tax purposes. Consequently, U.S. Holders will be required to include original issue discount in ordinary income over the period that they hold the New Existing Notes in advance of receipt of cash attributable thereto. The accrual of original issue discount on the New Existing Notes will be determined on a basis similar to the accrual of original issue discount that will accrue on the New Exchangeable Notes as described in the second paragraph under the heading " - Tendering U.S. Holders - ORIGINAL ISSUE DISCOUNT ON NEW EXCHANGEABLE NOTES."

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                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          The consolidated balance sheets of P.T. Polytama Propindo, as of December 31, 2000 and 2001 and the related consolidated statements of income, changes in shareholder's deficit and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated in this Amended Offering Circular by reference, have been audited by Siddharta Siddharta & Harsono - Registered Public Accountants, independent auditors and a member of KPMG International, to the extent and for the periods indicated in their report thereon

                                       131
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          THE EXCHANGE AGENT FOR THE EXCHANGE OFFER AND THE CONSENT SOLICITATION
IS:

                              THE BANK OF NEW YORK

          BY HAND OR OVERNIGHT COURIER:     BY REGISTERED OR CERTIFIED MAIL:

               The Bank of New York               The Bank of New York
            Corporate Trust Operations         Corporate Trust Operations
               Reorganization Unit                Reorganization Unit
           101 Barclay Street, Floor 7E       101 Barclay Street, Floor 7E
             New York, New York 10286           New York, New York 10286
               Attn: Diane Amoroso                Attn: Diane Amoroso

           By Facsimile: (212) 298-1915   Call (212) 815-3738 for confirmation
                                                   or for information

          Any questions or requests for assistance with respect to procedural matters in connection with the Exchange Offer of Consent Solicitation or additional copies of this Amended Offering Circular, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the address and telephone number listed above. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

          THE INFORMATION AGENT FOR THE EXCHANGE OFFER AND CONSENT SOLICITATION
IS:

                          [GEORGESON SHAREHOLDER LOGO]

               U.S. HOLDERS:                            ALL OTHER HOLDERS:
              17 State Street                              Crosby Court
             New York, NY 10004                           38 Bishopsgate
                                                      London EC2N 4AF England

          BANKS AND BROKERS CALL:
                                                               Call:
               (212) 440-9800                            (44) 207 335 8739

         ALL OTHERS CALL TOLL FREE:

               (866) 870-4322